SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MINDSPEED TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MINDSPEED TECHNOLOGIES, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 10, 2009

To our Stockholders:

Our 2009 annual meeting of stockholders will be held on March 10, 2009, beginning at 2:00 p.m. Pacific Time, at our headquarters, located at 4000 MacArthur Boulevard, East Tower, Newport Beach, California 92660. At the meeting, the holders of our outstanding common stock will act on the following matters:

1.	election of two directors, each for a term of three years;

2.	ratification of the appointment of our independent registered public accounting firm for fiscal year 2009;

3.	approval of an amended and restated 2003 long-term incentives plan, which, among other things, would increase the number of authorized shares from 3,860,000 to 6,675,000 and expand the performance conditions for performance-based compensation;

4.	approval of an amended and restated directors stock plan, which, among other things, would increase the number of authorized shares from 288,000 to 468,000 and increase automatic grants of options and restricted stock units;

5.	approval of a proposal granting the board of directors the authority to implement a stock option exchange program pursuant to which eligible employees (excluding named executive officers and directors) will be offered the opportunity to exchange their eligible options to purchase shares of common stock outstanding under our existing equity incentive plans for new stock options at an expected lower exercise price; and

6.	such other business as may properly come before the meeting.

All holders of record of shares of our common stock (NASDAQ: MSPD) at the close of business on January 12, 2009, are entitled to vote at the meeting and any postponements or adjournments of the meeting. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting in person. We encourage you to vote via the Internet or by telephone. If you received a printed set of proxy materials, you also have the option of voting by completing, signing, dating and returning the proxy card that accompanied the printed materials. Submitting your vote via the Internet or by telephone or proxy card will not affect your right to vote in person if you decide to attend the annual meeting.

We are pleased to take advantage of new SEC rules that allow companies to furnish their proxy materials via the Internet. As a result, we are mailing to most of our stockholders a notice of Internet availability of proxy materials instead of a paper copy of this proxy statement and our 2008 annual report to stockholders. The notice of Internet availability of proxy materials contains instructions on how to access those documents via the Internet. The notice of Internet availability of proxy materials also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2008 annual report to stockholders and a form of proxy card or voting instruction card, as applicable. All stockholders who do not receive a notice of Internet availability of proxy materials will receive a paper copy of the proxy materials by mail. We believe that this new process will reduce the costs of printing and distributing our proxy materials and also provides other benefits.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on March 10, 2009. The proxy statement and our 2008 annual report to stockholders are available at http://investors.mindspeed.com/proxy.

IF YOU PLAN TO ATTEND:

Registration will begin at 1:00 p.m. Each stockholder will need to bring a proxy card, voting instruction card or notice of Internet availability of proxy materials and valid picture identification, such as a driver’s license or passport, for admission to the meeting. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting and all mobile phones must be silenced during the meeting. We realize that many mobile phones have built-in digital cameras, and while these phones may be brought into the meeting, the camera function may not be used at any time.

By Order of the Board of Directors,

BRET W. JOHNSEN
Senior Vice President, Chief Financial Officer and Treasurer

January 29, 2009
Newport Beach, California

Page

ABOUT THE MEETING AND VOTING	1
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	5
BOARD OF DIRECTORS	7
Election of Directors	7
Board Governance Matters	8
Stockholder Communications with Directors	11
Compensation Committee Interlocks and Insider Participation	11
EXECUTIVE OFFICERS	12
EXECUTIVE OFFICER AND DIRECTOR COMPENSATION	14
Compensation Discussion and Analysis	14
Summary Compensation Table	27
Grants of Plan-Based Awards	29
Outstanding Equity Awards at Fiscal Year-End	30
Option Exercises and Stock Vested	33
Nonqualified Deferred Compensation	34
Potential Payments upon Termination or Change-in-Control	35
Director Compensation	39
EQUITY COMPENSATION PLAN INFORMATION	42
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	42
COMPENSATION COMMITTEE REPORT	45
AUDIT COMMITTEE REPORT	45
PRINCIPAL ACCOUNTING FEES AND SERVICES	46
OTHER MATTERS	46
Section 16(a) Beneficial Ownership Reporting Compliance	46
Stockholder Proposals	47
Proxy Solicitation Costs and Potential Savings	47
Annual Report on Form 10-K and Financial Statements	48
Code of Ethics	48
Other Business	48
PROPOSAL 1 — ELECTION OF DIRECTORS	49
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	49
PROPOSAL 3 — APPROVAL OF AMENDED AND RESTATED 2003 LONG-TERM INCENTIVES PLAN	49
PROPOSAL 4 — APPROVAL OF AMENDED AND RESTATED DIRECTORS STOCK PLAN	57
PROPOSAL 5 — APPROVAL OF STOCK OPTION EXCHANGE PROGRAM FOR PARTICIPANTS IN OUR EQUITY COMPENSATION PLANS (EXCLUDING NAMED EXECUTIVE OFFICERS AND DIRECTORS)	60
APPENDIX A — AMENDED AND RESTATED 2003 LONG-TERM INCENTIVES PLAN	A-1
APPENDIX B — AMENDED AND RESTATED DIRECTORS STOCK PLAN	B-1
APPENDIX C — 2003 STOCK OPTION PLAN	C-1

MINDSPEED TECHNOLOGIES, INC.
4000 MacArthur Boulevard, East Tower
Newport Beach, California 92660

PROXY STATEMENT

This proxy statement contains information related to our annual meeting of stockholders to be held on Tuesday, March 10, 2009, beginning at 2:00 p.m. Pacific Time, at our headquarters, located at 4000 MacArthur Boulevard, East Tower, Newport Beach, California 92660, and at any postponements or adjournments of the meeting. Your proxy for the meeting is being solicited by the board of directors. This proxy statement will be available on the Internet, and the notice of Internet availability of proxy materials is first being mailed to stockholders beginning on or about January 29, 2009.

In accordance with the rules and regulations adopted by the SEC, we have elected to provide access to our proxy materials to our stockholders via the Internet. Accordingly, a notice of Internet availability of proxy materials has been mailed to the majority of our stockholders, while other stockholders have instead received paper copies of the proxy materials accessible via the Internet. Stockholders that received the notice of Internet availability of proxy materials have the ability to access the proxy materials at www.proxyvote.com or request that a printed set of the proxy materials be sent to them, by following the instructions set forth on the notice of Internet availability of proxy materials.

Please visit www.proxyvote.com for instructions on how to instruct us to send future proxy materials to you electronically by e-mail or in printed form by mail. You may also visit www.mindspeed.com to instruct us to send future proxy materials to you electronically by e-mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials or a link to a special website to access our proxy materials. Your election to receive proxy materials by e-mail or printed form by mail will remain in effect until you terminate it.

Choosing to receive future proxy materials by e-mail will allow us to provide you with the proxy materials you need in a timelier manner and will save us the cost of printing and mailing documents to you.

ABOUT THE MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the meeting notice provided with this proxy statement, including the election of directors, ratification of the appointment of our independent registered public accounting firm, an amendment to our 2003 long-term incentives plan, an amendment to our directors stock plan and a proposal to implement a stock option exchange program. In addition, management will report on the performance of our company and respond to questions from stockholders.

Who can attend the meeting?

Subject to space availability, all stockholders as of the close of business on January 12, 2009, the record date, or their duly appointed proxies, may attend the meeting. Registration will begin at 1:00 p.m. If you plan to attend the meeting, please note that you will need to bring your proxy card, voting instruction card or notice of Internet availability of proxy materials and valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting and all mobile phones must be silenced during the meeting. We realize that many mobile phones have built-in digital cameras, and while these phones may be brought into the meeting, the camera function may not be used at any time.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on the record date for the meeting are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting. There were 23,866,569 shares of our common stock outstanding on the record date.

What are the voting rights of the holders of the company’s common stock?

Each share of our common stock outstanding on the record date will be entitled to one vote on each matter considered at the meeting.

What is a quorum?

A quorum is the minimum number of our shares of common stock that must be represented at a duly called meeting in person or by proxy in order to legally conduct business at the meeting. For the annual meeting, the presence, in person or by proxy, of the holders of at least 11,933,286 shares, which is a simple majority of the 23,866,569 shares outstanding as of the record date, will be considered a quorum allowing votes to be taken and counted for the matters before the stockholders.

If you are a registered stockholder, you must deliver your vote via the Internet or by telephone or mail or attend the annual meeting in person and vote in order to be counted in the determination of a quorum. If you are a “street name” stockholder, your broker will vote your shares pursuant to your instructions, and such shares will count in the determination of a quorum. If you do not vote via the Internet, telephone or proxy card, or provide any instructions to your broker, your shares will still count for purposes of attaining a quorum and your broker will vote your shares in its discretion on proposals 1 and 2. If you are a member of a retirement savings plan or other similar plan, the trustee or administrator of the plan will vote according to your directions and the rules of the plan, which may result in your shares being counted in the determination of a quorum even if you do not provide voting directions.

How do I vote?

You may submit your proxy via the Internet or by telephone. If you received printed proxy materials, you also have the option of submitting your proxy by mail or attending the meeting and delivering the proxy card. The designated proxy will vote according to your instructions. You may also attend the meeting and personally vote by ballot. If you are a “street name” stockholder, in order to vote at the meeting, you will need to obtain a signed proxy from the broker or nominee that holds your shares, because the broker or nominee is the legal, registered owner of the shares. If you have the broker’s proxy, you may vote by ballot or you may complete and deliver another proxy card in person at the meeting.

If you are a member of a retirement or savings plan or other similar plan, you may submit your vote via the Internet or by telephone. The trustee or administrator of the plan will vote according to your directions and the rules of the plan.

Can I vote via the Internet or by telephone?

You may submit your vote via the Internet or by telephone by following the instructions contained in the notice of Internet availability of proxy materials. If you received a printed set of proxy materials, you may submit your vote via the Internet or by telephone by following the instructions contained on the proxy card that accompanied the printed materials.

If you are a registered stockholder or you hold your shares in “street name,” the deadline for submitting your vote by telephone or via the Internet is 11:59 p.m. Eastern Time on March 9, 2009. If you are a member of a retirement or savings plan or other similar plan, the deadline for submitting your voting directions by telephone or via the Internet is 11:59 p.m. Eastern Time on March 5, 2009.

Can I change or revoke my vote?

You may change your vote at any time before the proxy is exercised by re-submitting your vote via the Internet or by telephone.

If you are a registered stockholder, you may revoke your vote at any time before the proxy is exercised by filing with our secretary a written notice of revocation. At the meeting, you may revoke or change your vote by submitting a proxy to the inspector of elections or voting by ballot. Your attendance at the meeting will not by itself revoke your vote.

If your shares are held in “street name” or you are a member of a retirement or savings plan or other similar plan, please contact your broker, nominee, trustee or administrator to determine whether you will be able to revoke or change your vote.

What are the board’s recommendations?

The board recommends that you vote:

•	for election of the nominated slate of directors (see proposal 1);

•	for ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2009 (see proposal 2);

•	for approval of an amended and restated 2003 long-term incentives plan, which, among other things, would increase the number of authorized shares from 3,860,000 to 6,675,000 and expand the performance conditions for performance-based compensation (see proposal 3);

•	for approval of an amended and restated directors stock plan, which, among other things, would increase the number of authorized shares from 288,000 to 468,000 and increase automatic grants of options and restricted stock units (see proposal 4); and

•	for approval of a proposal granting the board the authority to implement a stock option exchange program pursuant to which eligible employees (excluding named executive officers and directors) will be offered the opportunity to exchange their eligible options to purchase shares of common stock outstanding under our existing equity incentive plans for new stock options at an expected lower exercise price (see proposal 5).

What vote is required to approve each proposal?

Election of Directors

Directors are elected by a plurality of votes cast. This means that the two directors receiving the most votes cast at the meeting will be elected to serve for the next three years. Only votes cast “for” are counted in determining whether a plurality has been cast in favor of a director. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes, while included for purposes of attaining a quorum, will have no effect on the vote on this proposal.

All Other Proposals

For each other proposal, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on each proposal will be required for approval. If you abstain with respect to a proposal, your shares will not be voted, although it will be counted for purposes of determining the total number of shares necessary for approval of such proposal. Accordingly, an abstention will have the effect of a negative vote.

Street Name Shares and Broker Non-Votes

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some proposals. “Broker non-votes” are shares as to which a broker or nominee does not vote, or has indicated that it does not have discretionary authority to vote. For this meeting, if you do not give specific instructions, your broker or nominee may cast your vote in its discretion for: proposal 1, the election of directors; and proposal 2, the ratification of the appointment of our independent registered public accounting firm. For proposal 1, abstentions and broker non-votes, while included for purposes of attaining a quorum, will have no effect on the vote. For proposal 2, “broker non-votes” will have the same effect as a vote against proposal 2. If you do not give specific instructions, your broker or nominee is not permitted to cast your vote in its discretion for: proposal 3, the approval of an amended and restated 2003 long-term incentives plan; proposal 4, the approval of an amended and restated directors stock plan; or proposal 5, the approval of the stock option exchange program, and such “broker non-vote” will not be counted in determining the total number of shares necessary for approval of such proposals and will therefore have no effect on these three proposals.

Why did I receive a notice of Internet availability of proxy materials instead of a full set of the proxy materials?

We are pleased to take advantage of new SEC rules that allow companies to furnish their proxy materials via the Internet. Accordingly, we sent to the majority of our stockholders a notice of Internet availability of proxy materials regarding Internet availability of the proxy materials for this year’s annual meeting of stockholders. Other stockholders were instead sent paper copies of the proxy materials accessible via the Internet. Instructions on how to access the proxy materials via the Internet or to request a paper copy can be found in the notice of Internet availability of proxy materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by submitting a request to us at www.proxyvote.com. You may also visit www.mindspeed.com to instruct us to send future proxy materials to you electronically by e-mail. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.

Why didn’t I receive a notice of Internet availability of proxy materials?

We are providing certain stockholders, including stockholders who have previously requested to receive paper copies of proxy materials, with paper copies of the proxy materials instead of, or in addition to, a notice of Internet availability of proxy materials. If you would like to assist us in reducing the cost of distributing our proxy materials in the future, you can consent to receiving future proxy materials and other stockholder communications electronically via e-mail or the Internet. To sign up for electronic delivery, please visit www.mindspeed.com to submit your request.

Can I vote my shares by filling out and returning the notice of Internet availability of proxy materials?

No. The notice of Internet availability of proxy materials does, however, provide instructions on how to vote your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

How many shares of the company’s common stock do the directors, executive officers and certain beneficial owners own?

To our knowledge, the following table sets forth information regarding the beneficial ownership of the 23,868,160 shares of our common stock outstanding on November 30, 2008, by each person who is known to us, based upon filings with the SEC or other information, to beneficially own more than 5% of our common stock, each of our directors, each executive officer named in the “Summary Compensation Table” below and all current directors and executive officers as a group. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment power with respect to the stock listed. The shares listed in the table below and the footnotes to the table are adjusted to reflect our June 30, 2008, one-for-five reverse stock split.

	Common Stock(1)
		Percent
Name	Shares	of Class

5% Stockholders
AQR Capital Management, LLC(2) Two Greenwich Plaza, 3rd Floor, Greenwich, CT 06830	1,385,281	5.49%
Conexant Systems, Inc.(3) 4000 MacArthur Blvd., West Tower Newport Beach, CA 92660	6,000,000	20.09%
Polar Securities Inc.(4) 372 Bay Street, 21st floor, Toronto, Ontario M5H 2W9, Canada	2,414,097	10.11%
Directors
Dwight W. Decker(5)	261,417	1.08%
Raouf Y. Halim(5)	437,570	1.81%
Michael T. Hayashi(5)	17,600	*
Ming Louie(5)	26,000	*
Thomas A. Madden(5)	26,000	*
Jerre L. Stead(5)	46,261	*
Named Executive Officers
Bret W. Johnsen	62,157	*
Preetinder S. Virk(5)	56,878	*
Gerald J. Hamilton(5)(6)	60,550	*
Thomas J. Medrek(5)	153,709	*
Simon Biddiscombe	—	—
Raymond D. Cook(5)	24,478	*
All current directors and executive officers as a group (16 persons)(5)	1,330,546	5.37%

*	Represents less than 1% of our outstanding common stock

(1)	Unless otherwise indicated, each person’s address is c/o Mindspeed Technologies, Inc., 4000 MacArthur Boulevard, East Tower, Newport Beach, California 92660. If a stockholder holds options or other securities that are exercisable or otherwise convertible into our common stock within 60 days of November 30, 2008, we treat the common stock underlying those securities as owned by that stockholder, and as outstanding shares when we calculate that stockholder’s percentage ownership of our common stock. However, we do not consider that common stock to be outstanding when we calculate the percentage ownership of any other stockholder.

(2)	Represents shares of our common stock issuable upon conversion of our convertible notes. Pursuant to a Schedule 13G/A filed on April 14, 2008, each of AQR Capital Management, LLC and AQR Absolute Return

Master Account L.P. has identified itself as having shared power to vote or direct the vote of the reported number of shares.

(3)	In connection with the spin-off of our company from Conexant Systems, Inc. in June 2003 and the distribution of our common stock by Conexant to its stockholders, we issued Conexant a warrant to purchase 6 million shares of common stock at a price of $17.04 per share (subject to adjustment in certain circumstances), exercisable through June 27, 2013. The warrants may not be exercised to the extent that such exercise would result in the holder of the warrants owning at any one time more than 10% of our outstanding common stock.

(4)	This information is based on a Schedule 13G/A filed on October 14, 2008, by Polar Securities, Inc., Altairis Offshore and Altairis Offshore Levered. Polar Securities, Inc. shares voting and dispositive power over 2,414,097 shares and is the investment manager for Altairis Offshore and Altairis Levered. Altairis Offshore and Altairis Levered share voting and dispositive power over 788,308 shares and 1,625,789 shares, respectively.

(5)	Includes shares that could be purchased by the exercise of options on November 30, 2008, or within 60 days thereafter, as follows: 240,902 for Mr. Decker; 369,835 for Mr. Halim; 9,000 for Mr. Hayashi; 18,000 for Mr. Louie; 18,000 for Mr. Madden; 33,729 for Mr. Stead; 26,161 for Mr. Virk; 34,165 for Mr. Hamilton; 111,525 for Mr. Medrek; 14,838 for Mr. Cook and 920,926 for all of the current directors and executive officers as a group.

(6)	Includes shares in which the individual has shared investment power due to marital dissolution proceedings.

BOARD OF DIRECTORS

Election of Directors

How is the board made up?

Our certificate of incorporation provides for a board consisting of three classes of directors with overlapping three-year terms. One class of directors is elected each year with a term extending to the third succeeding annual meeting after election. Our certificate of incorporation also provides that each of the three classes be as nearly equal in number as the then total number of directors permits.

How are vacancies filled?

Our certificate of incorporation provides that any newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the board resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office. The bylaws permit any of our directors to resign at any time. Our guidelines of corporate governance provide that any director whose personal circumstances or job responsibilities change meaningfully should offer to not stand for reelection as a director.

Which directors are up for election?

The two directors in Class III, Messrs. Decker and Halim, are up for election at the 2009 annual meeting to serve for a term expiring at the 2012 annual meeting.

What are their backgrounds?

Mr. Decker, 58, has been a director of our company since January 2002 and non-executive chairman of the board since June 2003. Mr. Decker is the retired chairman and chief executive officer of Conexant Systems, Inc. (semiconductors — communications), having served as chief executive officer from January 1999 to February 2004 and again from November 2004 to July 2007, and as chairman from January 1999 to July 2008. Mr. Decker continues as a member of the board of directors of Conexant and is also a member of the boards of Newport Media, Inc. (semiconductors — broadcast media), BCD Semiconductor (semiconductors — analog) and Pacific Mutual Holding Company (life insurance products). He also serves as a director or member of numerous professional and civic organizations.

Mr. Halim, 48, has been a director of our company since January 2002 and our chief executive officer since June 2003. He was senior vice president and chief executive officer of the Internet infrastructure business of Conexant from February 2002 to June 2003 and senior vice president and general manager, network access division, of Conexant from January 1999 to February 2002.

Who are the remaining directors?

Class I Directors* — continuing directors with terms expiring at the 2010 annual meeting

Mr. Stead, 66, has been a director of our company since June 2003. He has been executive chairman of the board of IHS, Inc. (software) since December 2000 and has been chief executive officer of IHS since September 2006. Prior to that, he was chairman of the board and chief executive officer of Ingram Micro Inc. (computer technology services) from August 1996 to May 2000. Mr. Stead is a director of Brightpoint, Inc. (cell phone service supplier) and Conexant. He is also chairman of the board of the Center of Ethics and Values at Garret Seminary on the Northwestern University campus.

      * Donald H. Gips, who previously served as a Class I director, resigned from the board effective January 15, 2009.

Class II Directors — continuing directors with terms expiring at the 2011 annual meeting

Mr. Hayashi, 43, has been a director of our company since August 2005. Mr. Hayashi has been the executive vice president, advanced engineering and technologies, of Time Warner Cable, Inc. (cable television) since January 2008. He had previously served as the senior vice president, advanced engineering and technologies of Time Warner from May 2002 to January 2008, and as the vice president, advanced technologies, of Time Warner from July 1993 to May 2002.

Mr. Louie, 62, has been a director of our company since June 2003. Mr. Louie co-founded and has served as the managing director and a director of Mobile Radius, Inc. (mobile Internet data services) since March 2002. Mr. Louie served as the China President of the GSM Association (global trade association — wireless technology) from October 2003 to May 2005. He also has been the managing director of Dynasty Capital Services LLC (consulting) since January 2002. Mr. Louie served as president, Qualcomm Greater China (wireless communications) from May 2000 to October 2001 and as vice president, business development of Globalstar Communications Limited (satellite telecommunications) from January 1989 to May 2000. Since December 2007, Mr. Louie has been a member of the board of directors of Pacific Online (Internet hosting services), a publicly-traded company listed on the Hong Kong Stock Exchange.

Mr. Madden, 55, has been a director of our company since June 2003. He was the executive vice president and chief financial officer of Ingram Micro from July 2001 through April 2005. He served as senior vice president and chief financial officer of ArvinMeritor, Inc. (automotive components) from October 1997 to July 2001. He currently serves as a director of FreightCar America, Inc. (manufacturing and rebuilding — railroad freight cars), Champion Enterprises, Inc. (manufacturing — factory built houses) and Intcomex, Inc. (computer part distribution).

Board Governance Matters

Who is the chairman of the board?

Mr. Decker has served as chairman of the board since June 2003.

How often did the board meet during fiscal year 2008?

The board met six times during fiscal year 2008. Each director is expected to attend each meeting of the board and of those committees on which he serves. All of our directors attended at least 75% of all applicable board and committee meetings during fiscal year 2008, except for Mr. Stead. We usually schedule meetings of the board on the same day as our annual meetings, and when this schedule is followed, it is the policy of the board that directors are expected to attend our annual meetings. All directors attended the annual meeting of stockholders in April 2008.

How does the board determine which directors are considered independent?

Each year prior to the annual meeting, the board reviews and determines the independence of its directors. During this review, the board considers transactions and relationships between each director or any member of his or her immediate family and our company and its subsidiaries and affiliates. The board measures these transactions and relationships against the independence requirements of the SEC and The NASDAQ Stock Market, LLC. As a result of this review, the board affirmatively determined that the following continuing directors, Messrs. Decker, Hayashi, Louie, Madden and Stead, are “independent” in accordance with the applicable rules of the SEC and NASDAQ.

What is the role of the primary board committees?

The board has standing audit, governance and board composition and compensation and management development committees. The table below provides membership information as of the end of fiscal year 2008 and meeting information for each of the committees during fiscal year 2008.

		Governance and	Compensation
		Board	and Management
Name	Audit	Composition	Development

Dwight W. Decker		Chair
Donald H. Gips		X	Chair
Michael T. Hayashi	X	X	X
Ming Louie	X	X
Thomas A. Madden	Chair	X	X
Jerre L. Stead	X	X	X
Number of meetings during fiscal year 2008	8	4	7

Donald R. Beall retired from the board effective November 15, 2007. In January 2008, Mr. Gips was appointed to take Mr. Beall’s place as the chairman of the compensation committee, and Mr. Decker was appointed to replace Mr. Stead as the chairman of the governance committee. Mr. Stead remained a member of the governance committee. In April 2008, Mr. Hayashi was appointed to replace Mr. Gips as a member of the audit committee.

Mr. Gips resigned from the board effective January 15, 2009 to serve as White House director of presidential personnel for the new United States Presidential Administration. Mr. Stead was appointed chairman of the compensation committee to replace Mr. Gips.

Audit Committee

The audit committee assists the board in overseeing our accounting and financial reporting processes and audits of our financial statements. It is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firms we engage. It reviews the independent registered public accounting firm’s audit of the financial statements and its report thereof; our system of internal control over financial reporting and management’s evaluation and the independent registered public accounting firm’s audit thereof; the independent registered public accounting firm’s annual management letter; various other accounting and auditing matters; and the independence of the auditing registered public accounting firm. The committee reviews and pre-approves all audit and non-audit services performed by our independent registered public accounting firm, other than as may be allowed by applicable law.

The audit committee also reviews and approves the appointment or change of our internal auditor. The committee reviews and approves any proposed related party transactions (unless such transactions are approved by another independent body of the board). It has established procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting and auditing matters. The committee meets with management to review any issues related to matters within the scope of its duties. The committee has the power to conduct or authorize investigations into any matter within its scope of responsibilities and may engage independent legal, accounting and other advisers as it determines necessary.

The charter of the committee is available on our website at www.mindspeed.com. The board has determined that all of the members of the committee are “independent” in accordance with Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, the applicable rules of NASDAQ and our board membership criteria. All of the committee members also meet the audit committee composition requirements of NASDAQ. The board has determined that Mr. Madden, the chairman of the audit committee, is qualified as an audit committee financial expert within the meaning of SEC regulations and that he has accounting and related financial management expertise within the meaning of the applicable rules of NASDAQ. Mr. Madden’s experience is discussed above under the caption “Board of Directors — Election of Directors.”

Governance and Board Composition Committee

The governance committee reviews with the board, on an annual basis or more frequently as needed, our corporate governance guidelines and the board’s committee structure and membership. The committee annually establishes a framework for the evaluation of our chief executive officer. The committee recommends nominees for election at each annual meeting and nominees to fill any board vacancies. The committee recommended to the board Messrs. Decker and Halim for re-election at the 2009 annual meeting. When needed, the committee leads the search for qualified director candidates by defining the experiential background and qualifications for individual director searches and may engage third-party search firms to source potential candidates and coordinate the logistics of each search. The committee also has the power to engage outside advisors and counsel to assist the committee.

The committee prepares, not less frequently than every three years, and submits to the board, for adoption by the board, a list of selection criteria to be used by the committee. The committee will consider director candidates recommended by our stockholders pursuant to our procedures described below under the caption “Other Matters — Stockholder Proposals.” The selection criteria for director candidates include the following:

•	Each director should be an individual of the highest character and integrity, have experience at or demonstrated understanding of strategy/policy-setting and reputation for working constructively with others.

•	Each director should have sufficient time available to devote to the affairs of our company in order to carry out the responsibilities of a director.

•	Each director should be free of any conflict of interest which would interfere with the proper performance of the responsibilities of a director. This excludes from consideration officers of companies in direct or substantial competition with our company and major or potential major customers, suppliers or contractors.

The committee’s charter is available on our website at www.mindpseed.com. The board has determined that all of the members of the committee are “independent” in accordance with applicable rules of NASDAQ and our board membership criteria.

Compensation and Management Development Committee

The compensation committee recommends to the board compensation and benefits for non-employee directors; reviews and approves, on an annual basis, the corporate goals and objectives with respect to compensation of our chief executive officer pursuant to the framework developed by the governance committee; determines salaries for all executive officers and reviews annually the salary plan for other executives in general management positions; reviews standard base pay, incentive compensation, deferred compensation and all equity-based plans and recommends changes in such plans as needed; reviews annually the performance of our chief executive officer and other senior executives; assists the board in developing and evaluating potential candidates for executive positions; oversees the development of executive succession plans; and reviews and discusses the Compensation Discussion and Analysis with management and gives its recommendation to the board on whether the Compensation Discussion and Analysis should be included in our proxy statement and annual report on Form 10-K.

The charter of the committee is available on our website at www.mindspeed.com. The board has determined that all of the members of the committee are “independent” in accordance with applicable rules of NASDAQ and our board membership criteria. The compensation committee has the authority to engage services of outside advisors, experts and others to assist the committee. Our human resources department supports the committee in its work and in some cases acts pursuant to delegated authority to fulfill various functions in administering our compensation programs. In addition, the committee reviews its charter at least annually, and recommends any proposed changes to the board for approval.

During the course of fiscal year 2008, management and the board engaged Semler Brossy Consulting Group, LLC to consult and assist in the determination of executive compensation. The engagement specifically called for an analysis of the competitiveness of our equity compensation practices, summaries of our stock plans and the level of overall compensation for our chief executive officer and our chief financial officer. The companies analyzed in this engagement were the companies listed as peer companies below under the caption “Executive Officer and Director Compensation — Compensation Discussion and Analysis — Objectives of Compensation Programs and Compensation Program Design — Peer Group.” The engagement covered information on equity practices, such as burn rates, overhang, forms of equity and allocation of equity awards between officers and non-officers. Semler Brossy also analyzed trends, including changes in equity participation eligibility and the mix of cash and equity in total compensation.

Stockholder Communications with Directors

Stockholders and other parties interested in communicating directly with any individual director, including the chairman, the board as a whole or the non-management directors as a group may do so by writing to Mindspeed Technologies, Inc., 4000 MacArthur Boulevard, East Tower, Newport Beach, California 92660, Attention: Secretary. Our secretary reviews all such correspondence and regularly forwards to the board a summary of all such correspondence and copies of all correspondence that, in the opinion of the secretary, deals with the functions of the board, the board committees or other such correspondence that the secretary otherwise determines requires their attention. Directors may at any time review a log of all correspondence we receive that is addressed to members of the board and may request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the audit committee with respect to such matters.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee during fiscal year 2008 was a current or former officer or employee of our company. There are no compensation committee interlocks between our company and other entities involving our executive officers and board members who serve as executive officers or board members of such other entities. No member of the committee had any relationship requiring disclosure below under the caption “Certain Relationships and Related Transactions,” except for Messrs. Decker and Stead, who serve as directors of Conexant.

EXECUTIVE OFFICERS

The table below sets forth certain information concerning our executive officers as of November 30, 2008.

Name	Age	Title

Raouf Y. Halim	48	Chief Executive Officer
Bret W. Johnsen	39	Senior Vice President, Chief Financial Officer and Treasurer
Najabat H. Bajwa	31	Senior Vice President and General Manager, Lightspeed Connectivity Solutions
Kurt F. Busch	38	Senior Vice President and General Manager, High-Performance Analog
Jing Cao	49	Senior Vice President, Operations
Ron Cates	51	Senior Vice President and General Manager, Wide Area Networking
Gerald J. Hamilton	55	Senior Vice President, Worldwide Sales
Anil S. Mankar	53	Senior Vice President, VLSI Engineering
Thomas J. Medrek	52	Senior Vice President and General Manager, Multiservice Access
Thomas O. Morton	54	Senior Vice President, Human Resources
Preetinder S. Virk	45	Senior Vice President and General Manager, Enterprise and Customer Premise Equipment

There are no family relationships among the individuals serving as our directors or executive officers. Set forth below are the name, office and position held with our company and principal occupations and employment during the past five years of each of our executive officers. Biographical information on Mr. Halim is discussed above under the caption “Board of Directors — Election of Directors.”

Mr. Johnsen has been our senior vice president, chief financial officer and treasurer since July 2008. Prior to joining us, Mr. Johnsen served in a variety of finance and accounting positions with Broadcom Corporation (wired and wireless communication semiconductor and software products) from October 1999 through June 2008, including as vice president and corporate controller (principal accounting officer) from September 2007 through June 2008, senior director of finance, wireless connectivity group, from June 2007 through September 2007, senior director of finance and operations, worldwide manufacturing, from May 2005 through June 2007, director of finance, worldwide operations, from April 2003 through May 2005, as controller for various business groups within Broadcom from June 2000 through December 2003 and as corporate accounting manager from October 1999 through June 2000.

Mr. Bajwa has been our senior vice president and general manager, lightspeed connectivity solutions, since October 2007. Mr. Bajwa previously served as our vice president of marketing and applications engineering from October 2006 to October 2007, executive director of marketing from April 2006 to October 2006 and director of marketing from August 2003 to April 2006 for our optical communications IC product line. Prior to joining us, Mr. Bajwa was the director, navigation business, of Agilent Technologies, Inc. (electronic measurement devices and services) from November 2002 to August 2003.

Mr. Busch has been our senior vice president and general manager, high-performance analog, since October 2007. Mr. Busch previously served as our vice president of marketing and applications for our switching and signal conditioning product line from November 2006 to October 2007 and our executive director of business development from January 2006 to November 2006. Prior to joining us, Mr. Busch was a business development manager of Analog Devices, Inc. (signal processing solutions) from November 2003 to December 2005 and the vice president of marketing and president of the U.S. subsidiary of TeraCross Ltd. (semiconductor manufacturer) from November 2001 to November 2003.

Mr. Cao has been our senior vice president, operations, since March 2008. Prior to joining us, Mr. Cao was the vice president, operations, of HOYA Corporation USA, formerly Xponent Photonics, Inc. (optical network component manufacturer), from August 2006 to March 2008. Mr. Cao also served as the vice president, manufacturing and technology, from March 2006 to August 2006 and the director, assembly operations, from January 2001 to March 2006 of Vitesse Semiconductor Corporation (semiconductor communications design and development).

Mr. Cates has been our senior vice president and general manager, wide area networking, since May 2007. Prior to joining us, he was the vice president of North American sales and marketing of Metalink Ltd. (broadband communications) from October 2004 to May 2007. Mr. Cates also served as the vice president of marketing of Solarflare Communications, Inc. (vendor of ethernet products) from June 2003 to September 2004 and the vice president of sales and marketing of Peregrine Semiconductor Corp. (semiconductor manufacturer and designer) from September 2001 to June 2003.

Mr. Hamilton has been our senior vice president, worldwide sales, since July 2006. Mr. Hamilton previously served as our vice president of sales for the Asia Pacific region from June 2003 to July 2006. He served as the vice president of sales for the Asia Pacific region of Conexant from September 2001 to June 2003.

Mr. Mankar has been our senior vice president, VLSI engineering, since August 2008. Prior to joining us, Mr. Mankar provided consulting services to Conexant from May 2008 to August 2008, and was the senior vice president, worldwide core engineering, and chief development officer of Conexant from December 2006 to May 2008. He also served as vice president, VLSI hardware systems broadband media processing, and vice president, worldwide core engineering, of Conexant from January 2005 to December 2006. He was vice president, VLSI hardware systems personal computing division, of Conexant from September 1999 to December 2004, and vice president, core engineering, of Conexant from January 2004 to December 2004.

Mr. Medrek has been our senior vice president and general manager, multiservice access, since June 2004. Mr. Medrek previously served as our senior vice president and general manager, broadband internetworking systems, from June 2003 to June 2004. Mr. Medrek served as the vice president and general manager, broadband internetworking systems, of Conexant from February 2001 to June 2003 and the vice president of marketing, broadband internetworking systems, of Conexant from March 2000 to February 2001.

Mr. Morton has been our senior vice president, human resources, since October 2007. Mr. Morton previously served as our vice president, human resources, from August 2003 to October 2007 and our executive director, human resources, from June 2003 to August 2003. He served as the executive director, human resources, of Conexant from January 1999 to June 2003.

Mr. Virk has been our senior vice president and general manager, enterprise and customer premise equipment, since October 2007. Mr. Virk previously served as our vice president and business director for enterprise and customer premise equipment media processing solutions from February 2006 to October 2007, vice president of marketing for our voice-over-Internet Protocol/media processing solutions from January 2005 to February 2006, executive director of marketing from September 2004 to January 2005 and director of marketing from June 2003 to September 2004. He was the director of marketing, broadband internetworking systems, of Conexant from July 2001 to June 2003.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

The following provides a brief overview of the more detailed disclosure set forth in the Compensation Discussion and Analysis below:

•	The objectives of our compensation program are to: (i) attract and retain talented executive officers; (ii) align the financial interests of executive officers with those of our stockholders; and (iii) pay for performance.

•	In making its fiscal year 2008 compensation decisions, the compensation committee consulted with a third-party compensation consultant and compared the compensation of our executive officers with a peer group of 14 other semiconductor companies.

•	Our executive compensation consists primarily of: (i) a base annual salary; (ii) incentive-based compensation; and (iii) long-term equity awards. We also provide certain perquisites to our executive officers and on occasion grant discretionary and retention bonuses.

•	We encourage a pay-for-performance environment by linking short-term incentive-based compensation to the achievement of overall company and individual performance goals. Achievement of performance goals by our named executive officers (as defined in the “Summary Compensation Table” below) during fiscal year 2008 ranged from 90% to 100%.

•	In fiscal year 2009, we intend to award a combination of cash and equity awards as part of our incentive-based compensation.

•	We experienced a transition of our chief financial officer position and granted certain bonuses and awards in connection with the transition.

Objectives of Compensation Programs and Compensation Program Design

The compensation committee establishes our executive compensation philosophy and oversees our executive compensation programs. Under the compensation committee’s supervision, in fiscal year 2008, we implemented compensation policies, plans and programs intended to achieve the following objectives:

•	Attract and retain talented executive officers. We are engaged in a very competitive and highly cyclical industry, and our success depends upon our ability to attract and retain qualified executive officers through competitive compensation arrangements.

•	Align the financial interests of executive officers with those of our stockholders. We want and expect our executive officers to think and act in both the near-term and long-term interests of our stockholders.

•	Pay for performance. We provide executive officers with incentive opportunities linked to achievement of both overall company and individual performance goals. Incentive programs are designed to reward business plan achievement.

We carry out these objectives by providing market competitive salaries, achieving an appropriate mix of cash and equity compensation, setting compensation based on individual and overall company performance and occasionally granting discretionary and retention bonuses.

Total Compensation Program Design

The compensation committee considers the total compensation, earned or potentially available, of the executive officers in establishing each component of compensation. In its review, the committee considers information regarding our general industry and direct peer group, national surveys of other U.S. semiconductor and high technology companies, reports of our third-party compensation consultants and performance judgments as to the past and expected future contributions of individual executive officers. The compensation committee also reviews tally sheets in an effort to promote internal pay equity.

Our total compensation package generally includes a base annual salary, short-term incentive awards and long-term incentive awards. We target the short-term incentives of the chief executive officer to equal 100% of his base annual salary. We target the short-term incentives of all other named executive officers to equal 55% of their respective base annual salaries. Mr. Cook, who was not an executive officer at the beginning of fiscal year 2008, had a short-term incentives target of 30%. Mr. Halim’s higher incentive target is a result of his higher level of responsibility and the industry standard of providing the chief executive officer with higher incentive targets. We also occasionally grant cash discretionary and retention bonuses to promote specific goals.

Although we have established target incentive levels, the incentive-based compensation awards to our executive officers have generally not reached such levels during the past several fiscal years. Executive officers who have earned 100% of their incentive-based compensation for a given fiscal year have been compensated below their respective target levels. We do not anticipate that our incentive-based compensation awards will reach the target levels in fiscal year 2009. While our incentive-based compensation awards have been typically below the target levels, we retain these levels for competitive reasons and may award incentive-based compensation that reaches these levels in the future.

Our annual incentive compensation plan for the executive officers, including the chief executive officer, is based on both the overall financial performance of our company and the performance of the executive officer with respect to his individual assigned goals. In any given fiscal year, that performance is measured against the specific performance criteria adopted by the compensation committee for use in that particular fiscal year. Performance criteria typically include financial metrics, such as revenue growth, operating profitability and attainment of strategic business development goals. Annual incentive awards may also be adjusted by the board in its discretion based on individual performance factors. For all executive officers, the annual incentive award value is generally targeted at the median of corresponding awards for our peer group.

The fiscal year 2008 base salaries and target incentives for the named executive officers are set forth in the table below.

Named Executive Officer	Base Annual Salary(1)	Target Incentive(2)

Raouf Y. Halim	$500,000	100%
Bret W. Johnsen(3)	300,000	N/A
Gerald J. Hamilton(4)	250,000	55%
Thomas J. Medrek	300,000	55%
Preetinder S. Virk(5)	250,000	55%
Simon Biddiscombe(6)	330,000	55%
Raymond D. Cook(7)	195,000	30%

(1)	In cases where a named executive officer did not serve the entire fiscal year in his position, the figure has been annualized regardless of the date of the beginning or termination of his employment. For this reason, for Messrs. Johnsen, Hamilton, Virk and Biddiscombe, the figures in the table may not match the figures in the “Summary Compensation Table” below.

(2)	Target incentive represents a target amount of base annual salary for short-term incentive awards.

(3)	Salary effective as of July 7, 2008. As Mr. Johnsen joined us during the fourth quarter of fiscal year 2008, he did not have a target incentive for fiscal year 2008. His target incentive for fiscal year 2009 is 55%.

(4)	Salary effective as of January 7, 2008.

(5)	Salary effective as of October 27, 2007.

(6)	Effective April 21, 2008, Mr. Biddiscombe resigned his position as our senior vice president, chief financial officer, secretary and treasurer.

(7)	Salary effective as of January 5, 2008. Mr. Cook’s compensation base annual salary and target incentive are consistent with his role as our vice president, finance, and controller. Information about his additional compensation for his contributions as our interim chief financial officer is discussed below under the caption “Executive Officer and Director Compensation — Compensation Discussion and Analysis — Transition to New Chief Financial Officer.”

Role of Executive Officers and Compensation Consultants in Compensation Decisions

The compensation committee solicits compensation recommendations from our chief executive officer on our other executive officers, and then reviews and approves the total compensation for each of our executive officers. The compensation committee may request additional information from the chief executive officer and may also solicit the perspective and input of third-party compensation consultants. In fiscal year 2008, the compensation committee elected to continue its engagement with a third-party compensation consultant, Semler Brossy.

Semler Brossy was specifically engaged to consult on the competitiveness of our equity compensation practices, summaries of our stock plans and the level of overall compensation for our chief executive officer and our chief financial officer. For fiscal year 2008, we provided Semler Brossy with a list of our peer companies and data from the 2008 Radford Executive Survey for U.S. Technology Companies and requested that it report on the practices of each identified peer company, as well as analyze the data from the survey. The report included information on equity practices, such as burn rates, overhang, forms of equity and allocation of equity awards between officers and non-officers. The report also included information on trends, including changes in equity participation eligibility and the mix of cash and equity in total compensation. Following the conclusion of fiscal year 2008, Semler Brossy began advising us regarding the amendment to our 2003 long-term incentives plan described below under the caption “Proposal 3 — Approval of Amended and Restated 2003 Long-Term Incentives Plan,” the amendment to our directors stock plan described below under the caption “Proposal 4 — Approval of Amended and Restated Directors Stock Plan” and the stock option exchange proposal described below under the caption “Proposal 5 — Approval of Stock Option Exchange Program for Participants in our Equity Compensation Plans (Excluding Named Executive Officers and Directors).”

Additional information on the peer companies that Semler Brossy examined is discussed below under the caption “Executive Officer and Director Compensation — Compensation Discussion and Analysis — Objectives of Compensation Programs and Compensation Program Design — Peer Group.”

Goal Setting and Performance Evaluation

Executive officer performance evaluations, including evaluations of the named executive officers, take place every year and are completed immediately following the conclusion of each fiscal year. To help achieve our strategic goals and annual objectives, we have developed an integrated performance management program, which has an overall purpose of strengthening results at the individual and organizational level. The program is designed to align individual performance with strategic business goals and annual objectives. It is intended to foster two-way communication to provide all employees, including executive officers, with the resources, information and support needed to be successful. The performance management program’s primary objectives are to ensure that individual contributions and results are directed toward achieving our business plan based on our strategic and tactical goals. It also links rewards to performance and recognizes outstanding performance with corresponding compensation action. The process begins with establishing overall company and individual performance goals for the chief executive officer and other executive officers at the beginning of the fiscal year. These goals are based on our annual operating plan, which is reviewed by the board.

The chief executive officer’s performance evaluation is coordinated by the chairman of the governance committee. The chief executive officer is evaluated on performance against the annual operating plan, which is summarized in an annual scorecard. The scorecard contains a percent achievement reached for each company metric, as well as an overall weighted average achievement percentage on all company performance goals. An annual 360 degree feedback assessment is also conducted for purposes of providing additional developmental feedback to the chief executive officer. The chairman of the governance committee reviews the corporate performance scorecard and the 360 feedback results with the other independent board members, obtains their feedback on the chief executive officer’s performance and completes the review. The governance committee then reports its findings to the compensation committee for use in its determination of appropriate compensation actions.

The board frequently discusses the performance of the executive officers with the chief executive officer. The chief executive officer incorporates this feedback into the evaluations of the other executive officers. The performance evaluations for the named executive officers are the same as those discussed below under the caption “Executive Officer and Director Compensation — Compensation Discussion and Analysis — Elements of Compensation — Incentive-Based Compensation.”

Peer Group

In setting the base annual salary, individual bonus target amounts and equity grant guidelines for executive officers, the compensation committee, with assistance from our third-party compensation consultant, reviews information relating to the executive compensation of direct competitors, other local semiconductor companies and leading national semiconductor companies. We include our direct competitors and other local semiconductor companies in our emerging peer group because we compete with them for business, as well as talent. We include leading national semiconductor companies in our mature peer group because they have a large influence on industry compensation practices. Our self-selected peer group has remained essentially the same for the past several years. In analyzing the peer group, the compensation committee distinguishes emerging peers from mature peers. The peer group companies for fiscal year 2008 include the following:

Emerging Peers

•	Applied Micro Circuits Corporation

•	PMC-Sierra, Inc.

•	Vitesse Semiconductor Corporation

•	Transwitch Corporation

•	Conexant Systems, Inc.

•	Skyworks Solutions, Inc.

•	Microsemi Corporation

•	NetLogic Microsystems, Inc.

Mature Peers

•	Broadcom Corporation

•	Qualcomm, Inc.

•	Advanced Micro Devices, Inc.

•	Intel Corporation

•	Texas Instruments, Inc.

•	Maxim Integrated Products, Inc.

The compensation committee reviews the compensation levels of our emerging peers when considering the amount of executive officer base annual salary and total compensation. For fiscal year 2008, the compensation committee believes that the base annual salary and total compensation provided to each executive officer was within the range of total compensation paid to similarly situated executive officers at emerging peer companies. The compensation committee targets our executive officers’ base salaries and total compensation at the median of our emerging peers.

The compensation committee reviews the data of both our emerging and mature peers in designing our equity-compensation policies. It typically considers our emerging peers’ run-rate, overhang and form of equity policies. Additionally, it reviews our emerging peers’ policies regarding allocation of equity awards between executive officers and non-executive officers, percentage of employees receiving grants, vesting practices, hiring grant practices and other trends. It typically considers data from our mature peers with respect to types of equity awards and employee eligibility for such awards.

For fiscal year 2008, the compensation committee also used the Radford survey database, which provides data specific to high technology and semiconductor industry compensation practices. The examination of the survey and peer group compensation practices allows us to accurately follow industry norms in an effort to ensure that our compensation polices are current and competitive.

Elements of Compensation

Executive compensation consists primarily of: (i) a base annual salary; (ii) incentive-based compensation; and (iii) long-term equity awards. This mix of payments allows us to provide compensation that directly addresses our compensation goals of retention, alignment of executive and stockholder interests and linking pay with performance. We also provide our executive officers with other benefits, including perquisites, change of control agreements and a retirement savings plan. During and shortly after fiscal year 2008, the compensation committee also granted special cash bonuses to certain named executive officers to recognize particularly strong achievement or for specific retention purposes. Information on the total compensation awarded to each named executive officer during fiscal year 2008 is set forth in our “Summary Compensation Table” below.

Base Annual Salary

The base annual salaries we provide to our executive officers are intended as compensation for each executive officer’s ongoing contributions to the performance of the operational area(s) for which they are responsible. In keeping with our compensation philosophy to attract and retain individuals of high quality, executive officer base salaries have been targeted to be competitive with base salaries paid to executive officers of our emerging peers, as described above, based on data reviewed by the compensation committee. The compensation committee determines the market median by reviewing information contained in survey data, SEC filings and advice from our third-party compensation consultant. The base salaries for our executive officers also reflect input from our chief executive officer regarding individual performance, company strategy and retention factors.

The base annual salary levels of each of our executive officers are reviewed annually and adjusted from time to time to recognize individual performance, promotions, competitive compensation levels, retention requirements, internal pay equity and other subjective factors. In addition to adjustments made for competitive and retention reasons, the compensation committee has periodically adjusted executive officer base salaries based on its assessment of each executive’s performance and history with us and our overall budgetary considerations for salary increases.

The base annual salaries in fiscal year 2008 for all named executive officers are set forth above under the caption “Executive Officer and Director Compensation — Compensation Discussion and Analysis — Objectives of Compensation Programs and Compensation Program Design — Total Compensation Program Design.”

Incentive-Based Compensation

Cash Incentive Awards

Our incentive awards have been primarily equity-based. The only named executive officer to receive a cash incentive award during fiscal year 2008 was Mr. Hamilton, our senior vice president, worldwide sales. We offered Mr. Hamilton a cash incentive plan for competitive reasons, after determining that sales executives in our industry typically receive cash incentive awards as part of their compensation package.

We awarded a total cash incentive award of $135,369 to Mr. Hamilton pursuant to an individual bonus plan after consideration of his performance during fiscal year 2008. The bonus was based on the following factors: (i) achievement of a company fiscal year revenue target (weighted 40%); (ii) design win execution against the fiscal year plan (weighted 40%); and (iii) a budget reduction for the worldwide sales department (weighted 20%).

In calculating the bonus award, the compensation committee determined that Mr. Hamilton exceeded his fiscal year 2008 revenue target, achieved 92.5% of design win goals and 97.95% of the budget reduction goal, resulting in a 98.45% overall achievement of the goals set forth for the fiscal year. The fiscal year 2008 revenue, design win and budget reduction targets are based on our internal annual operating plan and are confidential, as discussed below under the caption “Executive Officer and Director Compensation — Compensation Discussion and Analysis — Elements of Compensation — Incentive-Based Compensation — Equity Incentive Awards.”

Equity Incentive Awards

In November 2007, we awarded each of our named executive officers shares of performance-based restricted stock pursuant to our Mindspeed Achievement Plan, or MAP, our short-term incentives plan. Following the completion of the fiscal year, these awards vest based on the achievement of the MAP goals of each individual officer, which are comprised of a mix of overall company performance, business unit financial performance and individual organization development goals.

The determination of whether each named executive officer has met the MAP goals for a given fiscal year rests with the compensation committee. Management reports on the accomplishments of the officers, but the compensation committee has the responsibility of determining to what extent those accomplishments meet the pre-established MAP goals. While the use of the MAP goals is intended to establish a rigorous process for tracking and evaluating performance, the compensation committee’s assessment of performance against particular goals often involves some degree of subjective evaluation of non-quantitative measures. The compensation committee does not apply a mechanical formula in determining achievement of the goals but takes into account the level of performance compared to the goal and may take into account other considerations such as improvement or decline compared to prior years, positioning for future success and the need to motivate and retain the current management team.

The pre-established factors for fiscal year 2008 used to determine individual performance and the relative weight given to each factor for each named executive officer who participated in MAP are set forth in the table below. The different factors and relative weights reflect differences in the job responsibilities of our named executive officers.

Named Executive Officer	Performance Factors (and Weight)

Raouf Y. Halim	•	Company fiscal year revenue, operating profit and cash generation targets: 50%
	•	Design win execution against the fiscal year plan: 20%
	•	Engineering execution: 20%
	•	Individual organizational development goals: 10%

Gerald J. Hamilton	•	Company fiscal year revenue target: 40%
	•	Design win execution against the fiscal year plan: 40%
	•	Budget reduction for the worldwide sales department: 20%

Thomas J. Medrek	•	Business unit fiscal year revenue and company operating profit and cash
Preetinder S. Virk		generation targets: 50%
	•	Marketing execution: 20%
	•	Engineering execution: 20%
	•	Individual organizational development: 10%

Raymond D. Cook	•	Company fiscal year revenue, operating profit and cash generation targets: 50%
	•	Integrity of financial reporting: 17.5%
	•	Management of interim chief financial officer function: 12.5%
	•	Cash and working capital management: 10%
	•	Management of controller function: 5%
	•	Individual organizational development: 5%

Mr. Halim.  Based on the performance evaluation described above under the caption “Executive Officer and Director Compensation — Compensation Discussion and Analysis — Objectives of Compensation Programs and Compensation Program and Design — Goal Setting and Performance Evaluation,” the compensation committee determined that Mr. Halim earned 100% of the financial performance factors (fiscal year revenue, operating profit and cash generation targets) for fiscal year 2008. We exceeded our revenue and operating profit targets and achieved 93% of our cash generation target. Cash generation and operating profit are non-GAAP measures. Our calculation of operating profit excludes stock-based compensation expense, employer taxes on stock-based compensation, employee separation costs, amortization of intangible assets, the effects of special charges such as asset impairments and restructuring charges and reverse stock split related charges. We calculate cash generation as the net increase or decrease in cash and cash equivalents. We use non-GAAP measures for MAP because these measures help us internally to evaluate our operating performance, while excluding items that are considered by management to be outside of our core operating results.

The specific company and business unit revenue, operating profit, cash generation, design win and budget reduction targets are based on our company’s internal annual operating plan and are confidential. The targets correlate with the maximum award levels that the executive officers can achieve and thus require strong performance. An executive officer will not receive more than 100% of his equity incentive award, even if the company and the executive officer exceed their respective performance goals. As an indication of the level of difficulty in achieving the overall performance objectives, in fiscal year 2007, the overall percentage of awards the named executive officers received (including the achievement of non-financial goals) ranged from 72% to 94%. In fiscal year 2006, the percentage of overall awards executive officers received (including the achievement of non-financial goals) ranged from 92% to 100%. For fiscal year 2008, each goal required improved performance over actual fiscal year 2007 performance.

The compensation committee determined that Mr. Halim met 100% of his individual goals. We had a number of key design wins, particularly in the voice-over-Internet Protocol and high-performance analog markets. We also achieved nearly all of our milestones on schedule in fiscal year 2008 for our key product programs. With respect to organization development, a number of key promotions and hires were made in fiscal year 2008, including the successful transition from Mr. Biddiscombe, our former chief financial officer, to Mr. Johnsen, our current chief financial officer. Based on the overall assessment of Mr. Halim’s performance against his MAP goals, the compensation committee determined that 100% of the shares of restricted stock comprising his equity incentive award would vest for fiscal year 2008.

Mr. Johnsen.  As Mr. Johnsen joined us in the fourth quarter of fiscal year 2008, he did not participate in MAP. He is participating in the program in fiscal year 2009.

Mr. Hamilton.  Mr. Hamilton’s criteria for earning shares of restricted stock under MAP is the same as his criteria for earning the cash incentive award described above under the caption “Executive Officer and Director Compensation — Compensation Discussion and Analysis — Elements of Compensation — Incentive-Based Compensation — Cash Incentive Awards.” Based on the analysis set forth in that section, the compensation committee determined that 100% of the shares of restricted stock comprising Mr. Hamilton’s equity incentive award would vest for fiscal year 2008.

Mr. Medrek.  The compensation committee determined that Mr. Medrek earned the following percentages of his goals for fiscal year 2008: (i) 100% — business unit and company financial performance (50% weighting of overall award); (ii) marketing execution — 100% (20% weighting of overall award); (iii) engineering execution — 97.5% (20% weighting of overall award); and (iv) organizational development — 100% (10% weighting of overall award). Based on the overall assessment of Mr. Medrek’s performance against his MAP goals, the compensation committee determined that 100% of the shares of restricted stock comprising his equity incentive award would vest for fiscal year 2008.

Mr. Virk.  The compensation committee determined that Mr. Virk earned the following percentages of his goals for fiscal year 2008: (i) 100% — business unit and company financial performance (50% weighting of overall award); (ii) marketing execution — 60% (20% weighting of overall award); (iii) engineering execution — 90% (20% weighting of overall award); and (iv) organizational development — 100% (10% weighting of overall award). Based on the overall assessment of Mr. Virk’s performance against his MAP goals, the compensation committee determined that 90% of the shares of restricted stock comprising his equity incentive award would vest for fiscal year 2008.

Mr. Biddiscombe.  In connection with his resignation, Mr. Biddiscombe forfeited all of the shares of restricted stock granted to him under MAP for fiscal year 2008.

Mr. Cook.  The compensation committee determined that Mr. Cook earned the following percentages of his goals for fiscal year 2008: (i) 100% — company financial performance (50% weighting of overall award); (ii) integrity of financial reporting — 100% (17.5% weighting of overall award); (iii) management of interim chief financial officer function — 100% (12.5% weighting of overall award); (iv) cash and working capital management — 100% (10% weighting of overall award); (v) management of controller function — 100% (5% weighting of overall award); and (vi) organizational development — 100% (5% weighting of overall award). Based on the overall assessment of Mr. Cook’s performance against his MAP goals, the compensation committee determined that 100% of the shares of restricted stock comprising his equity incentive award would vest for fiscal year 2008.

The table below summarizes the number of shares earned by each named executive officer based on the compensation committee’s determinations as described above. To the extent that the named executive officer did not meet all of his performance goals, shares did not vest and were subsequently forfeited. The final two columns of the table present the percentage of performance goals achieved by each named executive officer in previous fiscal years in order to provide greater context regarding performance goals and the level of difficulty for their achievement.

	Number of
	Performance
	Based	Fiscal Year	Number of	Number of	Fiscal Year	Fiscal Year
	Restricted	2008	Restricted	Restricted	2007	2006
	Shares	Performance	Shares	Shares	Performance	Performance
Named Executive Officer	Awarded	Achievement	Vested	Forfeited	Achievement	Achievement

Raouf Y. Halim	25,000	100%	25,000	—	75%	95%
Bret W. Johnsen	—	—	—	—	—	—
Gerald J. Hamilton	6,250	100%	6,250	—	93.6%	100%
Thomas J. Medrek	6,250	100%	6,250	—	72.6%	92%
Preetinder S. Virk	6,250	90%	5,625	625	93.5%	100%
Simon Biddiscombe	10,000	—	—	10,000	75%	97%
Raymond D. Cook	1,250	100%	1,250	—	95.25%	94.5%

Changes in Incentive-Based Compensation for Fiscal Year 2009

Beginning in fiscal year 2009, we intend to change the elements comprising the incentive-based component of our executive compensation. We have previously awarded shares of restricted stock, which vest based on the performance factors set forth under MAP. We intend to begin awarding a mix of stock options and cash in place of the shares of restricted stock. We expect the cash element will comprise approximately 25% of each executive officer’s incentive-based compensation; however, we do not expect fiscal year 2009 incentive-based compensation awards to reach the target levels described above under the caption “Executive Officer and Director Compensation — Compensation Discussion and Analysis — Objectives of Compensation Programs and Compensation Program Design — Total Compensation Program Design.” The MAP goals and the achievement of each individual officers’ MAP goals will continue to be set and determined in accordance with the procedures described above under the caption “Executive Officer and Director Compensation — Compensation Discussion and Analysis — Elements of Compensation — Incentive-Based Compensation — Equity Incentive Awards.”

We have decided to add a cash element to our incentive-based compensation because we believe that cash offers greater value to our executive officers and it is consistent with competitive practices. We have decided to award stock options in place of restricted stock because we believe that it better aligns the interests of our executive officers with those of our stockholders because any value derived is based on an increase in our stock price.

Long-Term Equity Awards

Our long-term compensation consists of restricted stock and option awards provided under our 2003 long-term incentives plan. In determining the timing and size of our awards, we follow our policy of attempting to provide compensation that is competitive with our peers. Additionally, we consider the number and status of past long-term awards when deciding to make a new grant.

We routinely grant eligible employees equity awards at the time of hire and also provide equity awards covering substantially all employees annually. The vesting periods vary with respect to each individual award, but awards generally vest within four years. The exercise price of all stock options is set at the fair market value of the company’s stock on the grant date.

Our long-term compensation awards of stock options and restricted stock are consistent with our goals for compensation, particularly in aligning the interests of our executive officers with our stockholders. The awards provide compensation in addition to salary and retention and special bonuses and assist us in recruiting and retaining executive officers. The awards are useful in retention because of their vesting requirements, which provide that upon termination of employment, only options currently vested may be exercised and unvested stock options and restricted stock are forfeited. Thus, long-term compensation awards give executive officers an incentive to remain with the company through each award’s entire vesting period.

In November 2007, in connection with his appointment as an executive officer, we awarded Mr. Virk 8,000 stock options. We routinely grant long-term equity awards upon the initial appointment of our executive officers to recognize the increased responsibility associated with their new roles. Mr. Virk’s award vests as to 25% of the underlying award on each anniversary of the grant date for a period of four years.

In March 2008, we granted shares of restricted stock to all of our employees, including our named executive officers. The awards began vesting as to 12.5% of the underlying award in April 2008 and 12.5% of the underlying award quarterly thereafter. The number of shares of restricted stock awarded, as set forth in the “Grants of Plan Based Awards” table below, varied with respect to each individual due to differences in each individual’s compensation targets and role within the company. Mr. Halim received an additional grant of 150,000 stock options in July 2008, which vest as to 25% on the first anniversary of the grant and as to 2.08% of the underlying grant quarterly thereafter. In determining the appropriateness of the grant, the compensation committee considered the value of Mr. Halim’s long-term incentives compared to the chief executive officers of our peer companies. The compensation committee also considered internal pay equity in light of the inducement grant awarded to Mr. Johnsen. For more information about Mr. Johnsen’s inducement grant, see the discussion below under the caption “Executive Officer and Director Compensation — Compensation Discussion and Analysis — Transition to a New Chief Financial Officer.” The “Outstanding Equity Awards at Fiscal Year-End” table below sets forth long-term incentive awards granted in previous years.

Special Bonuses

Discretionary Cash Bonuses

From time to time, we grant discretionary cash bonuses, though they are not a significant part of our executive compensation. These awards are not tied to any specific performance measure and are made at the discretion of the compensation committee. Shortly after the end of fiscal year 2008, we granted discretionary cash bonuses to Messrs. Johnsen and Medrek to recognize their particularly strong achievements during the recently completed fiscal year.

Mr. Johnsen received a discretionary cash bonus of $50,000 for his contributions to the significant improvement of our balance sheet. Among the highlights of his accomplishments were the $15.0 million exchange of convertible notes, the establishment of a $15.0 million credit line with Silicon Valley Bank and the repurchase of $20.5 million in convertible notes. Mr. Medrek received a cash bonus of $35,000 for his leadership of our multiservice access group, which obtained record revenues in fiscal year 2008.

We decided to grant these awards after a determination that the equity-based framework in place was inadequate to appropriately compensate these executive officers for their strong performances, particularly in light of the decline of our stock price during fiscal year 2008 and early fiscal year 2009 and because Mr. Johnsen did not participate in MAP.

While discretionary cash bonuses will remain an option for us to recognize extraordinary achievement, our planned changes to our incentive-based compensation program will feature a greater cash component and mitigate some of our concerns regarding the use of equity. The planned changes are discussed above under the caption “Executive Officer and Director Compensation — Compensation Discussion and Analysis — Elements of Compensation — Incentive-Based Compensation — Changes in Incentive-Based Compensation for Fiscal Year 2009.”

Retention Bonuses

In addition to our standard components of compensation, we occasionally grant retention bonuses to our executive officers. These bonuses generally take the form of cash and must be repaid in the event that the recipient leaves his employment prior to a specified date. We believe that the use of cash is appropriate because of its effect of promoting retention without the possibility that a decline in our stock price may affect the attractiveness of the grant, as is the case with equity grants. We grant retention bonuses to certain individuals based on a determination that these individuals fill an essential role in our success or failure and the importance of retaining their services.

In November 2007, the compensation committee approved special bonuses for retention purposes of $250,000 to Mr. Halim and $100,000 to Mr. Biddiscombe. Each of these special bonuses was subject to a special bonus letter agreement, requiring repayment if the executive officer were to voluntarily leave the company or be terminated for cause prior to the one year anniversary of the special bonus award. The compensation committee determined these payments to be appropriate to help ensure management continuity and to recognize the importance of Mr. Halim and Mr. Biddiscombe in continuing through fiscal year 2008 the progress made in the second half of fiscal year 2007. Upon his resignation effective as of April 21, 2008, Mr. Biddiscombe repaid $50,000 of the $100,000 bonus. We forgave the remaining $50,000 in exchange for Mr. Biddiscombe’s agreement to assist with our transition to a new chief financial officer and a promise not to solicit or hire any of our employees for a period of one year.

In April 2008, the compensation committee approved a $75,000 special bonus to Mr. Virk. The special bonus is subject to a letter agreement and vests as to 50% of the award on each anniversary of the grant date for a period of two years. Mr. Virk must repay the unvested portion of the special bonus if he terminates his employment voluntarily or is terminated for cause prior to the second anniversary of the bonus award. The compensation committee determined that the bonus was appropriate because it considered the retention of Mr. Virk to be critical given his role in building and overseeing the customer premise equipment business, which would have been particularly vulnerable if Mr. Virk were to terminate his employment.

Following the conclusion of fiscal year 2008, the compensation committee also approved a special bonus of $600,000 to our chief executive officer, Mr. Halim. The special bonus is subject to a letter agreement and vests on a quarterly basis over a period of one year. The unvested portion of the special bonus must be repaid if Mr. Halim voluntarily terminates his employment or is terminated for cause prior to December 11, 2009, the first anniversary of the special bonus award. In the event of a change of control, the full special bonus will vest. The compensation committee determined the special bonus to be appropriate to ensure management continuity and recognize the importance of Mr. Halim’s role as our chief executive officer in continuing progress made in fiscal year 2008, particularly with respect our revenue and our achievement of non-GAAP operating profit, into fiscal year 2009. The compensation committee also considered the high cost of leading a search for a replacement for Mr. Halim if he were to resign as our chief executive officer, both financially and with respect to the focus and morale of our employees.

Transition to New Chief Financial Officer

Effective April 21, 2008, Mr. Biddiscombe resigned his position as our senior vice president, chief financial officer, secretary and treasurer, and Mr. Cook was appointed to serve as our interim chief financial officer and treasurer until we completed our search for a new chief financial officer. In connection with Mr. Biddiscombe’s departure, the compensation committee agreed to forgive $50,000 of the $100,000 retention bonus in exchange for his assistance with the transition to a new chief financial officer and a promise not to solicit or hire any of our employees for a period of one year. The compensation committee believes that this agreement was necessary and appropriate to ensure a smooth transition in this important position.

Following the completion of our search for a new chief financial officer, Mr. Johnsen was appointed as our senior vice president, chief financial officer and treasurer on July 7, 2008. Mr. Johnsen’s annual salary was set at $300,000 and his incentive target at 55%. The compensation committee also awarded him an inducement grant of 200,000 stock options, which vests as to 25% of the underlying award on the first anniversary of the grant date and as to 2.08% of the underlying award quarterly thereafter. Mr. Johnsen also received a sign-on bonus of $150,000, which vests as to $50,000 per year for a period of three years. In the event that Mr. Johnsen voluntarily terminates his employment or is terminated for cause, the unvested portion of the bonus must be repaid. The compensation committee’s intention was to provide Mr. Johnsen with a total compensation featuring a mix of annual salary, incentive target and long-term awards both consistent with other chief financial officers within our peer group and competitive with his compensation at his previous company.

During the interim period, all components of Mr. Cook’s compensation remained the same as it had been in his position as our vice president, finance, and controller. Following his service as interim chief financial officer, the compensation committee awarded Mr. Cook a special bonus of $12,000 to recognize his efforts during the interim period. At the conclusion of fiscal year 2008, the compensation committee granted Mr. Cook a retention bonus of $25,000 and 5,000 shares of restricted stock, subject to a letter agreement. The cash portion of the bonus was to vest annually over two years, and the shares of restricted stock were to vest as to 50% of the underlying award on October 31, 2010 and as to the 25% of the underlying award every year thereafter for two years. Upon Mr. Cook’s resignation of his employment on November 21, 2008, we entered into a transition agreement with him, under which we forgave repayment of the cash portion of his retention bonus in exchange for his assistance with financial reporting for the first quarter of fiscal year 2009 and our transition to a new controller, as well as his agreement not to solicit or hire any of our employees for a period of one year. Mr. Cook forfeited the restricted stock portion of his retention bonus.

Other Compensation Policies

Perquisites and Personal Benefits

We provide our executive officers, including our chief executive officer, with perquisites, valued at the actual cost to our company, and other personal benefits that we believe are reasonable, competitive and consistent with our peers and our overall executive compensation program. The perquisites and personal benefits that we regularly offer include retirement savings plan matching contributions, deferred compensation plan contributions, life insurance premiums, excess personal liability insurance premiums, an annual physical examination, airline club fees, club dues, health club memberships and financial services. We sometimes also offer certain benefits associated with the hiring of new executive officers, such as transportation, temporary housing and relocation costs.

In determining the appropriate level of perquisites and personal benefits, we periodically review the Ayco Executive Benefits & Perquisite survey, as well as information provided in SEC filings of our peer group. We believe that these benefits help us to hire and retain qualified executive officers and enable them to perform their job responsibilities with fewer distractions. For valuation of perquisites and other benefits provided during fiscal year 2008, see footnote 3 of our “Summary Compensation Table” below.

Timing of Grants of Equity Awards

We have generally considered grants of stock options and restricted stock to our executive officers on an annual basis at regularly scheduled meetings of the compensation committee. From time to time, we make equity grants to new hires or in specific situations other than on an annual basis, as determined by the compensation committee. The grant date of equity awards is the date we obtain formal approval of the grant. We do not have, and do not intend to have, any program, plan or practice to time the grant of equity awards in coordination with the release of material non-public information. We also do not have, and do not intend to have, any program, plan or practice to time the release of material non-public information for the purpose of affecting the value of executive compensation. The exercise price for stock options we have granted equals the closing price of our common stock on the grant date.

Policy Regarding Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the chief executive officer and the three most highly compensated executive officers (not including the chief executive officer and the chief financial officer). However, certain compensation meeting a tax law definition of “performance-based” is generally exempt from this deduction limit. We do not currently have a policy regarding qualification of cash compensation, such as salary and bonuses, for deductibility under Section 162(m). We have included provisions in our 2003 long-term incentives plan designed to enable grants of stock options to executive officers affected by Section 162(m) to qualify as “performance-based” compensation. Such grants cannot qualify until they are made by a committee consisting of “outside directors” under Section 162(m). The compensation committee believes that in certain circumstances factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of us and our stockholders. Given our changing industry and business, as well as the competitive market for outstanding executive officers, the compensation committee believes that it is important to retain the flexibility to design compensation programs consistent with its overall executive compensation philosophy even if some executive compensation is not fully deductible. Accordingly, the compensation committee may from time to time deem it appropriate to approve elements of compensation for certain executive officers that are not fully deductible.

The performance factors for equity compensation intended to meet the tax law definition of “performance-based” compensation must be approved by stockholders every five years. This year we are amending some of these factors and seeking stockholder approval, as set forth below under the caption “Proposal 3 — Approval of Amended and Restated 2003 Long-Term Incentives Plan.”

Change of Control Agreements

Each of the named executive officers has entered into our standard change of control agreement, which provides under certain circumstances for payments upon termination of employment in connection with a change of control of the company. Payments made under the agreement are subject to a “double trigger,” meaning that both a change of control and a termination are required. We believe that a change of control agreement is necessary to diminish the inevitable distraction of executive officers by virtue of the personal uncertainties and risks created by a pending or threatened change of control. The agreement intends to encourage the executive officer’s full attention and dedication and to provide a compensation and benefits arrangement satisfactory to the executive officer and competitive with other companies.

For the purposes of the change of control agreement, a change of control generally means:

•	the acquisition by any individual, entity or group of beneficial ownership of 35% or more of either the then outstanding shares of our common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors;

•	a change in the composition of a majority of the board, which is not supported by the current board;

•	a major corporate transaction, such as a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets, which results in a change in the majority of the board or of more than 60% of our stockholders; or

•	approval by our stockholders of the complete liquidation or dissolution of our company.

An executive officer who terminates his own employment for good reason or whose employment is terminated by us for reasons other than for cause, disability or death (qualified terminations) in connection with a change of control is entitled to the following payouts and benefits:

•	three times the executive officer’s base annual salary for the chief executive officer and two times the base annual salary for all other executive officers;

•	three times the executive officer’s bonus under our annual incentive plans for the chief executive officer and two times the bonus for all other executive officers;

•	accrued vacation pay to the extent that it remains unpaid;

•	continued coverage under our welfare benefit plans for two years after termination, including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs to the extent applicable generally to other peer executive officers of our company and our affiliated companies;

•	outplacement services, the scope and provider of which shall be selected by the executive officer in his sole discretion;

•	immediate vesting of all equity securities held by the executive officer;

•	other benefits including those that the executive officer is eligible to receive under any plan, program, policy or practice or contract or agreement; and

•	a gross-up payment, defined as the amount equal to the excise tax on any payment by us pursuant to the change of control agreement as imposed by Section 4999 of the Internal Revenue Code and all taxes associated with the payment of that excise tax.

We believe that providing for payment under the change of control agreements upon a double trigger of a change of control and a qualified termination achieves the balanced result of focusing the executive officer and protecting our company’s best interests. For more information regarding potential payments under the change of control agreements, see the “Potential Payments Upon Termination or Change-in-Control” table below.

Severance Arrangements

It is generally our policy not to enter into severance arrangements with any of our executive officers, except under special and unusual circumstances. Mr. Virk’s transfer offer letter, which was entered into prior to his appointment as an executive officer, includes a limited severance arrangement. We deemed this arrangement necessary and appropriate to induce him to relocate his family to Southern California and to assure him of our commitment to pursuing projects in his area of expertise.

Retirement Plans

Executive officers are eligible to participate in our retirement savings plan. Our retirement savings plan operates as a defined contribution tax-qualified plan and is open to all of our domestic salaried employees. A participant may elect to defer compensation within certain contribution limitations. We retain the discretion to contribute to each participant’s plan through profit sharing and matching of contributions. Our contributions are paid in the form of cash and are invested in our common stock fund. For fiscal year 2008, we matched participants’ contributions 100% of the first 4% of the participant’s covered compensation. The matching contributions paid to the named executive officers under our retirement savings plan during fiscal year 2008 are listed in footnote 3 of our “Summary Compensation Table” below.

We have previously also offered our deferred compensation plan to a select group of highly compensated employees and directors of our company. Our deferred compensation plan allowed these individuals to defer compensation subject to a minimum level of contribution without a maximum level of contribution. We matched the participant’s contribution under this plan in an amount equal to the match the participant would have received under our retirement savings plan but for his or her participation in our deferred compensation plan and certain limitations imposed by the tax code less the match actually credited to the participant under our retirement savings plan. In November 2008, acting pursuant to the terms of our deferred compensation plan, the compensation committee suspended future deferrals. For more information about our deferred compensation plan and the named executive officers’ contributions, see our “Nonqualified Deferred Compensation” table below.

Overall Analysis

During the course of fiscal year 2008, we remained committed to the core executive compensation objectives of attracting and retaining quality executive officers, aligning the interests of our executive officers and our stockholders and paying for performance. We have continued to compensate our executive officers with our core components of a base annual salary, incentive-based awards and long-term equity awards. To achieve certain goals specific to this fiscal year, we also granted discretionary cash bonuses and retention bonuses to certain named executive officers.

Although we believe it was not reflected in the price of our stock, fiscal year 2008 featured considerable improvement in our financial goals, particularly with respect to our success in meeting our revenue and operating profit targets. At the end of fiscal year 2008, we had achieved six consecutive quarters of non-GAAP operating profitability and four consecutive quarters of positive cash flow. The compensation committee’s determination that our named executive officers achieved a high degree of their goals under our equity and non-equity incentive programs reflects this success. We also awarded discretionary cash bonuses to Mr. Johnsen, who did not participate in MAP, and Mr. Medrek, to recognize their particularly strong contributions and achievements during the fiscal year.

While retention bonuses increased in fiscal year 2008, we believe that our continued improvement and future success depends on our ability to retain our current leadership, particularly in this challenging economic environment. The concern about losing important executive officers was highlighted and heightened by the departure of Mr. Biddiscombe, who had served as our chief financial officer and had been employed by us since our inception.

During fiscal year 2009, we intend to institute changes in our incentive-based compensation. We will replace our current practice of awarding shares of restricted stock with an award consisting of a mix of cash and stock options to offer greater value to our executive officers and to better align the interests of our executive officers with those of our stockholders. The procedures in place for setting performance goals and evaluating the performance of individual executive officers will remain unchanged; only the form of the award will be different. We also intend to continue monitoring the appropriate level of compensation of our executive officers through the use of our third-party compensation consultant, review of the Radford survey and comparison to the compensation practices of our peer group.

Summary Compensation Table

The following table sets forth the compensation earned for services performed for our company during fiscal years 2007 and 2008 by:

•	our chief executive officer;

•	our chief financial officer;

•	each of our other three most highly compensated executive officers, employed by us as of the end of fiscal year 2008; and

•	our former chief financial officer and interim chief financial officer, whom we refer to collectively as our “named executive officers.”

							Non-Equity
					Stock	Option	Incentive Plan	All Other
		Salary			Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	Bonus(1)		($)(2)	($)(2)	($)	($)(3)		($)

Raouf Y. Halim	2008	$500,000	$250,000		$268,878	$119,994	—	$ 54,371		$1,193,243
Chief Executive Officer	2007	500,000	—		330,953	143,855	—	56,737		1,031,545
Bret W. Johnsen	2008	69,231	200,000		—	17,215	—	2,144		288,590
Senior Vice President,
Chief Financial Office
and Treasurer
Preetinder S. Virk	2008	248,846	75,000		144,653	45,781	—	133,787		648,067
Senior Vice President and
General Manager,
Enterprise and Customer
Premise Equipment
Gerald J. Hamilton	2008	247,308	—		90,917	46,550	$135,369	34,315		554,459
Senior Vice President,	2007	270,164	—		88,628	44,638	122,826	100,197		626,453
Worldwide Sales
Thomas J. Medrek	2008	300,000	35,000		73,705	35,541	—	35,514		479,760
Senior Vice President	2007	300,000	—		85,107	69,221	—	80,598		534,926
and General Manager, Multiservice Access
Simon Biddiscombe	2008	185,308	100,000	(4)	35,964	(45,084)	—	28,473	(4)	304,661
Former Senior Vice	2007	293,750	—		176,060	91,873	—	35,659		597,342
President, Chief Financial Officer, Treasurer and Secretary
Raymond D. Cook	2008	192,038	12,000		38,330	12,161	—	12,705		267,234
Former Interim Chief Financial Officer and Treasurer, Vice President, Finance, and Controller

(1)	The amounts disclosed in this column for Messrs. Halim, Virk and Biddiscombe represent retention bonuses, each of which is subject to certain forfeiture conditions as discussed above under the caption “Executive Officer and Director Compensation — Compensation Discussion and Analysis — Special Bonuses — Retention Bonuses.” The amount disclosed for Mr. Medrek and $50,000 of the amount disclosed for Mr. Johnsen represent discretionary cash bonuses and are discussed above under the caption “Executive Officer and Director Compensation — Compensation Discussion and Analysis — Special Bonuses — Discretionary Cash Bonuses.” The remaining amount disclosed for Mr. Johnsen represents a sign-on bonus of $150,000, subject to certain forfeiture conditions, and the amount disclosed for Mr. Cook represents a special bonus for his role as our interim chief financial officer. These bonuses are discussed above under the caption “Executive Officer and Director Compensation — Compensation Discussion and Analysis — Transition to New Chief Financial Officer.”

(2)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended October 3, 2008, in accordance with FAS 123R, of awards pursuant to our 2003 long-term incentives plan and prior stock incentive plans no longer in effect and thus may include amounts from awards granted both in and prior to fiscal year 2008. Assumptions used in the calculation of these amounts are included in Note 10, “Stock-Based Compensation,” to our audited financial statements for the fiscal year ended October 3, 2008, included in our annual report on Form 10-K filed with the SEC on December 16, 2008. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)	The amount shown as “All Other Compensation” includes the following perquisites and personal benefits:

		Deferred
	Retirement	Compensation		Liability
	Savings Plan	Plan	Life	Insurance	Airline		Financial	Property	Loan
	Contributions	Contributions	Insurance	Premiums	Club	Club	Services	Management	Forgiveness	Health	Physical
Name	(A)	(B)	Premiums	(C)	Fees	Dues	(D)	(E)	(F)	Club	Exams

Raouf Y. Halim	$ 9,154	—	$1,479	$3,414	$1,036	$20,050	$12,835	—	—	$3,857	$2,546
Bret W. Johnsen	1,385	—	93	—	666	—	—	—	—	—	—
Preetinder S. Virk	9,954	—	679	373	444	—	19,526	—	$100,888	1,923	—
Gerald J. Hamilton	9,892	—	2,005	1,138	—	—	19,201	—	—	—	2,079
Thomas J. Medrek	10,154	—	1,519	1,138	444	—	13,728	$8,247	—	284	—
Simon Biddiscombe	5,937	$617	367	765	—	—	6,417	—	—	1,295	—
Raymond D. Cook	7,682	—	567	—	743	—	1,239	—	—	2,474	—

(A)	Represents amounts we contributed pursuant to our retirement savings plan.

(B)	Represents amounts we contributed pursuant to our deferred compensation plan.

(C)	Represents amounts we paid for excess personal liability insurance coverage.

(D)	Represents fees we paid on behalf of the executive for financial services provided by a third party, including financial counseling, tax return preparation and estate planning.

(E)	Represents amount for property management fees we pay for Mr. Medrek’s former residence in connection with his relocation to Southern California.

(F)	Represents forgiveness of a loan made and forgiven prior to Mr. Virk’s appointment as an executive officer.

For more information about perquisites, see the discussion above under the caption “Executive Officer and Director Compensation — Compensation Discussion and Analysis — Other Compensation Policies — Perquisites and Personal Benefits.”

(4)	Upon Mr. Biddiscombe’s resignation of his employment, he was obligated to repay the $100,000 retention bonus that he received in November 2007. We agreed to forgive repayment of $50,000 in exchange for Mr. Biddiscombe’s agreement to assist with our transition to a new chief financial officer and a promise not to solicit or hire any of our employees for a period of one year. We also paid Mr. Biddiscombe $13,075 in accrued vacation in connection with his resignation.

Grants of Plan-Based Awards

The following table presents information on equity awards granted to our named executive officers during fiscal year 2008.

								All Other		All Other		Grant
								Stock		Option		Date
								Awards:		Awards:	Exercise	Fair
		Estimated Possible Payouts			Estimated Possible Payouts			Number of		Number of	or Base	Value of
		Under Non-Equity			Under Equity Incentive			Shares of		Securities	Price of	Stock
		Incentive Plan Awards			Plan Awards(1)			Stock or		Underlying	Option	and
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units		Options	Awards	Option
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)		(#)	($/Sh)	Awards(2)

Raouf Y. Halim	11/15/2007	—	—	—	12,500	25,000	25,000	—		—	—	$175,000
	3/7/2008	—	—	—	—	—	—	35,000	(3)	—	—	103,250
	7/24/2008	—	—	—	—	—	—	—		150,000 (3)	$3.87	267,000
Bret W. Johnsen	7/24/2008	—	—	—	—	—	—	—		200,000 (4)	3.87	354,000
Preetinder S. Virk	11/15/2007	—	—	—	3,125	6,250	6,250	—		—	—	43,750
	3/7/2008	—	—	—	—	—	—	10,000	(3)	—	—	29,500
	11/15/2007	—	—	—	—	—	—	—		8,000 (3)	7.00	28,160
Gerald J. Hamilton	11/15/2007	—	—	—	3,125	6,250	6,250	—		—	—	43,750
	3/7/2008	—	—	—	—	—	—	10,000	(3)	—	—	29,500
	—	—	137,500 (5)	—	—	—	—	—		—	—	—
Thomas J. Medrek	11/15/2007	—	—	—	3,125	6,250	6,250	—		—	—	43,750
	3/7/2008	—	—	—	—	—	—	7,200	(3)	—	—	21,240
Simon Biddiscombe	11/15/2007	—	—	—	5,000	10,000	10,000	—		—	—	70,000
	3/7/2008	—	—	—	—	—	—	15,000	(3)	—		44,250
Raymond D. Cook	11/28/2007	—	—	—	—	—	—	266	(6)	—	—	1,736
	12/20/2007	—	—	—	625	1,250	1,250	—		—	—	7,375
	3/7/2008	—	—	—	—	—	—	2,000	(3)	—	—	5,880
	7/25/2008	—	—	—	—	—	—	5,000	(4)	—	—	19,900

(1)	These shares of restricted stock were awarded to all of our named executive officers pursuant to our 2003 long-term incentives plan on November 15, 2007 (except for Mr. Cook) and are earned based on fiscal year 2008 performance. Earned shares vested on November 21, 2008. Mr. Cook’s shares of restricted stock were awarded on December 20, 2007. The material terms of these awards are discussed above under the caption “Executive Officer and Director Compensation — Compensation Discussion and Analysis — Elements of Compensation — Incentive-Based Compensation — Equity Incentive Awards.”

(2)	The grant date fair value for equity awards has been calculated in accordance with FAS 123R. In contrast to how we present amounts in the “Summary Compensation Table” above, we report the amounts in this column without apportioning the amount over the applicable service or vesting period.

(3)	The material terms of this award are discussed above under the caption “Executive Officer and Director Compensation — Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Awards.”

(4)	The material terms of this award are discussed above under the caption “Executive Officer and Director Compensation — Compensation Discussion and Analysis — Transition to New Chief Financial Officer.”

(5)	The non-equity incentive award for Mr. Hamilton was made pursuant to the senior vice president of worldwide sales bonus plan, which does not provide for a threshold or maximum payout. The target payout represents 55% of Mr. Hamilton’s base annual salary. For more information about the material terms of this award, see the discussion above under the caption “Executive Officer and Director Compensation — Compensation Discussion and Analysis — Elements of Compensation — Incentive-Based Compensation — Cash Incentive Awards.”

(6)	These shares of restricted stock vested as to the entire grant on December 5, 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the equity awards we have made to our named executive officers which were outstanding as of the end of fiscal year 2008.

Option Awards						Stock Awards
							Market
		Number of	Number of			Number	Value
		Securities	Securities			of Shares	of Shares
		Underlying	Underlying			or Units of	or Units of
		Unexercised	Unexercised	Option		Stock That	Stock That
		Options	Options	Exercise	Option	Have	Have
		(#)	(#)	Price	Expiration	Not Vested	Not Vested
Name	Grant Date	Exercisable	Unexercisable	($)	Date	(#)(1)	($)(2)

Raouf Y. Halim	10/27/2000	1,715	—	$22.0295	10/27/2010	—	—
	3/30/2001	191,185	—	9.001	3/30/2011	—	—
	4/3/2002	64	—	11.793	4/2/2012	—	—
	4/3/2002	32,121	—	11.793	4/3/2012	—	—
	8/15/2003	60,000	—	13.25	8/15/2011	—	—
	7/30/2004	30,000	—	17.765	7/30/2012	—	—
	1/28/2005	36,000	—	11.40	1/28/2013	—	—
	2/2/2007	12,500	37,500	10.95	2/2/2015	—	—
	7/24/2008	—	150,000	3.87	7/24/2016	—	—
	1/31/2006	—	—	—	—	8,501	$17,682
	11/15/2007	—	—	—	—	25,000	52,000
	3/7/2008	—	—	—	—	26,250	54,600
Bret W. Johnsen	7/24/2008	—	200,000	3.87	7/24/2016	—	—
Preetinder S. Virk	1/18/1999	882	—	6.714	1/18/2009	—	—
	10/27/2000	178	—	22.0295	10/27/2008	—	—
	3/30/2001	3,956	—	9.001	3/30/2009	—	—
	4/3/2002	2,216	—	11.793	4/3/2010	—	—
	11/5/2002	857	—	5.015	11/5/2010	—	—
	7/30/2004	1,500	—	16.15	7/30/2012	—	—
	1/28/2005	2,500	—	11.40	1/28/2013	—	—
	3/23/2005	3,750	1,250	11.95	3/23/2013	—	—
	3/10/2006	5,000	5,000	17.70	3/10/2014	—	—
	2/2/2007	1,500	4,500	10.95	2/2/2015	—	—
	11/15/2007	—	8,000	7.00	11/15/2015	—	—
	1/31/2006	—	—	—	—	750	1,560
	3/10/2006	—	—	—	—	2,500	5,200
	11/17/2006	—	—	—	—	2,250	4,680
	12/1/2006	—	—	—	—	750	1,560
	7/27/2007	—	—	—	—	4,000	8,320
	11/15/2007	—	—	—	—	6,250	13,000
	3/7/2008	—	—	—	—	7,500	15,600
Gerald J. Hamilton	3/30/2001	1,531	—	9.001	3/30/2009	—	—
	4/3/2002	774	—	11.793	4/3/2010	—	—
	11/5/2002	2,146	—	5.015	11/5/2010	—	—
	8/15/2003	6,667	—	13.25	8/15/2011	—	—
	7/30/2004	3,500	—	16.15	7/30/2012	—	—
	1/28/2005	4,860	—	11.40	1/28/2013	—	—
	8/4/2006	10,000	10,000	7.45	8/4/2014	—	—
	2/2/2007	3,124	9,376	10.95	2/2/2015	—	—
	1/31/2006	—	—	—	—	1,125	2,340
	8/4/2006	—	—	—	—	6,000	12,480
	11/15/2007	—	—	—	—	6,250	13,000
	3/7/2008	—	—	—	—	7,500	15,600

Option Awards						Stock Awards
							Market
		Number of	Number of			Number	Value
		Securities	Securities			of Shares	of Shares
		Underlying	Underlying			or Units of	or Units of
		Unexercised	Unexercised	Option		Stock That	Stock That
		Options	Options	Exercise	Option	Have	Have
		(#)	(#)	Price	Expiration	Not Vested	Not Vested
Name	Grant Date	Exercisable	Unexercisable	($)	Date	(#)(1)	($)(2)

Thomas J. Medrek	10/27/2000	416	—	22.0295	10/27/2010	—	—
	3/30/2001	4,302	—	9.001	3/29/2011	—	—
	3/30/2001	25,370	—	9.001	3/30/2009	—	—
	4/3/2002	7,240	—	11.793	4/3/2010	—	—
	4/26/2002	5,362	—	10.2115	4/26/2010	—	—
	11/5/2002	6,149	—	5.015	11/5/2010	—	—
	8/15/2003	20,000	—	13.25	8/15/2011	—	—
	7/16/2004	15,000	—	15.50	7/16/2012	—	—
	7/30/2004	10,999	—	17.765	7/30/2012	—	—
	1/28/2005	12,000	—	11.40	1/28/2013	—	—
	2/2/2007	3,124	9,376	10.95	2/2/2015	—	—
	1/31/2006	—	—	—	—	3,000	6,240
	11/15/2007	—	—	—	—	6,250	13,000
	3/7/2008	—	—	—	—	5,400	11,232
Simon Biddiscombe(3)	—	—	—	—	—	—	—
Raymond D. Cook(4)	10/27/2000	274	—	22.0295	10/27/2008	—	—
	3/30/2001	395	—	9.001	2/21/2009	—	—
	4/3/2002	1,644	—	11.793	2/21/2009	—	—
	11/5/2002	500	—	5.015	2/21/2009	—	—
	8/15/2003	3,200	—	13.25	2/21/2009	—	—
	7/30/2004	2,500	—	16.15	2/21/2009	—	—
	1/28/2005	3,600	—	11.40	2/21/2009	—	—
	1/31/2006	1,874	1,126	15.85	2/21/2009	—	—
	2/2/2007	624	1,876	10.95	2/21/2009	—	—
	1/31/2006	—	—	—	—	1,125	2,340
	11/16/2006	—	—	—	—	1,500	3,120
	12/20/2007	—	—	—	—	1,250	2,600
	3/7/2008	—	—	—	—	1,500	3,120
	7/25/2008	—	—	—	—	5,000	10,400

(1)	Restricted stock awards granted November 15, 2007 in this column were granted pursuant to our 2003 long-term incentives plan and were earned and vested in proportion to the accomplishment of each executive officer’s goals during fiscal year 2008. The figure shown in this column represents the number of shares deemed earned for fiscal year 2008 performance, as determined by the compensation committee on November 13, 2008. All shares deemed unearned were forfeited. The earned shares are included in this table because as of the end of fiscal year 2007, the relevant performance condition had been satisfied, but the shares remained unvested until November 21, 2008.

(2)	The market value noted in this column was determined by multiplying the number of unvested shares by $2.08, the closing price of our common stock on the last business day of fiscal year 2008.

(3)	In connection with the resignation of his employment effective April 21, 2008, Mr. Biddiscombe immediately forfeited the non-vested portion of his equity awards and forfeited the remaining awards on July 21, 2008.

(4)	In connection with the resignation of his employment effective November 21, 2008, Mr. Cook immediately forfeited the non-vested portion of his equity awards and will forfeit any remaining vested, but unexercised equity awards on February 21, 2009.

Stock Option Award Vesting Schedule

The vesting schedule for stock option awards is set forth below.

Grant Date	Vesting

1/18/1999 8/4/2006	Options vested as to 25% of the underlying award on the first anniversary of the grant date and as to 6.25% of the underlying award each quarter for three years thereafter.

10/27/2000	Options vested as to 50% of the underlying award on each anniversary of the grant date for two years.

3/30/2001	Options vested as to 50% of the underlying award on the first anniversary of the grant date and as to 25% of the underlying award on each anniversary of the grant date for two years thereafter.

4/3/2002	The options listed under this grant date were repriced options from earlier grants. Each repriced grant retained its original vesting schedule, but we note the original grant date below. Mr. Halim received a grant of 16,092 options on February 10, 2000, and a grant of 16,093 options on July 24, 2000. Mr. Virk received a grant of 715 options on March 13, 2000 and July 24, 2000, and a grant of 786 options on October 1, 2001. Mr. Hamilton received a grant of 715 options on July 24, 2000, and a grant of 1,251 options on September 26, 2001. Mr. Medrek received a grant of 1,520 options on October 19, 1999, a grant of 2,860 options on March 13, 2000, and a grant of 2,860 options on July 24, 2000. Mr. Cook received a grant of 1,072 options on January 1, 2000, and a grant of 572 options on July 24, 2000. The vesting schedule for each of these grants provided for 25% of the underlying award to vest on each anniversary of the grant date for four years, except the vesting schedule for Mr. Medrek’s award granted on October 19, 1999. This award was made under a plan of a company that we acquired, and we have no detailed information about its original vesting schedule. This award was fully vested as of December 31, 2004.

4/26/2002	Options vested as to 25% of the underlying award on each anniversary of the grant date for four
11/5/2002	years.
8/15/2003
7/16/2004
11/15/2007

7/30/2004	Options vested as to 25% of the underlying award on the first anniversary of the grant date and as to 2.083% of the underlying award each month for three years thereafter.

1/28/2005	Options vested as to 50% of the underlying award on the six month anniversary of the grant date and as to 50% of the underlying award on the one year anniversary of the grant date.

3/23/2005	Options vested as to 25% of the underlying award on January 3, 2006 and will continue to vest as to 25% of the underlying award on each anniversary of that date for three years thereafter.

3/10/2006	Options vested as to 25% of the underlying award on August 1, 2007 and will continue to vest as to 25% of the underlying award on each anniversary of that date for three years thereafter. The vesting of the options was conditioned on Mr. Virk’s relocation to Southern California.

2/2/2007	Options vested as to 12.5% of the underlying award on the 15 month anniversary of the grant date and will continue to vest as to 12.5% of the underlying award each quarter for seven quarters thereafter.

7/24/2008	Options will vest as to 25% of the underlying award on the first anniversary of the grant date and as to 2.083% of the underlying award each month for three years thereafter.

Restricted Stock Award Vesting Schedule

The vesting schedule for restricted stock awards is set forth below.

Grant Date	Vesting
1/31/2006	The shares of restricted stock vested as to 25% of the underlying award on the first anniversary of
8/4/2006	the grant date and will continue to vest as to 6.25% of the underlying award each quarter for three years thereafter.

3/10/2006	The shares of restricted stock vested as to 25% of the underlying award on August 1, 2007 and will continue to vest as to 25% of the underlying award on each anniversary of that date for three years thereafter. The vesting of the shares of restricted stock was conditioned on Mr. Virk’s relocation to Southern California.

11/16/2006	The shares of restricted stock vested as to 50% of the underlying award on the first anniversary of
11/17/2006 12/1/2006	the grant date and will vest as to 50% of the underlying award on the second anniversary of the grant date.
7/27/2007

11/15/2007 12/20/2007	The shares of restricted stock were earned and fully vested on November 21, 2008. Shares subject to this grant were earned based on achievement of overall company and individual performance goals. Shares that remained unearned based on these goals were forfeited on November 21, 2008. For a discussion of the vesting provisions of these awards, see “Executive Officer and Director Compensation — Compensation Discussion and Analysis — Elements of Compensation — Incentive-Based Compensation — Equity Incentive Awards” above.

3/7/2008	The shares of restricted stock vested as to 12.5% of the underlying award April 30, 2008 and will continue to vest as to 12.5% of the underlying award each quarter for seven quarters thereafter.

7/25/2008	The shares of restricted stock would have vested as to 25% of the underlying award on July 31, 2009 and as to 25% of the underlying award on each anniversary thereafter. These shares were forfeited in connection with Mr. Cook’s resignation of his employment, effective November 21, 2008.

Option Exercises and Stock Vested

The following table sets forth information regarding the vesting of restricted stock awards for each of our named executive officers during fiscal year 2008. There were no options exercised by our named executive officers during fiscal year 2008.

	Stock Awards
	Number of Shares	Value Realized on
	Acquired on Vesting	Vesting
Name	(#)	($)(1)

Raouf Y. Halim	33,167	$196,880
Bret W. Johnsen	—	—
Preetinder S. Virk	13,120	66,506
Gerald J. Hamilton	12,101	70,319
Thomas J. Medrek	8,337	49,646
Simon Biddiscombe	15,166	80,764
Raymond D. Cook	4,207	24,240

(1)	We computed the dollar amount realized upon vesting by multiplying the number of shares by the market price of the underlying securities on the vesting date.

Nonqualified Deferred Compensation

Our deferred compensation plan provides for the deferral of compensation on a basis that is not tax-qualified for a select group of highly compensated employees and directors. A participant may defer up to 100% of base annual salary, annual bonus and director fees. If a participant elects to defer from any of these three sources, he or she must defer at least $2,000 from the source from which he or she deferred. A participant may also elect to defer 100% of restricted stock grants and qualifying gains with respect to the exercise of eligible stock options.

We provide a matching amount to each participant equal to the match the participant would have received under our retirement savings plan but for his or her participation in our deferred compensation plan and the limitations of certain provisions of the Internal Revenue Code, less the match actually credited to the participant’s retirement savings plan account. We may also, in our discretion, credit any amount we desire to any participant’s account under the terms of our deferred compensation plan.

A participant may allocate and apportion his or her account funds (other than deferred restricted stock grants and stock option grants) in 5% increments into personally selected measurement funds. He or she may choose these funds from a pre-selected list, previously determined by our company, consisting of mutual funds, insurance company separate accounts, indexed rates or other investment vehicles. Interest and other plan earnings of individual accounts are determined by the performance of these measurement funds on a daily basis. These funds are used solely for measurement purposes, and participants hold no actual investment in them.

A participant or the beneficiary may pre-elect to receive benefits under the plan pursuant to an annual installment method of 2, 5, 10, 15 or 20 years or in a lump sum after retirement. Benefits from death or other termination will be payable in a single lump sum.

In November 2008, acting pursuant to the terms of our deferred compensation plan, the compensation committee suspended future deferrals to the plan.

The following table sets forth amounts deferred by the named executive officers under our deferred compensation plan during fiscal year 2008.

	Executive	Company	Aggregate		Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Balance at
	in Last Fiscal	in Last Fiscal	Last Fiscal	Withdrawals/	Last Fiscal
	Year	Year	Year	Distributions	Year End
Name	($)(1)	($)(2)	($)(3)	($)	($)

Raouf Y. Halim	—	—	—	—	—
Bret W. Johnsen	—	—	—	—	—
Preetinder S. Virk	—	—	—	—	—
Gerald J. Hamilton	—	—	—	—	—
Thomas J. Medrek	—	—	$(34,369)	—	$108,626
Simon Biddiscombe	$3,046	$617	739	—	37,810
Raymond D. Cook	—	—	—	—	—

(1)	These amounts are included in the “Summary Compensation Table” above in the “Salary” column.

(2)	These amounts are included in the “Summary Compensation Table” above in the “All Other Compensation” column.

(3)	These amounts are not included in the “Summary Compensation Table” above because the earnings are not preferential or above-market.

Potential Payments upon Termination or Change-in-Control

Under the terms of our standard change of control agreement, deferred compensation plan and 2003 long-term incentives plan, our named executive officers may be entitled to certain payments upon termination of their employment. The following description of the agreement and plans is qualified by reference to the complete text of the agreement and plans, which have been filed with the SEC.

The following table sets forth estimated payments that would be made to each of our named executive officers upon termination of employment under various circumstances, including: (i) death; (ii) in connection with a change of control; (iii) other than for personal performance; and (iv) for any other reason. The information set forth in the table assumes:

•	the termination event occurred on the last day of fiscal year 2008;

•	all payments are made in a lump sum on the date of termination;

•	we are current on all obligations owed the executive through the date of termination (including salary and bonus, but excluding accrued vacation); and

•	the executive does not find new employment with another employer within two years.

The actual amounts to be paid can only be determined at the time of the executive’s termination of employment and may differ materially from the amounts set forth in the table below. The amounts set forth in the table below do not reflect the withholding of applicable state and federal taxes. Following the table is a description of the plans and agreements that affect potential payments upon death, termination or change of control.

		Qualified	Termination for	Termination
		Termination in	Reason Other than	for Any
		Connection with a	Personal	Other
Name	Death	Change of Control	Performance	Reason

Raouf Y. Halim
Accrued Vacation	$ 57,988	$ 57,988	$ 57,988	$ 57,988
Deferred Compensation Plan	—	—	—	—
2003 Long-Term Incentives Plan	124,282	—	—	—
Change of Control Agreement
Multiplied Salary(1)	—	1,500,000	—	—
Multiplied Annual Bonus(2)	—	1,500,000	—	—
Welfare Benefits(3)	—	36,600	—	—
Outplacement Services(4)	—	12,000	—	—
Acceleration of Equity Awards(5)	—	124,282	—	—
Gross-up Payment	—	—	—	—

Total	$182,270	$3,230,870	$ 57,988	$ 57,988

Bret W. Johnsen
Accrued Vacation	$ 1,734	$ 1,734	$ 1,734	$ 1,734
Deferred Compensation Plan	—	—	—	—
2003 Long-Term Incentives Plan	—	—	—	—
Change of Control Agreement
Multiplied Salary(1)	—	600,000	—	—
Multiplied Annual Bonus(2)	—	330,000	—	—
Welfare Benefits(3)	—	36,600	—	—
Outplacement Services(4)	—	12,000	—	—
Acceleration of Equity Awards(5)	—	—	—	—
Gross-up Payment	—	—	—	—

Total	$ 1,734	$ 980,334	$ 1,734	$ 1,734

		Qualified	Termination for	Termination
		Termination in	Reason Other than	for Any
		Connection with a	Personal	Other
Name	Death	Change of Control	Performance	Reason

Preetinder S. Virk
Accrued Vacation	$ 18,535	$ 18,535	$ 18,535	$ 18,535
Deferred Compensation Plan	—	—	—	—
2003 Long-Term Incentives Plan	49,920	—	—	—
Severance Arrangement	—	110,577	110,577
Change of Control Agreement
Multiplied Salary(1)	—	500,000	—	—
Multiplied Annual Bonus(2)	—	275,000	—	—
Welfare Benefits(3)	—	36,600	—	—
Outplacement Services(4)	—	12,000	—	—
Acceleration of Equity Awards(5)	—	49,920	—	—
Gross-up Payment	—	—	—	—

Total	$ 68,455	$1,002,632	$129,112	$ 18,535

Gerald J. Hamilton
Accrued Vacation	$ 5,575	$ 5,575	$ 5,575	$ 5,575
Deferred Compensation Plan	—	—	—	—
2003 Long-Term Incentives Plan	43,420	—	—	—
Change of Control Agreement
Multiplied Salary(1)	—	500,000	—	—
Multiplied Annual Bonus(2)	—	275,000	—	—
Welfare Benefits(3)	—	36,600	—	—
Outplacement Services(4)	—	12,000	—	—
Acceleration of Equity Awards(5)	—	43,420	—	—
Gross-up Payment	—	—	—	—

Total	$ 48,995	$ 872,595	$ 5,575	$ 5,574

Thomas J. Medrek
Accrued Vacation	$ 20,912	$ 20,912	$ 20,912	$ 20,912
Deferred Compensation Plan	108,626	108,626	108,626	108,626
2003 Long-Term Incentives Plan	30,472	—	—	—
Change of Control Agreement
Multiplied Salary(1)	—	600,000	—	—
Multiplied Annual Bonus(2)	—	330,000	—	—
Welfare Benefits(3)	—	36,600	—	—
Outplacement Services(4)	—	12,000	—	—
Acceleration of Equity Awards(5)	—	30,472	—	—
Gross-up Payment	—	—	—	—

Total	$160,010	$1,138,610	$129,538	$129,538

(1)	The multiple used for the multiplied salary for Mr. Halim as our chief executive officer is three. The multiple used for all other named executive officers is two. The multiplied salary amount is based on the named executive officer’s base annual salary as of the end of fiscal year 2008.

(2)	The multiple used for the multiplied bonus for Mr. Halim as our chief executive officer is three. The multiple used for each other named executive officers is two. The annual bonus amount used is based on individual target incentive amounts for each named executive officer as established by the compensation committee for fiscal year 2008.

(3)	Welfare benefits include the following benefits:

Annual
Benefits (Insurance Premiums)	Value

Medical	$15,200
Dental	1,875
Vision	325
Basic Life and Accidental Death and Disability	750
Long-Term Disability	450

(4)	The value of outplacement services is estimated based on industry standards.

(5)	The value of accelerated option awards is calculated by multiplying the number of outstanding but unvested options by the difference between the exercise price of the option and $2.08, the price of our common stock on the last business day of fiscal year 2008. The value of accelerated restricted stock awards is calculated by multiplying the number of outstanding but unvested shares of restricted stock by $2.08, the price of our common stock on the last business day of fiscal year 2008.

Departures

Effective April 21, 2008, Mr. Biddiscombe resigned from his position as our senior vice president, chief financial officer, secretary and treasurer. In connection with Mr. Biddiscombe’s departure, we agreed to forgive repayment of $50,000 of the remaining balance of his $100,000 retention bonus in exchange for his assistance with the transition to a new chief financial officer and a promise not to solicit or hire any of our employees for a period of one year. We also paid Mr. Biddiscombe $13,075 in accrued vacation in connection with his resignation. Pursuant to his election under our deferred compensation plan, we paid Mr. Biddiscombe $37,746 in November 2008, and any remaining amounts due to Mr. Biddiscombe as a participant in such plan will be paid to him in February 2009.

Effective November 21, 2008, Mr. Cook resigned from his position as vice president, finance, and controller. In connection with Mr. Cook’s departure, we entered into a transition agreement with him, under which we agreed to forgive repayment of the $25,000 cash portion of his retention bonus in exchange for his agreement not to solicit or hire any of our employees for a period of one year and his assistance with financial reporting for the first quarter of fiscal year 2009 and our transition to a new controller. We also paid Mr. Cook $15,858 in accrued vacation in connection with his resignation.

Plans and Agreements Affecting Potential Payments upon Termination or Change-in-Control

Deferred Compensation Plan

Under the terms of our deferred compensation plan, a participating executive is entitled to receive the balance of his account upon termination of his employment. A participant or the beneficiary may pre-elect to receive benefits under the plan pursuant to an annual installment method of 2, 5, 10, 15 or 20 years or in a lump sum after retirement. Benefits from death or other termination will be payable in a single lump sum.

Participants in our deferred compensation plan are entitled to this benefit regardless of the reason for the termination. Of the named executive officers employed as of the end of fiscal year 2008, only Mr. Medrek had outstanding balances under our deferred compensation plan.

Accrued Vacation

Our named executive officers are entitled to payments for their accrued vacation time regardless of the reason for the termination of their employment. The amounts of these payments vary with respect to each individual officer.

2003 Long-Term Incentives Plan

Under the terms of our 2003 long-term incentives plan, the estate or beneficiaries of a deceased employee are entitled to exercise all outstanding options for up to three years following the employee’s death. The estate or beneficiaries may exercise these options regardless of whether the options had vested prior to the employee’s death. Any unvested shares of restricted stock held by a deceased employee are deemed to have been earned upon death. The table accounts for this benefit by multiplying the number of outstanding but unvested options by the difference between the exercise price of the option and $2.08, the price of our common stock on the last business day of fiscal year 2008. An employee terminated for reasons other than cause or his death may exercise only the options vested and exercisable as of the termination date for a period of three months following termination. An employee terminated for cause forfeits all options. No other financial benefit from restricted stock awards is derived upon termination of employment for reasons other than cause or death.

Because of the spread between the exercise prices of the options held by our named executive officers and the closing price of our common stock on the last business day of the fiscal year, none of our named executive officers would have derived financial benefit from the acceleration of options for the purposes of this table.

The acceleration of outstanding but unvested equity awards in the event of a change of control is discussed above under the caption “Executive Officer and Director Compensation — Compensation Discussion and Analysis — Other Compensation Policies — Change of Control Agreements.”

Change of Control Agreements

Each of the named executive officers has entered into our standard change of control agreement, which provides under certain circumstances for payments upon termination of employment in connection with a change of control of our company. Additional information regarding the change of control agreements is discussed above under the caption “Executive Officer and Director Compensation — Compensation Discussion and Analysis — Other Compensation Policies — Change of Control Agreements.”

Severance Arrangements

Pursuant to an offer letter entered into in connection with his transfer to a position in Southern California, Mr. Virk has a limited severance arrangement. If Mr. Virk’s position is eliminated due to a change of control or a business performance reduction in workforce not related to his personal job performance, subject to a full release of claims, he is entitled to 23 weeks of salary continuation. The severance arrangement contained in this offer letter expires on September 30, 2009.

Director Compensation

The following table sets forth the compensation earned for services performed for us as a director by each member of the board, other than any director who is also a named executive officer, during fiscal year 2008.

	Fees Earned
	or Paid in	Stock	Option
	Cash	Awards	Awards	Total
Name(1)	($)(2)	($)(3)	($)(4)	($)

Donald R. Beall(5)	$12,500	—	$5,480	$17,980
Dwight W. Decker	96,875	$9,150	22,179	128,204
Donald H. Gips(6)	71,875	9,150	23,718	104,743
Michael T. Hayashi	63,750	9,150	20,666	93,566
Ming Louie	63,750	9,150	22,179	95,079
Thomas A. Madden	80,000	9,150	22,179	111,329
Jerre L. Stead	55,000	9,150	22,179	86,329

(1)	Mr. Halim serves as a member of the board and also as one of our executive officers. Mr. Halim did not receive any compensation for serving as a member of the board, but is compensated for serving as our chief executive officer.

(2)	Represents the amount of cash compensation earned during fiscal year 2008 for service on the board and committees of the board, as applicable. For more information on how the directors were compensated, please see the explanation set forth below.

(3)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended October 3, 2008, in accordance with FAS 123R, of awards pursuant to our directors stock plan. Assumptions used in the calculation of these amounts are included in Note 10, “Stock-Based Compensation,” to our audited financial statements for the fiscal year ended October 3, 2008 included in our annual report on Form 10-K filed with the SEC on December 16, 2008. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. On April 7, 2008, we awarded each non-employee director 3,000 restricted stock units. These awards were granted pursuant to our directors stock plan. The grant date fair value of each stock award, as computed in accordance with FAS 123R, is $9,150 for each director.

As of the end of fiscal year 2008, each of the following directors held awards of restricted stock in the aggregate amounts set forth in the table below, subject to the terms of their award agreements:

Aggregate Number
of Shares of
Restricted Stock
Name	(#)

Donald R. Beall	—
Dwight W. Decker	5,000
Donald H. Gips	5,000
Michael T. Hayashi	5,000
Ming Louie	5,000
Thomas A. Madden	5,000
Jerre L. Stead	5,000

As of the end of fiscal year 2008, each of the following directors held awards of restricted stock units in the aggregate amounts set forth in the table below, subject to the terms of their award agreements:

Aggregate Number of
Restricted Stock Units
Name	(#)

Donald R. Beall	—
Dwight W. Decker	3,000
Donald H. Gips	3,000
Michael T. Hayashi	3,000
Ming Louie	3,000
Thomas A. Madden	3,000
Jerre L. Stead	3,000

(4)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended October 3, 2008, in accordance with FAS 123R, of awards pursuant to our directors stock plan. Assumptions used in the calculation of these amounts are included in Note 10, “Stock-Based Compensation,” to our audited financial statements for the fiscal year ended October 3, 2008 included in our annual report on Form 10-K filed with the SEC on December 16, 2008. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. On April 7, 2008, we awarded each non-employee director 4,000 stock options. These awards were granted pursuant to our directors stock plan. The grant date fair value of each option award, as computed in accordance with FAS 123R, is $5,840 for each director.

As of the end of fiscal year 2008, each of the following directors held awards of stock options to purchase shares of our common stock in the aggregate amounts set forth in the table below, subject to the terms of their award agreements:

Aggregate Number of
Stock Options
Name	(#)

Donald R. Beall	30,435
Dwight W. Decker	250,902
Donald H. Gips	24,000
Michael T. Hayashi	20,000
Ming Louie	28,000
Thomas A. Madden	28,000
Jerre L. Stead	43,729

(5)	Mr. Beall retired from the board effective November 15, 2007. In connection with Mr. Beall’s retirement, the board and the compensation committee approved the acceleration of all unvested stock options and other equity awards held by Mr. Beall in accordance with our directors stock plan and our 2003 stock option plan. All unexercised stock options held by Mr. Beall as of November 15, 2007 became fully vested and exercisable; provided that each such option will expire upon the earlier to occur of: (i) November 15, 2012; or (ii) the expiration date specified in such option. In addition, all shares of restricted stock held by Mr. Beall vested ten days after his retirement in accordance with the terms of our directors stock plan.

(6)	Mr. Gips’ director fees have been deferred pursuant to our deferred compensation plan. Mr. Gips resigned from the board effective January 15, 2009.

How are directors compensated?

For board participation during fiscal year 2008, we paid each of our non-employee directors an annual base compensation of $30,000 and our non-employee chairman of the board an annual base compensation of $50,000. They each also received committee participation compensation equal to $2,500 annually for service on the compensation committee and/or the governance committee ($7,500 if serving as chairman of such committee) and

$5,000 annually for service on the audit committee ($10,000 if serving as chairman of such committee). Each non-employee director received $1,250 per meeting for each board and committee meeting attended in person or by telephone. Directors who are our employees are not paid any additional compensation for their service on the board. The board may from time to time appoint additional standing or ad hoc committees, and may compensate directors who serve on them differently than we currently compensate members of our standing committees. During fiscal year 2008, we paid members of the financing committee $1,250 per committee meeting. We reimburse each of our directors for reasonable out-of-pocket expenses that they incur in connection with their service on the board.

Beginning on January 1, 2009, annual compensation for service on the compensation committee and the governance committee will be increased from $2,500 to $5,000, and annual compensation for service as chairman of those committees will be increased from $7,500 to $10,000. Annual compensation for service on the audit committee will be increased from $5,000 to $7,500, and annual compensation for service as chairman of the audit committee will be increased from $10,000 to $15,000.

Our non-employee directors are eligible to participate in our directors stock plan, which is administered by the compensation committee under authority delegated by the board. The directors stock plan provides that upon initial election to the board, each non-employee director is granted an option to purchase 8,000 shares of our common stock at an exercise price per share equal to its fair market value on the date of grant. The options become exercisable in four equal installments on each of the first, second, third and fourth anniversaries of the date the options are granted. In addition, each non-employee director is granted an option to purchase 4,000 shares of our common stock following each annual meeting of stockholders.

Our directors stock plan also provides that, following each annual meeting of stockholders, each non-employee director is granted restricted stock units in an amount equal to the lesser of: (i) 3,000 restricted stock units; or (ii) the number of restricted stock units (rounded to nearest whole unit) equal to $45,000 divided by the closing price of our common stock on the date of grant. One share of our common stock is issuable upon settlement for each restricted stock unit awarded. Other than the right to receive dividends, the recipients of restricted stock units will not have the rights of a stockholder, such as the right to vote, until the restricted stock units are settled by the issuance of shares of our common stock. The restricted stock units will not be settled for shares of our common stock until ten days after: (i) the recipient retires from the board after attaining age 55 and completing at least five years of service as a director; or (ii) the recipient resigns from the board or ceases to be a director by reason of antitrust laws, compliance with our conflict of interest policies, death, disability or other circumstances, and the board has not determined (prior to the expiration of such ten day period) that such resignation or cessation of service as a director is adverse to the best interests of our company.

Subject to stockholder approval, the directors stock plan will be amended to increase the number of stock options and restricted stock units granted to new and continuing non-employee directors. If passed, the amendment would increase the number of options to purchase our common stock granted to non-employee directors upon initial election to the board to 10,000 stock options and add a grant of 10,000 restricted stock units to non-employee directors upon initial election to the board. The amendment would also increase the number of stock options and restricted stock units granted to our continuing non-employee directors following the 2009 annual meeting and every annual meeting thereafter to 5,000 stock options and restricted stock units in the amount equal to the lesser of: (i) 5,000 restricted stock units; and (ii) the number of restricted stock units (rounded to the nearest whole unit) equaling $45,000 divided by the closing price of our common stock on the date of the grant. For more information about the proposed amendment to the directors stock plan, see below under the caption “Proposal 4 — Approval of Amended and Restated Directors Stock Plan.”

Under the terms of our deferred compensation plan, a director previously could elect to defer all or part of his cash compensation and certain equity awards as described under the caption “Executive Officer and Director Compensation — Nonqualified Deferred Compensation” above. In November 2008, acting pursuant to the terms of our deferred compensation plan, the compensation committee suspended future deferrals to the plan. Each director also has the option each year to receive all or a portion of cash compensation due via shares of our common stock or restricted stock units valued at the closing price of our common stock on the date each payment would otherwise be made.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of the end of fiscal year 2008 about shares of our common stock that may be issued upon the exercise of options, warrants and rights granted under all of our existing equity compensation plans, including our 2003 long-term incentives plan, 2003 stock option plan and directors stock plan.

			Number of Securities
			Remaining Available for
	Number of Securities		Future Issuance
	to be Issued upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by stockholders
2003 long-term incentives plan(1)	1,527,387	$11.35	290,236
2003 stock option plan(2)	1,621,107	9.91	—
Directors stock plan(3)	180,000	15.85	48,371
Equity compensation plans not approved by stockholders(4)	200,000	3.87	—

Total(5)	3,528,494	10.50	338,607

(1)	As of November 30, 2008, under our 2003 long-term incentives plan, there were: (i) 1,526,380 securities to be issued upon exercise of outstanding options, warrants and rights, having a weighted-average exercise price of $11.25 and a weighted-average term to expiration of 4.83 years; (ii) 352,984 shares of restricted stock outstanding; and (iii) 279,028 securities remaining available for future issuance.

(2)	As of November 30, 2008, under our 2003 stock option plan, there were: (i) 1,420,168 securities to be issued upon exercise of outstanding options, warrants and rights, having a weighted-average exercise price of $9.67 and a weighted-average term to expiration of 1.57 years; and (ii) zero securities remaining available for future issuance.

(3)	As of November 30, 2008, under our directors stock plan, there were: (i) 180,000 securities to be issued upon exercise of outstanding options, warrants and rights, having a weighted-average exercise price of $15.85 and a weighted-average term to expiration of 6.36 years; (ii) 30,000 shares of restricted stock outstanding; (iii) 18,000 shares of restricted stock units outstanding; and (iv) 48,371 securities remaining available for future issuance.

(4)	As of November 30, 2008, there were 200,000 securities to be issued upon exercise of outstanding options, warrants and rights, having a weighted-average exercise price of $3.87 and a weighted-average term to expiration of 7.7 years. These securities relate to an inducement grant to Mr. Johnsen, the material terms of which are discussed above under the caption “Executive Officer and Director Compensation — Compensation Discussion and Analysis — Transition to a New Chief Financial Officer.”

(5)	As of November 30, 2008, under all plans combined, there were: (i) 3,326,548 securities to be issued upon exercise of outstanding options, warrants and rights, having a weighted-average exercise price of $10.38 and a weighted-average term to expiration of 3.69 years; (ii) 382,984 shares of restricted stock outstanding; (iii) 18,000 restricted stock units outstanding; and (iv) 327,399 securities remaining available for future issuance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Change of Control Agreements

We have entered into change of control agreements with each of our current executive officers. The change of control agreements provide for certain payments upon a qualified termination in connection with a change of control. Additional information regarding the change of control agreements is discussed above under the caption “Executive Officer and Director Compensation — Compensation Discussion and Analysis — Other Compensation Policies — Change of Control Agreements.”

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and Mr. Johnsen. Each indemnification agreement provides that we will indemnify the director or executive officer from and against any expenses incurred by them as provided in Article III, Section 14 of our bylaws (subject to the procedural provisions specified in our bylaws) and, to the extent the laws of Delaware are amended to increase the scope of permissible indemnification, to the fullest extent of Delaware law.

Severance Agreements

On October 10, 2008, we entered into a severance and general release agreement with Thomas A. Stites in connection with his resignation as our senior vice president, communications. The material terms of the agreement provide that we will: (i) pay Mr. Stites at a rate of $2,403.85 (equal to half of his then existing salary rate) per week for the period beginning October 11, 2008 through November 14, 2008 in exchange for his assistance in the transition; (ii) pay Mr. Stites severance at a rate of $4,807.69 (equal to his then existing salary rate) beginning November 15, 2008 and ending November 13, 2009; (iii) continue paying Mr. Stites’ medical, dental, vision, life insurance, executive physical, health club and financial counseling benefits until February 12, 2010; and (iv) provide Mr. Stites with outplacement assistance. The agreement also provides that Mr. Stites will be placed on unpaid leave from November 13, 2009 through February 12, 2010, during which time all unvested stock options and restricted stock awards will continue to vest and after which time all unvested stock options and restricted stock awards will expire. Any vested stock options as of February 12, 2010, will be exercisable for a period of three months thereafter. The agreement also contains: (i) Mr. Stites’ release of all claims against us; and (ii) a promise not to solicit our employees for a period ending February 12, 2011. The total approximate dollar value of Mr. Stites’ interest in the agreement is $272,089.

On November 19, 2007, we entered into a severance and general release agreement with Jay E. Cormier in connection with his resignation as our senior vice president and general manager, high-performance analog. The material terms of the agreement provided that we would: (i) pay Mr. Cormier severance at a rate equal to his then existing salary rate of $5,000 per week beginning December 1, 2007 and ending August 29, 2008; (ii) continue paying Mr. Cormier’s medical, dental, vision, life insurance, executive physical, health club and financial counseling benefits until November 28, 2008; and (iii) provide Mr. Cormier with outplacement assistance. The agreement also provided that Mr. Cormier would be placed on unpaid leave from August 30, 2008 through November 28, 2008, during which time all unvested stock options and restricted stock awards would continue to vest and after which time all unvested stock options and restricted stock awards would expire. Any vested stock options as of November 28, 2008, became exercisable for a period of three months thereafter. The agreement also contained: (i) a limited non-competition provision (through the period of unpaid leave); (ii) Mr. Cormier’s release of all claims against us; and (iii) a promise not to solicit our employees for a period ending November 28, 2009. The total approximate dollar value of Mr. Cormier’s interest in the agreement was $358,000.

On July 19, 2007, we entered into an agreement with Bradley W. Yates in connection with his resignation as our senior vice president and chief administrative officer. The material terms of the agreement provided that we would continue to pay Mr. Yates’ health benefits and financial counseling through December 31, 2007, including tax preparation and filing in early 2008 for the 2007 tax year. The agreement further provided that Mr. Yates would be placed on unpaid leave through June 30, 2008, during which time all unvested stock options and restricted stock awards would continue to vest and after which time all unvested stock options and restricted stock awards would expire. Any vested stock options as of June 30, 2008, became exercisable for a period of three months thereafter. Mr. Yates also remained eligible for his award under the fiscal year 2007 MAP which vested in November 2007 and was prorated to reflect the length of his employment during fiscal year 2007. The terms of the agreement provided that Mr. Yates was to : (i) repay a portion of the cash bonus awarded to him in January 2007 in accordance with the terms of the cash bonus award; (ii) provide us with up to eight hours per week of consulting services; (iii) forfeit his February 2007 grant of restricted stock; (iv) not solicit or hire our employees for a period of one year; and (v) release all claims against us. The total approximate dollar value of Mr. Yates’ interest in the agreement was $142,000.

Spin-off from Conexant

Warrant

In June 2003, Conexant completed the distribution to Conexant stockholders of all outstanding shares of our common stock. In connection with the spin-off, we issued to Conexant a warrant to purchase 6 million shares of our common stock at a price of $17.04 per share, exercisable for a period beginning one year and ending 10 years after the spin-off. Pursuant to a registration rights agreement between us and Conexant, we have registered with the SEC the sale or resale of the warrants and the underlying shares of our common stock.

Common Directors

Mr. Decker and Mr. Stead are directors of Conexant.

Sublease

In connection with the spin-off, we entered into a sublease with Conexant for our headquarters. In March 2005, we entered into an amended and restated sublease with Conexant. Rent payable under the amended and restated sublease is approximately $3.9 million annually, subject to annual increases of 3%, plus a prorated portion of operating expenses associated with the leased property. In addition, each year we may elect to purchase certain services from Conexant based on a prorated portion of Conexant’s actual costs. We paid Conexant $6.5 million in rent and related operating expenses during fiscal year 2008.

Other Agreements

In connection with the spin-off, we entered into the following additional agreements with Conexant: (i) a transition services agreement relating to services to be provided by Conexant to us and by us to Conexant following the spin-off; (ii) a patent license agreement relating to the allocation of certain rights relating to certain patents distributed to us in connection with the spin-off; (iii) a distribution agreement regarding the transfer from Conexant to us of the assets and liabilities of Conexant’s Internet infrastructure business; (iv) a tax allocation agreement regarding the allocation of liabilities and obligations with respect to taxes; and (v) an employee matters agreement regarding employee benefit plans and compensation arrangements. During fiscal year 2008, no payments were made pursuant to these agreements.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to the audit committee charter, which can be found at www.mindspeed.com, the audit committee is responsible for the review and approval of related person transactions, unless the transaction is approved by another independent body of the board. A related person is a director, executive officer, nominee for director or certain stockholders of our company since the beginning of the last fiscal year and their respective immediate family members. A related person transaction is a transaction involving: (i) our company and any related person when the amount involved exceeds the lesser of (A) $120,000 and (B) one percent of the average of our total assets at year end for the last two completed fiscal years; and (ii) the related person has a material direct or indirect interest. For fiscal years 2007 and 2008, the average of one percent of our total assets at year end was approximately $913,415.

We identify transactions for review and approval through our code of business conduct and ethics which can be found at www.mindspeed.com. This code requires our employees to disclose any potential or actual conflicts of interest to our legal department or our human resources department. Directors must disclose potential or actual conflicts of interests to the chairman of the board, audit committee or compensation committee. This disclosure also applies to potential conflicts involving immediate family members of the employees and directors. Each year we require our directors and executive officers to complete a questionnaire intended to identify any transactions or potential transactions that must be reported according to SEC rules and regulations. This questionnaire also requires our directors and executive officers to promptly notify us of any changes during the course of the year.

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the Compensation Committee Report and the Audit Committee Report which follow do not constitute soliciting material and shall not be deemed filed or incorporated by reference into any such filings, except to the extent that we specifically incorporate any such information into any such future filings.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and has recommended to the board of directors that it be included in the company’s annual report on Form 10-K for the fiscal year ended October 3, 2008 and in this proxy statement.

Compensation and Management Development Committee

Jerre L. Stead, Chairman
Michael T. Hayashi
Thomas A. Madden

AUDIT COMMITTEE REPORT

The audit committee has furnished the following report on audit committee matters:

The audit committee assists the board in overseeing the accounting and financial reporting processes of the company and the audits of the financial statements of the company. The audit committee operates in accordance with a written charter which was adopted by the board; a copy of which is available on the company’s website at www.mindspeed.com. Management is responsible for the preparation, presentation and integrity of the company’s financial statements. Management is also responsible for establishing and maintaining adequate internal control over financial reporting and evaluating the effectiveness of the company’s internal control over financial reporting. The independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the company’s financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. Deloitte & Touche is also responsible for expressing opinions on management’s assessment of the effectiveness of the company’s internal control over financial reporting and on the effectiveness of the company’s internal control over financial reporting.

In this context, we met and held discussions throughout the year with management and Deloitte & Touche regarding the company’s financial statements, including its audited financial statements, management’s assessment of the effectiveness of the company’s internal control over financial reporting and Deloitte & Touche’s evaluation of the company’s internal control over financial reporting. Management and Deloitte & Touche represented to us that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis. We also discussed with Deloitte & Touche matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

We discussed with Deloitte & Touche such firm’s independence from the company and its management, including the matters, if any, in the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. We also considered whether Deloitte & Touche’s provision of audit and non-audit services to the company is compatible with maintaining independence.

We discussed with the company’s internal auditors and Deloitte & Touche the overall scope and plans for their respective audits. We met with the internal auditors and Deloitte & Touche to discuss the results of their examinations, the evaluations of the company’s internal controls, disclosure controls and procedures and the overall quality and integrity of the company’s financial reporting.

Based on the reviews and discussions referred to above, we have recommended to the board that the audited financial statements be included in the company’s annual report on Form 10-K for the fiscal year ended October 3, 2008, and retained Deloitte & Touche as the independent registered public accounting firm for the fiscal year ending October 2, 2009.

Audit Committee

Thomas A. Madden, Chairman
Michael T. Hayashi
Ming Louie
Jerre L. Stead

PRINCIPAL ACCOUNTING FEES AND SERVICES

The table below sets forth the aggregate fees billed by Deloitte & Touche for professional services for fiscal year 2008 and fiscal year 2007.

Type of Fees	2008	2007

Audit fees(1)	$927,336	$861,975
Audit-related fees(2)	9,200	—
Tax fees(3)	13,114	13,873
All other fees	—	—

Total	$949,650	$875,848

(1)	Audit fees consisted of fees for professional services rendered for the audit of our annual financial statements, review of our quarterly financial statements, services normally provided in connection with statutory and regulatory filings and audit of our internal control over financial reporting and attestation of management’s report on the effectiveness of internal control over financial reporting.

(2)	Audit related fees consisted of fees for professional services rendered in connection with business development-related activities.

(3)	Tax fees consisted of fees for professional services rendered for tax compliance, tax advice and tax planning.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The audit committee’s audit and non-audit services pre-approval policy provides for pre-approval of audit, audit-related, tax and all other services specifically described by the committee and individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy delegates to the chairman of the audit committee the authority to pre-approve non-audit services permitted by the Sarbanes-Oxley Act of 2002 up to a maximum for any one non-audit service of $50,000, provided that the chairman shall report any decisions to pre-approve such non-audit services to the full audit committee at its next regular meeting.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Did all directors and executive officers comply with Section 16(a) reporting requirements?

Based upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied during fiscal year 2008 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, except for one occasion in which one of our executive officers failed to file a complete Form 3 on a timely basis, which was subsequently corrected, and Forms 4 for our executive officers that received restricted stock grants in March 2008, which were inadvertently filed two days after the filing deadline.

Stockholder Proposals

How may stockholders make proposals or director nominations for the 2010 annual meeting?

Stockholders interested in submitting a proposal for inclusion in the proxy statement for the 2010 annual meeting may do so by submitting the proposal in writing to Mindspeed Technologies, Inc., 4000 MacArthur Boulevard, East Tower, Newport Beach, California 92660, Attention: Secretary. To be eligible for inclusion in our proxy statement, stockholder proposals must be received no later than October 1, 2009 and must comply with all applicable SEC requirements. The submission of a stockholder proposal does not guarantee that it will be included in the proxy statement.

Our bylaws also establish an advance notice procedure with regard to nominations of persons for election to the board and stockholder proposals to be brought before an annual meeting. Stockholder proposals and nominations may not be brought before the 2010 annual meeting unless, among other things, the stockholder’s submission contains certain information concerning the proposal or the nominee, as the case may be, and other information specified in our bylaws, and the stockholder’s submission is received by us no earlier than the close of business on November 10, 2009, and no later than December 10, 2009. However, if the date of our 2010 annual meeting is more than 30 days before or more than 60 days after the anniversary of our 2009 annual meeting, this information must be delivered not earlier than the close of business on the 120th day prior to the 2010 annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of the 2010 annual meeting. Proposals or nominations not meeting these requirements will not be entertained at the 2010 annual meeting. Stockholders recommending candidates for consideration by the governance committee must provide the candidate’s name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. These requirements are separate from, and in addition to, the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the proxy statement. A copy of the full text of these bylaw provisions may be obtained on our website at www.mindspeed.com or by writing to our secretary at the address above.

Proxy Solicitation Costs and Potential Savings

Who pays for the proxy solicitation costs?

We will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional materials furnished to stockholders. Copies of proxy solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names, which are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation material to such beneficial owners. One or more of telephone, email, facsimile or personal solicitation by our directors, officers or regular employees may supplement solicitation of proxies by mail. No additional compensation will be paid for such services. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be material.

What is “householding” of proxy materials and can it save the company money?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to our secretary at the address above or by calling (949) 579-6283.

Annual Report on Form 10-K and Financial Statements

How will I receive the annual report?

The SEC has adopted rules permitting companies to provide its stockholders with proxy materials electronically by posting the proxy materials on the Internet and providing its stockholders with a notice of availability. Pursuant to these rules, we are mailing a notice of Internet availability of proxy materials to stockholders of record and beneficial owners of our common stock as of the record date. The notice contains instructions on how to access and view the notice of the annual meeting, the chief executive officer’s letter to stockholders, this proxy statement and our 2008 annual report on Form 10-K electronically via the Internet. Unless we mailed you this proxy statement, you will not receive a printed copy of these materials unless you request a printed copy by following the instructions contained in the notice. The notice also instructs you on how you may submit your vote by telephone or via the Internet.

We will furnish our 2008 annual report on Form 10-K, including the financial statements and financial schedules, free of charge upon written request. The exhibits to the 2008 annual report on Form 10-K not included in the proxy materials are available electronically at www.sec.gov. We will furnish desired exhibits upon written request and payment of a fee of 10 cents per page covering our duplication costs. Written requests should be directed to our secretary at the address above. This proxy statement and our 2008 annual report to stockholders are available at http://investors.mindspeed.com/proxy. Our 2008 annual report on Form 10-K (including exhibits thereto) is also available on our website at www.mindspeed.com.

Code of Ethics

Does the company have a code of ethics and how may I obtain a copy?

We have adopted a code of ethics entitled “Code of Business Conduct and Ethics,” that applies to all employees, including our executive officers and directors. A copy of the code of ethics is posted on our website at www.mindspeed.com. In addition, we will provide to any person without charge a copy of the code upon written request to our secretary at the address above. We intend to disclose future amendments to certain provisions of the code, or waivers of such provisions granted to executive officers and directors, on our website within four business days following the date of such amendment or waivers.

Other Business

Will there be any other business conducted at the annual meeting?

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to in this proxy statement. If any other matter is properly brought before the meeting for action by stockholders, proxies will be voted in accordance with the recommendation of the board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

PROPOSAL 1 — ELECTION OF DIRECTORS

As discussed above under the caption “Board of Directors — Election of Directors,” the board has nominated Messrs. Decker and Halim for election to the board, each for a three year term expiring at our annual meeting in 2012. Unless marked otherwise, proxies received will be voted “FOR” the election of these two nominees, who currently serve as directors. If any such nominee for the office of director is unwilling or unable to serve as a nominee for the office of director at the time of the annual meeting, the proxies may be voted either for a substitute nominee designated by the proxy holders or by the board to fill such vacancy, or for the other nominees only, leaving a vacancy. The board has no reason to believe that any nominee will be unwilling or unable to serve if elected as a director.

Recommendation of the Board of Directors

The board recommends that stockholders vote “FOR” approval of proposal 1 — the election of Messrs. Decker and Halim as our directors for a term expiring at our annual meeting in 2012.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2009. Services provided to our company and its subsidiaries by Deloitte & Touche in fiscal year 2008 are described above under the caption “Principal Accounting Fees and Services.” Additional information regarding our independent registered public accounting firm is provided in the report of the audit committee above. Representatives of Deloitte & Touche will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

Recommendation of the Board of Directors

The board recommends that stockholders vote “FOR” approval of proposal 2 — ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2009.

In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the audit committee and the board, but not resubmitted for approval by our stockholders.

PROPOSAL 3 — APPROVAL OF AMENDED AND RESTATED 2003 LONG-TERM INCENTIVES PLAN

General

We are seeking stockholder approval of our amended and restated 2003 long-term incentives plan, which, among other things, will: (i) increase the number of shares reserved for issuance under the plan by an additional 2,815,000 shares; (ii) increase the number of shares that may be used for unrestricted stock, restricted stock and restricted stock units; and (iii) expand the performance conditions governing the grant of performance-based compensation under Section 162(m) of the Internal Revenue Code. The compensation committee approved our amended and restated 2003 long-term incentives plan in January 2009.

Approval of this proposal 3 requires the affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy and entitled to vote on this proposal 3 at our annual meeting. Shares held by stockholders abstaining from voting on this proposal 3 will be counted for purposes of determining a quorum and determining the total number of shares necessary for approval of this proposal 3, but will not be voted. An abstention will have the effect of a negative vote. Broker non-votes will not be considered as present or voting and as such will have no effect on the vote for this proposal 3.

Increase in Shares Reserved for Issuance under our 2003 Long-Term Incentives Plan

The amended and restated plan provides for an increase in the number of shares of common stock reserved for issuance under the plan from 3,860,000 shares to 6,675,000 shares, an increase of 2,815,000 shares. The proposed increase in the number of shares was determined after consultation with our third party compensation consultant, Semler Brossy, and use of a stock options modeling tool.

As of November 30, 2008, a total of 1,451,259 shares were subject to non-qualified stock options, 75,121 shares were subject to incentive stock options, 352,984 shares of restricted stock were outstanding, zero restricted stock units were outstanding, 333,042 shares of unrestricted stock had been granted and zero stock appreciation rights had been granted. A total of 279,028 shares remained available under the plan.

The compensation committee believes that the proposed increase in the number of shares reserved for issuance under our 2003 long-term incentives plan is consistent with our compensation strategy and essential to our continued success. We rely significantly on equity incentives to attract, motivate and retain executive officers and engineering, marketing, sales and other personnel necessary to successfully develop, introduce and support complex products under competitive market conditions. Equity awards are a particularly important component of our compensation mix because they align the interests of our employees with those of our stockholders and allow us to conserve cash for other uses. The compensation committee further believes that the proposed increased number of shares of common stock available under the plan is consistent with our goal of providing our employees with compensation competitive with that of our peers.

Another significant factor supporting the increase is that over 20% of the stock options outstanding under our 2003 long-term incentives plan and our 2003 stock option plan are held by individuals who are not our employees. These individuals were granted stock options in connection with their employment with companies with which we were previously affiliated. The table below sets forth information regarding the holders of stock options under our 2003 long-term incentives plan and 2003 stock option plan as of November 30, 2008:

	All Optionholders	Employee Optionholders	Non-Employee Optionholders

Stock Options Outstanding	2,946,548	2,249,174	697,374
Percentage of Total Stock Options Outstanding	100%	76.3%	23.7%
Stock Options Overhang(1)	12.3%	9.4%	2.92%

(1)	Overhang is calculated by dividing the number of outstanding stock options by the total number of outstanding shares of common stock. As of November 30, 2008, 23,868,160 shares of common stock were outstanding.

If proposal 5 — approval of stock option exchange program for participants in our equity compensation plans (excluding named executive officers and directors) is approved by our stockholders, we expect the stock option exchange program will reduce the amount of our common stock subject to outstanding stock options. The difference between the number of shares subject to stock options that are tendered and the number of shares subject to the new stock options issued will be cancelled, and will not be eligible to be reissued under our 2003 long-term incentives plan. The cancellation of these shares should mitigate, in part, the effects on overhang resulting from the increase to the shares available under the plan.

Increase in Shares Reserved for Issuance as Unrestricted Stock, Restricted Stock and Restricted Stock Units

There are currently an aggregate total of 3.86 million shares of common stock reserved for issuance under our 2003 long-term incentives plan, subject to adjustment in the event of a stock split, stock dividend or other similar change in common stock or capital structure. The plan also limits the number of shares available for all awards other than stock options or stock appreciation rights to a total of 2.4 million shares, subject to the following additional sub-limits by type of awards granted: (i) up to 2.0 million shares are available for awards of restricted stock and restricted stock units; and (ii) up to 400,000 shares are available for awards of unrestricted stock. In addition, stock appreciation rights are available with respect to no more than 10,000 shares. If this proposal 3 is approved by our stockholders, the number of shares available for all awards other than stock options or stock appreciation rights will be increased from 2.4 million to 2.9 million, and the sub-limits will also be increased as follows: (i) the number of shares available for restricted stock and restricted stock unit awards will be increased from 2.0 million to 2.3 million, and the number of shares available for unrestricted stock awards will be increased from 400,000 to 600,000.

Restricted stock has been an important component of our compensation mix during the past several fiscal years. We may, in the future, grant restricted stock units. Restricted stock and restricted stock units are particularly useful forms of compensation because they can deliver equal value to our employees with less dilution than stock options. We grant unrestricted stock much less frequently than restricted stock. Such grants are often to recognize certain achievements by our employees. We also grant unrestricted stock to some of our foreign employees, to whom it is more tax efficient to receive unrestricted stock. Unrestricted stock, restricted stock and restricted stock units are also useful because they can retain some value even if our stock price declines.

Section 162(m)

Section 162(m) of the Internal Revenue Code exempts certain performance-based compensation from the $1 million limitation on the amount of compensation that may be deducted by a company in any year with respect to the company’s chief executive officer and each of its three other most highly paid executive officers (excluding the chief financial officer). Section 162(m) requires the establishment of performance conditions (which must be approved by stockholders every five years) under which performance-based compensation is granted and the annual per-person limitation on the size of awards. The amended and restated plan changes the performance conditions and the annual per-person limitation as well as satisfies the stockholder approval requirement of Section 162(m).

While we do not currently have a policy regarding qualification of compensation for deductibility under Section 162(m), the compensation committee believes that it is in our best interests that our 2003 long-term incentives plan retain the flexibility to award performance-based compensation that complies with Section 162(m). Although stock options and stock appreciation rights are considered inherently performance-based, shares of restricted stock and restricted stock units must have stockholder-approved performance conditions to qualify for the exemption. The compensation committee believes that the ability to award performance-based compensation provides us with flexibility to grant a wider array of competitive compensation, while retaining the potential tax benefits associated with such compensation.

Following stockholder approval of the amended and restated plan, performance conditions on which the compensation committee may base the acceleration, exercisability or vesting of any award will be expanded to include: earnings per share, revenue, net income, net operating income, earnings before interest, taxes, depreciation and amortization (EBITDA), stock price, total stockholder return, operating margin, gross margin, return on equity, return on assets, return on investment, operating income, pre-tax profit, cash flow, expenses, earnings before interest, taxes and depreciation, economic value added and market share. Of these performance conditions, operating margin, gross margin, return on equity, return on assets, return on investment, operating income, pre-tax profit, cash flow, expenses, earnings before interest, taxes and depreciation, economic value added and market share are new additions. The amendment also provides that, at the time the compensation committee sets performance conditions, it may determine to include or exclude extraordinary, unusual, nonrecurring or other items.

Currently, the annual per-person limitation on awards is determined based on the average of a three year period and may not exceed the following: (i) 180,000 stock options; (ii) 50,000 shares of restricted stock and restricted stock units; or (iii) 50,000 shares of unrestricted stock. The amended and restated plan retains these limitations but applies them based on a one calendar year period.

If our stockholders do not approve this proposal 3, we may still issue awards under the plan that comply with Section 162(m), but the proposed additional performance conditions and the amended per-person limitation of awards will not apply.

New Plan Benefits

As of the date of this proxy statement, we have not granted any awards subject to stockholder approval of this proposal 3. The benefits to be received in the future by our executive officers and employees pursuant to our 2003 long-term incentives plan are not determinable at this time. Directors are not eligible to participate in our 2003 long-term incentives plan. The closing market price for a share of our common stock as of January 15, 2009 was $0.85 per share.

General Description of our Proposed Amended and Restated 2003 Long-Term Incentives Plan

A general description of the material terms of our proposed amended and restated 2003 long-term incentives plan is set forth below and is qualified in its entirety by the terms of our proposed amended and restated 2003 long-term incentives plan, a copy of which is attached to this proxy statement as Appendix A and is incorporated herein by reference.

Purpose

The purpose of our 2003 long-term incentives plan is: (i) to provide incentive compensation to officers, executives and other employees, and prospective employees, contractors and consultants; (ii) to attract and retain individuals of outstanding ability; and (iii) to align the interests of such persons with the interests of our stockholders.

Shares Reserved for Issuance

A maximum of 6,675,000 shares of common stock are reserved for issuance under the plan, of which up to 2.9 million shares are reserved for all awards other than stock options or stock appreciation rights, subject to the following additional limits: (i) up to 2.3 million shares are reserved for awards of restricted stock and restricted stock units; and (ii) up to 600,000 shares are reserved for awards of unrestricted stock. In addition, 10,000 shares are reserved for use with stock appreciation rights. Shares of common stock with respect to the unexercised, undistributed or unearned portion of terminated or forfeited awards are available for further awards. Common stock delivered pursuant to an award may be treasury or authorized but unissued stock, or may be acquired, subsequently or in anticipation of the award, in the open market.

Participant Award Limits

Within any one calendar year period, no single participant shall receive more than the following awards: (i) 180,000 stock options (whether non-qualified stock options or incentive stock options); (ii) 50,000 shares of restricted stock and restricted stock units; or (iii) 50,000 shares of unrestricted stock, in each case subject to certain adjustments.

Administration

Our 2003 long-term incentives plan is administered by the compensation committee or another committee designated by the board. The members of the committee administering the plan may not be eligible to receive awards under the plan and shall satisfy the applicable laws relating to such a committee, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and Section 162(m) of the Internal Revenue Code. Subject to applicable laws, the compensation committee has the authority, in its discretion, to: (i) select employees and non-employees to whom awards may be granted from time to time; (ii) determine whether and to what extent awards are granted; (iii) determine the number of shares of common stock or the amount of other consideration to be covered by each award; (iv) approve award agreements for use under the plan; (v) determine the terms and conditions of any award (including the vesting schedule applicable to the award); (vi) construe and interpret the terms of the plan and awards granted; (vii) establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions; and (viii) take such other action not inconsistent with the terms of the plan as the compensation committee deems appropriate.

Participation

Participants in our 2003 long-term incentives plan may be employees or non-employees. Employees generally means persons hired directly by us as regular employees and who perform regular employment services directly for us. Employees do not include the following: (i) members of the board not otherwise employed by us;

(ii) independent contractors; and (iii) temporary employees. Non-employees include persons extended offers of employment who have not yet accepted the offer or persons performing consulting, contracting or other services for us, excluding members of the board. Currently, approximately 450 of our employees and none of our non-employees are eligible to participate in the plan.

Terms and Conditions of Awards

Our 2003 long-term incentives plan provides for the grant of non-qualified stock options, incentive stock options, restricted stock, restricted stock units, unrestricted stock and stock appreciation rights. Stock options may be either incentive stock options under the provisions of Section 422 of the Internal Revenue Code, or non-qualified stock options.

Employees are eligible for awards of incentive stock options, restricted stock, restricted stock units and unrestricted stock. Only employees who are foreign nationals or employed outside of the United States are eligible for awards of stock appreciation rights. Non-employees are eligible for awards of non-qualified stock options.

Each award is evidenced by an award agreement. The aggregate fair market value of the shares of our common stock subject to incentive stock options which are exercisable by one person for the first time during a single calendar year may not exceed $100,000.

Each award agreement shall set forth the number of shares of our common stock subject to the award and shall include the terms set forth below and such other terms and conditions applicable to the award, as determined by the compensation committee, not inconsistent with the terms of the plan. Award agreements must contain provisions: (i) setting forth the conditions pursuant to which an award may be assigned or transferred; (ii) describing the treatment of an award in the event of termination of employment and stating that in the event employment is terminated for cause that all awards granted shall immediately terminate and be forfeited; (iii) stating that a participant shall have no rights as a stockholder with respect to any of our common stock covered by an award until the date the participant becomes the holder of record; (iv) requiring the withholding of applicable taxes required by law from all amounts paid in satisfaction of an award; (v) stating whether or not an award will be treated as an incentive stock option; and (vi) providing performance conditions as determined by the compensation committee. Notwithstanding the foregoing, such provisions may be modified to the extent deemed advisable by the compensation committee in award agreements pertaining to non-employees providing consulting, contracting or other services.

Transferability

Our 2003 long-term incentives plan provides that awards may not be transferred other than: (i) by will or by the laws of descent and distribution; or (ii) by gift to members of the participant’s immediate family or to a trust established for the benefit of one or more members of the participant’s immediate family. The term immediate family refers to the participant’s spouse and natural, adopted or step-children or grandchildren.

Dividends

Dividends and dividend equivalents shall be automatically deferred and held subject to the vesting of the underlying restricted stock and the settlement of the underlying restricted stock units. No dividends or dividend equivalents will be paid for awards of stock options or stock appreciation rights.

Term

The term of any non-qualified stock option or incentive stock option award may not exceed 10 years (or five years in the case of an incentive stock option granted to any participant who owns common stock representing more than 10% of our combined voting power). No incentive stock option may be granted after June 27, 2013.

Exercise Price

Incentive stock options and non-qualified stock options may not be granted at an exercise price less than 100% of the fair market value of our common stock on the grant date (or 110%, in the case of an incentive stock option granted to any employee who owns common stock representing more than 10% of our combined voting power). The exercise price of stock appreciation rights may not be reduced below fair market value as of the grant date without stockholder approval. In the case of all other awards, the exercise or purchase price shall be determined by the compensation committee. The exercise or purchase price is generally payable in cash, check, shares of restricted stock, shares of unrestricted stock or with respect to options, payment through a broker-dealer sale and remittance procedure.

Section 162(m) of the Internal Revenue Code

Our 2003 long-term incentives plan contains provisions for the grant of awards intended to qualify as “performance-based” compensation within the requirements to Section 162(m), including annual limitations on the aggregate number of awards which may be awarded to a single individual and the establishment of performance conditions. Awards granted in the form of stock options and stock appreciation rights are deemed to be inherently performance-based, because such awards provide value to participants only if the price of our common stock appreciates. For restricted stock to qualify as performance-based compensation, the compensation committee must establish a performance condition with respect to such award in writing not later than 90 days after the commencement of the services to which it relates and while the outcome of the performance is substantially uncertain. The annual award limitations under the plan are discussed above under the caption “Proposal 3 — Approval of Amended and Restated 2003 Long-Term Incentives Plan — General Description of our Proposed Amended and Restated 2003 Long-Term Incentives Plan — Participant Award Limits” and the performance conditions established under the plan are described above under the caption “Proposal 3 — Approval of Amended and Restated 2003 Long-Term Incentives Plan — Section 162(m).”

Adjustment Provisions

In the event of any changes affecting the outstanding shares of our common stock by reason of a stock dividend or split, recapitalization, reclassification, merger or consolidation (whether or not we are the surviving corporation), reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend in cash, securities or other property, the board shall make or take such amendments, adjustments or actions with respect to our 2003 long-term incentives plan and outstanding awards and award agreements as it deems appropriate, in its sole discretion, under the circumstances, and its determination in that respect shall be final and binding.

Repricings

Except in connection with a corporate transaction (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding stock options or stock appreciation rights or cancel outstanding stock options or stock appreciation rights in exchange for cash, other awards or stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original stock options or stock appreciation rights without stockholder approval.

Amendment and Termination of our 2003 Long-Term Incentives Plan

The board may, at any time, amend, suspend or discontinue our 2003 long-term incentives plan in whole or in part, provided, however, that no such action shall impair the right of any holder of an award without the holder’s consent. The plan remains in effect until all awards granted have been exercised or terminated; provided that awards may only be granted within 10 years from the effective date of the plan. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Internal Revenue Code, the rules of any applicable stock exchange or national market system and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, we intend to obtain stockholder approval of any amendment requiring such approval in such a manner and to such a degree as required.

Certain Federal Tax Consequences

The following summary of the federal income tax consequences of our 2003 long-term incentives plan transactions is based upon federal income tax laws in effect on the date of this proxy statement. This summary does not purport to be complete, and does not discuss, state, local or non-U.S. tax consequences.

Non-Qualified Stock Options

The grant of non-qualified stock options under our 2003 long-term incentives plan does not result in any federal income tax consequences to the participant or to us. Upon exercise of a non-qualified stock option, the participant is subject to income taxes at the rate applicable to ordinary income on the difference between the exercise price and the fair market value of the shares on the date of exercise. This income is subject to withholding for federal income and employment tax purposes.

Incentive Stock Options

The grant of incentive stock options does not result in any federal income tax consequences to the participant or to us. A participant recognizes no federal taxable income upon exercise of incentive stock options (subject to the alternative minimum tax rules discussed below), and we receive no deduction at the time of exercise. In the event of a disposition of shares of common stock acquired upon exercise of incentive stock options, the tax consequences depend upon how long the participant held the shares of common stock. The participant will recognize a long-term capital gain or loss equal to the difference between the sale price at disposition and the exercise price of the shares if the participant does not dispose of the shares within the later of: (i) two years after the incentive stock option was granted; and (ii) one year after the incentive stock option was exercised. We are not entitled to any tax deduction under these circumstances.

If the participant fails to satisfy either of the foregoing holding periods, the participant must recognize ordinary income in the year of the disposition. The amount of such ordinary income is generally the lesser of: (i) the difference between the amounts realized on the disposition and the exercise price; and (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year.

The “spread” under an incentive stock option (i.e., the difference between the fair market value of the shares at exercise and the exercise price) is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a participant’s alternative minimum tax liability exceeds such participant’s regular income tax liability, the participant will owe the larger amount of taxes. To avoid the application of alternative minimum tax with respect to incentive stock options, the participant must sell the shares during the same calendar year in which the incentive stock options were exercised. However, such a sale of shares within the same year of exercise will constitute a disqualifying disposition, as described above.

Restricted Stock

The grant of restricted stock subjects the recipient to ordinary income equal to the difference between the amount paid for such restricted stock and the fair market value of the shares of restricted stock on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. We do not receive a tax deduction for any such gain.

Recipients of restricted stock may make an election under Section 83(b) of the Internal Revenue Code to recognize the amount equal to the difference between the amount paid for such restricted stock and the fair market value on the date of the issuance of such restricted stock as ordinary income in the year that such restricted stock is granted. If such an election is made, the recipient recognizes no further ordinary income upon the lapse of any restrictions, and any gain or loss on subsequent disposition is considered long or short-term capital gain to the recipient. The Section 83(b) election must be made within 30 days from the time the restricted stock is issued.

Restricted Stock Units

A participant generally does not recognize income upon the grant of restricted stock units. Participants normally recognize ordinary income upon the settlement of the restricted stock units equal to the fair market value of the cash, shares or other securities or a combination thereof received on the date of settlement. This income is subject to withholding for federal income and employment tax purposes. Any gain or loss on the recipient’s subsequent disposition of the shares or other securities will be taxed as capital gain or loss depending on whether the shares or other securities were held for more than one year. We do not receive a tax deduction for any such gain.

Unrestricted Stock

The grant of unrestricted stock subjects the recipient to ordinary income equal to the difference between the amount paid for such unrestricted stock and the fair market value of the unrestricted stock on the grant date. This income is subject to withholding for federal income and employment tax purposes. Any gain or loss on the recipient’s subsequent disposition of the shares receives long or short-term capital gain or loss treatment depending on how long the stock has been held since the date such unrestricted stock was granted. We do not receive a tax deduction for any such gain.

Stock Appreciation Rights

Recipients of stock appreciation rights generally do not recognize income until the stock appreciation rights are exercised (assuming there is no ceiling on the value of the right). Upon exercise, the participant normally recognizes ordinary income for federal income tax purposes equal to the amount of cash and the fair market value the shares, if any, received upon such exercise. Participants are subject to withholding for federal income and employment tax purposes with respect to income recognized upon exercise of a stock appreciation right. Participants further recognize long or short-term capital gains upon the disposition of any shares received upon exercise of a stock appreciation right equal to the excess of the amount realized on such disposition over the ordinary income recognized with respect to such shares under the principles set forth above.

Dividends and Dividend Equivalents

Recipients of stock-based awards that earn dividends or dividend equivalents recognize ordinary income on any dividend payments received with respect to unvested and/or unexercised shares subject to such awards, which income is subject to withholding for federal income and employment tax purposes.

Tax Deductions

We are generally entitled to a tax deduction in the amounts recognized as ordinary income by participants, subject to the following limitations: (i) Section 162(m) of the Internal Revenue Code; (ii) the withholding of appropriate taxes with respect to such income (if required); and (iii) the reasonableness of each participant’s compensation. We are generally not entitled to a tax deduction for amounts recognized by participants as ordinary income for dividends.

Section 409A

Acceleration of ordinary income, additional taxes and interest can apply to nonqualified deferred compensation that is not compliant with Section 409A of the Internal Revenue Code. To be compliant with Section 409A, rules with respect to the timing of elections to defer compensation, distribution events and funding must all be satisfied. Our 2003 long-term incentives plan includes provisions designed to ensure that awards will not be subject to adverse tax consequences applicable to deferred compensation under Section 409A.

Recommendation of the Board of Directors

The board recommends a vote “FOR” approval of proposal 3 — approval of amended and restated 2003 long-term incentives plan.

PROPOSAL 4 — APPROVAL OF AMENDED AND RESTATED DIRECTORS STOCK PLAN

General

We are seeking stockholder approval for our amended and restated directors stock plan, which, among other things, will: (i) increase the number of shares of common stock reserved for issuance under the plan by an additional 180,000 shares; (ii) place a limit on the number of shares of common stock which may be used for grants of restricted stock and restricted stock units from and after March 10, 2009; (iii) increase the automatic grant of stock options and add an automatic grant of restricted stock units to directors upon their initial election to the board; and (iv) increase the annual grant of stock options and restricted stock units to continuing directors. The amended and restated plan was approved by the compensation committee in January 2009.

Approval of this proposal 4 requires the affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy and entitled to vote on this proposal 4 at our annual meeting. Shares held by stockholders abstaining from voting on this proposal 4 will be counted for purposes of determining a quorum and determining the total number of shares necessary for approval of this proposal 4, but will not be voted. An abstention will have the effect of a negative vote. Broker non-votes will not be considered as present or voting and as such will have no effect on the vote for this proposal 4.

Increase in Shares Reserved for Issuance under our Directors Stock Plan

The amended and restated directors stock plan provides for an increase in the number of shares of common stock reserved for issuance under the plan from 288,000 shares to 468,000 shares, an increase of 180,000 shares. As of November 30, 2008, a total of 180,000 shares were subject to stock options, 30,000 shares of restricted stock were outstanding, 18,000 restricted stock units were outstanding and 48,371 shares remained available for issuance. Our directors stock plan is instrumental in recruiting and retaining qualified directors, and the amended and restated plan is necessary to ensure that we can continue to provide equity awards to supplement our cash compensation. The compensation committee determined that the increase of 180,000 shares was appropriate after a review of the compensation practices of our competitors and consultations with Semler Brossy and use of a stock options modeling tool.

Limit on Number of Shares Which May be Used for Grants of Restricted Stock and Restricted Stock Units

The amended and restated directors stock plan also places a limit of 114,000 shares of common stock which may be used for grants of all awards other than stock options (specifically restricted stock and restricted stock units) from and after March 10, 2009. This limit is subject to the aggregate number of shares reserved for issuance under the plan and does not apply to shares or restricted stock units received by a director pursuant to an election to receive such shares or restricted stock units in lieu of cash compensation for service as a member of the board. Previously, there was no limit on the number of shares which could be used for grants of restricted stock or restricted stock units.

Increases in Grants to New and Existing Directors

The amended and restated directors stock plan provides for a grant of 10,000 restricted stock units and 10,000 stock options for new directors upon their initial election to the board. Previously, new directors received 8,000 stock options and no restricted stock units upon their initial election.

With respect to continuing directors, the amendment provides for annual grants of 5,000 stock options and restricted stock units equal to the lesser of: (i) 5,000 restricted stock units; and (ii) the number of restricted stock units (rounded to the nearest whole share) equal to $45,000 divided by the closing price of our common stock on the grant date. Previously, continuing directors received annual grants of 4,000 stock options and restricted stock units equal to the lesser of: (i) 3,000 restricted stock units; and (ii) the number of restricted stock units (rounded to the nearest whole share) equal to $45,000 divided by the closing price of our common stock on the grant date.

The restricted stock units have the right to receive dividend equivalents in respect to the underlying shares, but the restricted stock units will not be settled, and such shares shall not be issued, until ten days after: (i) the recipient retires from the board after attaining age 55 and completing at least five years of service as a director; (ii) the recipient resigns from the board or ceases to be a director by reason of antitrust laws, compliance with our conflicts of interest policies, death, disability or other circumstances the board has not determined (prior to the expiration of such ten day period) that such resignation or cessation of service as a director is adverse to our best interests; or (iii) in connection with a change of control of the company. Dividend equivalents shall be automatically deferred and held subject to the settlement of the underlying restricted stock units. The stock options granted under the plan become exercisable as to 25% of the underlying award on each anniversary of the grant date for four years.

After a review of board compensation of our competitors, the compensation committee determined that the current level of our equity awards granted to our directors is below market. The compensation committee believes that the recruitment and retention of qualified directors is important to our success and is committed to providing competitive compensation for their services. Equity compensation is a key component of our compensation mix. It allows us to conserve cash for other purposes and to provide compensation that aligns our directors’ interests with those of our stockholders.

New Plan Benefits

Except with respect to the annual grant of options and restricted stock units under our directors stock plan described above, the number of additional awards, if any, that any director may receive under the plan is at the discretion of the board or the compensation committee and therefore cannot be determined in advance. Our current non-employee directors, as a group, are expected to receive the following awards under the plan in fiscal year 2009:

		Number of
	Number of	Restricted Stock
	Options	Units(1)

All current directors who are not executive officers, as a group (5 persons)	25,000	25,000

(1)	Pursuant to the terms of our directors stock plan, the number of restricted stock units to be granted annually is the lesser of: (i) 5,000 restricted stock units; and (ii) the number of restricted stock units (rounded to the nearest whole share) equal to $45,000 divided by the closing price of our common stock on the date of grant.

General Description of our Proposed Amended and Restated Directors Stock Plan

A general description of the material terms of our proposed amended and restated directors stock plan is set forth below and is qualified in its entirety by reference to our proposed amended and restated directors stock plan, a copy of which is attached to this proxy statement as Appendix B, and which is incorporated herein by reference.

Purpose

The purpose of our directors stock plan is to link the compensation of our non-employee directors directly with the interests of our stockholders.

Shares Reserved for Issuance

An aggregate total of 468,000 shares of common stock are reserved for issuance under our directors stock plan. From and after March 10, 2009, up to 114,000 shares may be granted as restricted stock or restricted stock units (excluding shares or restricted stock units granted in lieu of cash compensation). Shares delivered under the plan may be authorized but unissued, held in treasury or a combination thereof. Shares subject to awards that are forfeited or otherwise terminated are available for subsequent grants under the plan.

Participation

Participation in our directors stock plan is limited to our non-employee directors.

Administration

Our directors stock plan is administered by the compensation committee, subject to the right of the board to exercise or authorize another committee or person to exercise some or all of the powers, responsibilities, powers and authority of the compensation committee. The compensation committee has the authority to interpret the plan, to prescribe, amend and rescind rules and regulations relating to the administration of the plan, and all such interpretations, rules and regulations shall be conclusive and binding.

Transferability

Our directors stock plan provides that awards may not be transferred other than: (i) by will or by the laws of descent and distribution; or (ii) by gift to members of the participant’s immediate family or to a trust established for the benefit of one or more of the director’s immediate family members or to a family charitable trust established by the director or a member of the director’s immediate family. The term immediate family refers to the participant’s spouse and natural, adopted or step-children or grandchildren.

Dividends

Dividends and dividend equivalents shall be automatically deferred and held subject to the vesting of the underlying restricted stock or the settlement of the underlying restricted stock units. No dividends or dividend equivalents will be paid for awards of stock options.

Adjustments

In the event of a change affecting our common stock on account of a merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split or combination or other distribution, the board may make or take such amendments, adjustments and actions with respect to our directors stock plan as it deems appropriate.

Repricings

Except in connection with a corporate transaction (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding stock options or cancel outstanding stock options in exchange for cash, other awards or stock options with an exercise price that is less than the exercise price of the original stock options without stockholder approval.

Amendment and Termination of our Directors Stock Plan

Our directors stock plan may be amended by the board in any respect, provided that, without stockholder approval, no amendment shall: (i) materially increase the maximum number of shares available for delivery under our directors stock plan; (ii) materially increase the benefits accruing to participants under our directors stock plan; or (iii) materially modify the requirements as to eligibility for participation in the plan. The plan may be terminated at any time by the board.

Certain Federal Tax Consequences

Non-Qualified Stock Options

The grant of non-qualified stock options under our directors stock plan does not result in any federal income tax consequences to the participant or to us. Upon exercise of non-qualified stock options, the participant is subject to income taxes at the rate applicable to ordinary income on the difference between the option exercise price and the fair market value of the shares underlying the stock option on the date of exercise. This income is not subject to withholding for federal income and employment tax purposes. Any gain or loss on the participant’s subsequent disposition of the shares of common stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. We are not entitled to a tax deduction for any such gain.

Restricted Stock

The grant of restricted stock subjects the recipient to ordinary income equal to the difference between the amount paid for such restricted stock and the fair market value of the shares on the date that the restrictions lapse. This income is not subject to withholding for federal income and employment tax purposes. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. We are not entitled to a tax deduction for any such gain.

Restricted Stock Units

A participant does not generally recognize income upon the grant of restricted stock units. Upon the issuance of shares once the restricted stock units have vested, participants normally recognize ordinary income in the year of receipt equal to the fair market value of the shares that are received. This income is not subject to withholding for federal income and employment tax purposes. Any gain or loss on the recipient’s subsequent disposition of the shares will be taxed as capital gain or loss depending on whether the shares were held for more than one year. We are not entitled to a tax deduction for any such gain.

Tax Deductions

We are generally entitled to a tax deduction in the amounts recognized as ordinary income by participants, so long as each participant’s total compensation is deemed reasonable in amount.

Recommendation of the Board of Directors

The board recommends that stockholders vote “FOR” approval of proposal 4 — approval of amended and restated directors stock plan.

PROPOSAL 5 — APPROVAL OF STOCK OPTION EXCHANGE PROGRAM FOR PARTICIPANTS IN OUR EQUITY COMPENSATION PLANS (EXCLUDING NAMED EXECUTIVE OFFICERS AND DIRECTORS)

General

In January 2009, the board approved, subject to stockholder approval, a one-time stock option exchange program under which, if implemented, eligible participants will be permitted to exchange outstanding stock options issued under our 2003 long-term incentives plan and our 2003 stock option plan, each as amended and restated, for new stock options. Stock options are eligible for exchange based on the following criteria: (i) the exercise price of eligible stock options must not be lower than the highest closing price of our common stock as reported on NASDAQ during the 52 weeks preceding the date on which we commence the stock option exchange program; and (ii) eligible stock options must not have been granted within 19 months prior to the date on which we commence the stock option exchange program.

Under the terms of the stock option exchange program, eligible stock options will be exchanged for new stock options with an exercise price equal to the closing price of our common stock on NASDAQ on the exchange date. The exchange will take place based on an exchange ratio that depends on the exercise price of the eligible stock options, the closing price of our common stock on the exchange date and the remaining term to expiration. Subject to certain limitations, the fair value of the new stock options, as determined under FAS 123R, to be received as part of the exchange will be approximately equal to the fair value, as determined under FAS 123R, of the exchanged stock options. We do not expect any related expenses to be material. The new stock options will be subject to a new vesting schedule.

Our named executive officers and directors are not eligible to participate in the stock option exchange program and do not stand to benefit from the program other than in their capacity as stockholders. The difference between the number of shares underlying the exchanged stock options and the number of shares underlying the new stock options will be cancelled and will not be eligible to be reissued under our 2003 long-term incentives plan or our 2003 stock option plan.

Stockholder approval is required for this proposal 5 under the listing rules of the NASDAQ Stock Market, Inc., as well as by the terms of our 2003 long-term incentives plan and our 2003 stock option plan. Approval of this proposal 5 requires the affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy and entitled to vote on this proposal 5 at our annual meeting. Shares held by stockholders abstaining from voting on this proposal 5 will be counted for purposes of determining a quorum and determining the total number of shares necessary for approval of this proposal 5 but will not be voted. An abstention will have the effect of a negative vote. Broker non-votes will not be considered as present or voting and as such will have no effect on the vote for this proposal 5.

If approved by our stockholders, the stock option exchange program will commence at the discretion of the compensation committee. The compensation committee will retain the authority, in its discretion, to terminate, amend or postpone the program at any time.

Reasons for the Stock Option Exchange Program

We have granted stock options to a significant portion of our employees because we believe that stock options align our employees’ interests with those of our stockholders. Equity compensation encourages employees to work toward our success and provides a means by which employees can benefit from increases in the value of our common stock. Equity compensation is further useful as a component of overall compensation, as it allows us to conserve cash for other uses.

The exercise prices of our stock options are set at or above the closing price of our common stock on NASDAQ on the grant date. The decrease in our stock price over the last five years has resulted in most of our stock options having exercise prices significantly higher than the current market price of our common stock, meaning an important component of our compensation program is perceived by employees as having little value. Like many other companies in the semiconductor industry, we have experienced a general and pronounced decline in our common stock price due to various factors, including significant adverse changes in the Chinese market for our products, notable softness in demand from customers in Europe, the Middle East and Africa and customer consolidation in the telecommunications industry. Global delays in implementing next-generation telecommunications networks have also led to substantially slower growth in the development of the market for our voice-over-Internet Protocol products. Similarly, global telecommunications carriers have generally delayed their anticipated rollout of fixed-mobile convergence platforms in efforts to extend the life of their existing networks. Our resulting inability to fully capitalize on our substantial investments in voice-over-Internet Protocol research and development and sales and marketing efforts has also had an adverse impact on our stock price. In addition, throughout much of fiscal year 2008, the outstanding debt on our balance sheet exceeded our cash and cash equivalents. We believe this “net debt” balance sheet may have created some concerns regarding our liquidity, especially in light of the global credit crisis, negatively impacting our common stock price. Despite these challenges, at the end of fiscal year 2008, we had achieved six consecutive quarters of non-GAAP operating profitability and four consecutive quarters of positive cash flow. We also took actions to significantly strengthen our liquidity at the end of fiscal year 2008 and during the first quarter of fiscal 2009, however, these achievements have not yet translated into an improvement in our common stock price. Approximately 99% of the stock options held by employees eligible for the stock option exchange program as of November 30, 2008 had exercise prices equal to or greater than an assumed threshold price of $4.75 per share.

We have structured the stock option exchange program to align stockholder and employee interests. Factors that we considered in structuring the program include the following:

•	The new stock options offer a meaningful incentive for eligible employees. The majority of our stock options are ineffective for retention and compensation purposes as they have exercise prices significantly higher than the current market price of our common stock. The stock option exchange program will allow us to provide our employees, who are important to our future growth, with new stock options under which they have an opportunity to realize value. The board believes that the stock option exchange program will be a strong way to improve employee morale and boost retention.

•	The overall number of shares subject to equity awards will be reduced. We expect the stock option exchange program to reduce the number of shares that may be issued upon the exercise of stock options.

Assuming a threshold price of $4.75, stock options for a total of 1,098,191 shares, with an aggregate weighted average exercise price of $12.32 and weighted average remaining term of 3.55 years, will be eligible for participation in the program as of November 30, 2008. If all eligible stock options were exchanged for new stock options with an exercise price of $2.01 per share, approximately 397,542 new stock options will be granted. Approximately 700,649 shares, constituting 2.94% of our outstanding common stock, will be permanently cancelled and unavailable for reissue. All stock options that are not exchanged will remain outstanding in accordance with their existing terms.

As of November 30, 2008, the number of stock options outstanding and shares available under our plans were as follows:

	Shares/Options		Weighted Avg.	Weighted Avg.
	Outstanding	Shares Available	Exercise Price	Remaining Term

2003 long-term incentives plan	1,526,380	279,028	$11.25	4.83
2003 stock option plan	1,420,168	—	9.67	1.57

Total	2,946,548	279,028	10.49	3.26

•	Only outstanding stock options with an exercise price higher than the threshold price and not granted within 19 months prior to the commencement of the stock option exchange program will be eligible to participate. As of November 30, 2008, approximately 99% of our eligible employee stock options had exercise prices higher than $4.75 with exercise prices ranging from $4.77 to $49.45. As a result, even if our stock price increases significantly, most of our outstanding stock options will be ineffective for retention and compensation purposes.

•	Our named executive officers and our directors will not be eligible to participate in the stock option exchange program. Although our named executive officers and directors also hold stock options with exercise prices significantly higher than the current market price of our common stock, they are not eligible to participate in the stock option exchange program. Because the compensation of our named executive officers is higher than other employees both in terms of overall compensation and number of equity awards, the board did not believe it appropriate to include them. We have excluded directors because the primary focus of the program is on delivering value to and retaining our employees.

•	The new stock options will be subject to new vesting schedules. Because the new stock options will vest over periods that range from six months to three years following the date of grant, we expect these awards to encourage employees to remain with our company over the vesting period of awards. The terms of the new options granted under the stock option exchange program will be no greater than the terms of the options exchanged.

Description and Implementation of the Stock Option Exchange Program

We have not commenced the stock option exchange program and will not do so unless and until our stockholders approve this proposal 5. Upon stockholder approval, the program will commence at the discretion of the compensation committee. At the time the program is commenced, eligible employees will be sent written materials explaining the prices, terms and timing of the exchange and will be given at least 20 business days to elect to exchange their eligible stock options for new stock options. At the conclusion of this election period, the tendered stock options will be exchanged for new stock options and cancelled. The compensation committee will retain the authority, in its discretion, to terminate, amend or postpone the program at any time.

At or before commencement of the stock option exchange program, we will file the written materials with the SEC as part of a tender offer statement on Schedule TO. Eligible employees, as well as stockholders and members of the public, will be able to obtain these written materials and other relevant documents filed by us with the SEC free of charge from the SEC’s website at www.sec.gov or at our website at www.mindspeed.com.

Stock Options Eligible for Exchange

Stock options eligible for the exchange must meet the following criteria: (i) the exercise price of such stock options must be lower than the highest closing price of our common stock as reported on NASDAQ during the 52 weeks preceding the date on which we commence the stock option exchange program; and (ii) the stock options must have been granted more than 19 months prior to the date on which we commence the stock option exchange program.

Eligible Employees

Only our employees are eligible to participate in the stock option exchange program, excluding our named executive officers and directors. In addition, we may exclude employees in certain non-U.S. jurisdictions if local laws will make their participation illegal, infeasible or impractical. An employee must be employed by us or one of our subsidiaries both at the time the stock option exchange program commences and on the date the eligible stock options are cancelled and the new stock options are granted to replace them. Any eligible employee holding eligible stock options who elects to participate in the program but whose employment terminates for any reason prior to the grant of the new stock option will not be eligible to participate in the program and will instead retain his or her eligible stock options subject to their existing award agreements.

Exchange Ratio

In the proposed stock option exchange program, eligible employees will be offered a one-time opportunity to exchange their current eligible stock options for new stock options, such that the fair value of the new stock options under FAS 123R will be approximately equal (as a group) to the fair value of the exchanged stock options under FAS 123R. The number of outstanding eligible stock options that must be tendered in exchange for the grant of a new stock option to purchase one share of common stock is known as the exchange ratio. Subject to the minimum ratios set forth in the table below, the exchange ratio for new stock options to be issued in exchange for tendered stock options depends on the exercise price of the tendered eligible stock options, the closing share price of our common stock on the exchange date and the remaining term to expiration. The exchange ratios were established after consultation with Semler Brossy and use of a stock options modeling tool. In reviewing the exchange ratios, we generally used the Black-Scholes option valuation formula to calculate the estimated values of eligible stock options before the exchange and the values of new stock options after the exchange and applied the exchange ratios. The valuation model took into account various factors, including the current and estimated future fair market value of our common stock, the weighted average exercise price of the eligible stock options proposed to be exchanged, estimated weighted average remaining terms of the eligible stock options and new stock options, prevailing interest rates and the historical volatility of our stock price.

The table below sets forth possible exchange ratios based on different exercise prices. The table assumes a threshold price of $4.75 and incorporates options outstanding as of November 30, 2008.

Exchange Ratio(1)
Closing Share Price on the Exchange Date
Eligible Stock	Weighted Average
Option Exercise	Remaining Term to						≥$2.01
Prices(2)	Expiration	≤$0.25	$0.26 - $0.50	$0.51 - $1.00	$1.01 - $1.50	$1.51 - $2.00	(Minimum Ratio)(3)

$ 4.77 – $ 5.95	1.59	408.25	29.25	8.25	4.00	2.75	2.50
$ 6.05 – $ 7.45	4.23	11.25	4.25	2.75	2.00	2.00	2.00
$ 8.25 – $ 8.95	5.69	6.50	3.25	2.25	1.75	1.75	1.50
$ 9.00 – $ 9.75	4.57	12.25	4.75	3.00	2.25	2.00	2.00
$10.00 – $10.95	5.72	7.50	3.75	2.50	2.00	2.00	2.00
$11.05 – $12.45	2.79	117.50	20.00	8.25	4.75	3.50	3.00
$12.60 – $13.55	2.48	300.25	37.00	13.00	6.75	4.50	4.00
$14.75 – $15.85	3.74	46.25	12.00	6.00	4.00	3.00	3.00
$16.00 – $16.85	3.24	98.00	19.50	8.50	5.00	3.75	3.50
$17.25 – $19.90	4.15	38.25	11.00	5.75	3.75	3.00	3.00
$21.25 – $25.25	2.66	631.50	71.25	23.00	11.25	7.50	6.50
$32.20 – $38.50	2.87	793.00	92.50	30.00	14.75	9.75	8.50
$47.50 – $49.45	2.75	2,769.75	244.50	67.50	29.50	18.00	14.50

(1)	If application of the applicable exchange ratio to particular new stock options to be issued in exchange for eligible stock options tendered results in a fractional share, the number of shares underlying the new stock options will be rounded down to the nearest whole share on a grant-by-grant basis. No consideration will be paid for such fractional shares.

(2)	The stated exchange ratio will apply for all exercise prices for eligible stock options within the applicable price range (if, for example the exercise price for an eligible stock option is $10.25 and the closing share price on the exchange date is $1.25, then the exchange ratio will be 2:1, (i.e., an optionee will receive a new stock option for one share of common stock for each two shares of common stock underlying an eligible stock option that is tendered for exchange)).

For example, if the closing share price on the exchange date is $1.75, then:

•	27,500 eligible stock options with an exercise price of $5.00 per share may be exchanged for a new stock option for 10,000 shares of common stock;

•	45,000 eligible stock options with an exercise price of $12.80 per share may be exchanged for a new stock option for 10,000 shares of common stock; and

•	180,000 eligible stock options with an exercise price of $48.00 per share may be exchanged for a new stock option for 10,000 shares of common stock.

(3)	The minimum ratio represents the lowest exchange ratio that may be applied to a particular range of eligible stock option exercise prices, regardless of our closing share price on the exchange date.

For example, if the closing share price on the exchange date is $3.50, then:

•	25,000 eligible stock options with an exercise price of $5.00 per share may be exchanged for a new stock option for 10,000 shares of common stock;

•	40,000 eligible stock options with an exercise price of $12.80 per share may be exchanged for a new stock option for 10,000 shares of common stock; and

•	145,000 eligible stock options with an exercise price of $48.00 per share may be exchanged for a new stock option for 10,000 shares of common stock.

The exchange ratios shown in the table above illustrate the difference between the relatively lower values of eligible stock options with higher exercise prices compared to the correspondingly higher values of eligible stock options with lower exercise prices. The exchange ratios are primarily derived from the stock option’s exercise price and remaining term to expiration. Higher stock option exercise prices result in lower values if the closing share price on the exchange date is low, and, therefore, higher exchange ratios and fewer new stock options. Longer terms to expiration have the opposite effect. Longer terms to expiration result in higher values, and, therefore, lower exchange ratios and more new stock options.

The following table summarizes information regarding eligible stock options as of November 30, 2008, and assumes a threshold price of $4.75.

				Maximum Number of
				Shares Underlying
				New Stock Options
			Weighted Average	that may be Granted
Exercise Price of	Weighted Average	Number of Shares	Exercise Price of	upon Tender of
Eligible Stock	Remaining Term to	Underlying Eligible	Eligible Stock	Eligible Stock
Options	Expiration	Stock Options	Options	Options

$ 4.75 – $ 5.95	1.59	61,158	$ 5.01	24,463
$ 6.05 – $ 7.45	4.23	23,595	$ 6.82	11,798
$ 8.25 – $ 8.95	5.69	12,290	$ 8.68	8,193
$ 9.00 – $ 9.75	4.57	52,818	$ 9.34	26,409
$10.00 – $10.95	5.72	239,455	$10.88	119,728
$11.05 – $12.45	2.79	299,512	$11.57	99,837
$12.60 – $13.55	2.48	224,025	$13.27	56,006
$14.75 – $15.85	3.74	19,717	$15.37	6,572
$16.00 – $16.85	3.24	110,976	$16.15	31,707
$17.25 – $19.90	4.15	28,395	$18.61	9,465
$21.25 – $25.25	2.66	9,480	$22.98	1,458
$32.20 – $38.50	2.87	15,390	$32.81	1,811
$47.50 – $49.45	2.75	1,380	$48.50	95

New Stock Options

The new stock options will be granted under our 2003 long-term incentives plan or our 2003 stock option plan (depending on the plan under which the exchanged option was originally issued) with substantially the same terms as the exchanged stock options, other than the exercise price, number of shares subject to the option and the vesting schedule. The new stock options will be entirely unvested at the time they are granted and will become vested on the basis of the eligible employee’s continued employment with us or any of our subsidiaries. The new vesting schedule for each new stock option will be based on the expiration dates of the exchanged stock options and will range from six months to three years.

The table below sets forth the method for calculating the new vesting periods:

Expiration Date of Exchanged Options	New Stock Option Vesting Period

Within or equal to 12 months from exchange date	Six months
Greater than 12 months and fewer than or equal to 24 months from exchange date	One year
Greater than 24 months and fewer than or equal to 36 months from exchange date	50% per year for two years
Greater than 36 months from exchange date	33 1/3% per year for three years

Cancellation of a Portion of the Tendered Eligible Stock Options

The excess of the shares represented by the tendered eligible stock options over the shares represented by the new stock options will be cancelled upon completion of the stock option exchange program. Any shares represented by eligible stock options that are not tendered in connection with the program will be unaffected and remain exercisable according to their existing terms.

Accounting Terms

The stock option exchange program will be accounted for under FAS 123R. Under these rules, the exchange of eligible stock options for new stock options will be characterized as a modification of the eligible stock options. As a result, the difference, if any, between the fair value of the new stock options over the fair value of the exchanged stock options, determined as of the time of the exchange, will be accounted for as an expense. We do not expect any such expense to be material. The accounting consequences will depend in part on participation levels, as well as on the exchange ratios and vesting schedules established at the time of the exchange.

U.S. Federal Income Tax Consequences

The exchange of eligible stock options should be treated as a non-taxable exchange and neither we nor our employees should recognize any income for U.S. federal income tax purposes upon the grant of the new stock options. The tax consequences for participating non-U.S. employees may differ from the U.S. federal income tax consequences.

Potential Modification to Terms to Comply with Governmental Requirements

As indicated above, the terms of the stock option exchange program will be described in a Schedule TO that we will file with the SEC. Although we do not anticipate that the SEC will require us to materially modify the terms of the program, it is possible that we will need to alter the terms of the stock option exchange program to comply with comments from the SEC. It is also possible that we will need to make modifications to the terms offered to employees in countries outside the United States either to comply with local requirements or for tax or accounting reasons. We reserve the right not to conduct the stock option exchange program in any country in which we deem it inadvisable to do so for any reason.

Effect on Stockholders

We are not able to predict the effect the stock option exchange program will have on our stockholders because we are unable to predict how many or which eligible employees will exchange their eligible stock options. Assuming a threshold price of $4.75, and a closing share price on the exchange date of $2.01, if all eligible stock options are exchanged, a net reduction in overhang of 700,649 shares, or approximately 2.94% of our common stock outstanding as of November 30, 2008 will result. The actual reduction in our overhang that could result from the exchange could differ materially and is dependent on a number of factors, including the price per share of our common stock at the time of the exchange. Any reduction in overhang may be partially offset by the grant of additional awards under our 2003 long-term incentives plan as discussed above under the caption “Proposal 3 — Approval of Amended and Restated 2003 Long-Term Incentives Plan.”

New Plan Benefits

Because participation in the stock option exchange program is voluntary, the benefits or amounts that will be received by any participant or groups of participants are not currently determinable. None of our named executive officers or directors will be eligible to participate. The information as of November 30, 2008 in the following table assumes: (i) a threshold price of $4.75; (ii) a closing share price on the exchange date of $2.01; (iii) that all of the eligible stock options are exchanged; and (iv) new stock options are granted in accordance with the applicable exchange ratio:

	Eligible Stock Options		New Stock Options
	Number of Shares	Range of Exercise	Number of Shares
Name and Principal Position	Underlying Options	Prices	Underlying Options(1)

Named executive officers	—	—	—
All eligible executive officers as a group(2)	117,185	$4.85 - $22.03	45,282
All directors who are not executive officers as a group(3)	—	—	—
Employees as a group (excluding executive officers)	981,006	$4.77 - $49.45	352,260

(1)	The exercise price will be equal to the fair market value of our common stock on the new grant date and, accordingly, cannot be determined at this time.

(2)	Named executive officers are not eligible to participate in the stock option exchange program.

(3)	Our directors hold stock options under our directors stock plan and are not eligible to participate in the stock option exchange program.

General Description of our Proposed Amended and Restated 2003 Long-Term Incentives Plan

A general description of the material terms of our proposed amended and restated 2003 long-term incentives plan is set forth above under the caption “Proposal 3 — Approval of Amended and Restated 2003 Long-Term Incentives Plan — General Description of our Proposed Amended and Restated 2003 Long-Term Incentives Plan” and is qualified in its entirety by the terms of our proposed amended and restated 2003 long-term incentives plan, a copy of which is attached to this proxy statement as Appendix A and is incorporated herein by reference.

General Description of our 2003 Stock Option Plan

A general description of the material terms of our 2003 stock option plan is set forth below and is qualified in its entirety by reference to our 2003 stock option plan, a copy of which is attached to this proxy statement as Appendix C and is incorporated herein by reference.

Purpose

The purpose of our 2003 stock option plan is to allow us to fulfill our obligations with respect to stock options we assumed in connection with our spinoff from Conexant and to foster creation and enhancement of stockholder value by linking the compensation of our executive officers and employees to increases in the price of our common stock. The plan is divided into sub-plans in order to facilitate our obligations under each plan from which the assumed stock options derived. There are no remaining shares available for issuance under the plan. However, any shares subject to the unexercised portion of any terminated, forfeited or cancelled option are available for future option grants in connection with an offer to exchange outstanding options for new options.

Shares Reserved for Issuance under our 2003 Stock Option Plan

There were no shares available for issuance under our 2003 stock option plan as of November 30, 2008. Without the approval of our stockholders, the compensation committee may not amend the plan to increase the number of shares available for issuance under the plan.

Administration

The compensation committee may exercise all responsibilities, powers and authority relating to the administration of our 2003 stock option plan not reserved by the board. The board, however, reserves the right, in its sole discretion, to exercise or authorize another committee or person to exercise some or all of the responsibilities, powers and authority vested in the compensation committee under the plan.

The compensation committee has the power to interpret our 2003 stock option plan and any sub-plan, to adopt, amend and rescind rules, regulations and procedures relating to the plan and any sub-plan, to make, amend and rescind determinations under the plan and any sub-plan and to take all other actions that the compensation committee deems necessary or appropriate for the implementation and administration of the plan and any sub-plan.

Participation

Participants under our 2003 stock option plan include any person who, as of the close of business on the date of our spinoff from Conexant, held one or more outstanding stock options under one or more of Conexant’s stock option plans and who, for purposes of a particular sub-plan, also satisfied the additional requirements of the sub-plan.

Stock Options

The outstanding stock options entitle the holders thereof to purchase shares of our common stock at an exercise price determined pursuant to the adjustment provisions of the employee matters agreement executed at the time of our spinoff from Conexant. The stock options otherwise have the same terms and conditions as the Conexant stock options from which they are derived, except the purchase price upon exercise of the stock options may be payable in full, in cash, in shares of our common stock or in a combination of cash and our common stock (based on the fair market value of our shares on the date the stock option is exercised). Stock options granted under our 2003 stock option plan may be exercised in full at one time or in part from time to time by giving notice of exercise pursuant to the procedures and the terms and conditions adopted by the compensation committee from time to time.

Payment in shares of our common stock is at the discretion of the compensation committee and no fractional shares of our common stock will be issued or accepted. In addition, the compensation committee may permit any participant to simultaneously exercise stock options and sell the shares of common stock acquired, pursuant to a brokerage or similar arrangement approved in advance by the compensation committee and use the proceeds from such sale as payment of the purchase price of our common stock and any applicable withholding taxes.

Sub-Plan L

Sub-plan L of our 2003 stock option plan permits grants to eligible employees and non-employees of stock options to purchase common stock, either as non-qualified stock options or (as to eligible employees) incentive stock options in connection with an offer to exchange outstanding options for new stock options. Grants under sub-plan L will contain provisions with respect to assignability of the stock options, treatment of stock options following termination from employment, performance conditions for the acceleration, exercisability or vesting of an award (if any), and permitted methods of collecting applicable tax withholding amounts, all as decided by the compensation committee at the time of grant.

A non-qualified stock option is exercisable at such time or times, not to exceed 10 years from the date of grant, as the compensation committee may determine, at a price not less than 100% of the fair market value on the date the stock option is granted. An incentive stock option is a stock option that complies with the requirements of Section 422 of the Internal Revenue Code. The aggregate fair market value (determined at the time of grant) of the shares of our common stock subject to incentive stock options which are exercisable by one person for the first time during a particular calendar year may not exceed $100,000.

No incentive stock option may be granted under Sub-Plan L on or after June 27, 2013. No incentive stock option may be exercisable more than: (i) ten years after the date the option is granted, for an employee who is not a 10% stockholder on the date the option is granted; and (ii) five years after the date the option is granted, for an employee who is a 10% stockholder on the date the option is granted.

The exercise price of any incentive stock option may not be less than: (i) the fair market value of our common stock subject to the option on the date the option is granted, for an employee who is not a 10% stockholder on that date; and (ii) 110% of the fair market value of our common stock subject to the option on the date the option is granted, for an employee who is a 10% stockholder on that date.

Adjustment Provisions

The board may make such amendments to our 2003 stock option plan and make or take such adjustments and actions as it may deem appropriate under the circumstances if there is any change in our common stock on account of any merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split or combination, or other distribution to holders of our common stock (other than a cash dividend); subject, however, to the specific provisions of each individual sub-plan regarding adjustments.

Repricings

Except in connection with a corporate transaction (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding stock options or cancel outstanding stock options in exchange for cash, other awards or stock options with an exercise price that is less than the exercise price of the original stock options without stockholder approval.

Amendment and Termination of our 2003 Stock Option Plan

Except for amendments and adjustments in the event of changes in shares of our common stock, the compensation committee may not, without the approval of stockholders, increase the number of shares of our common stock that may be delivered under the our 2003 stock option plan. No amendment, suspension or termination may impair the rights of any holder of options without that holder’s consent.

Certain Federal Tax Consequences

For a summary of the federal income tax consequences of 2003 stock option plan transactions relating to non-qualified stock options and incentive stock options, see “Proposal 3 — Approval of Amended and Restated 2003 Long-Term Incentives Plan — Certain Federal Tax Consequences.”

Recommendation of the Board of Directors

The board recommends that stockholders vote “FOR” approval of proposal 5 — approval of stock option exchange program for participants in our equity compensation plans (excluding named executive officers and directors).

APPENDIX A

Mindspeed Technologies, Inc.

2003 Long-Term Incentives Plan,
as amended and restated
As of January 19, 2009

Section 1: Purpose

The purpose of the Mindspeed Technologies, Inc. 2003 Long-Term Incentives Plan (as amended and restated, the “Plan”) is to provide incentive compensation to officers, executives and other employees, and prospective employees, contractors and consultants of the Company and its Subsidiaries; to attract and retain individuals of outstanding ability; and to align the interests of such persons with the interests of the Company’s shareholders.

Section 2: Definitions

The following terms, as used herein, shall have the meaning specified:

“Award” means an award granted pursuant to Section 4.

“Award Agreement” means a letter to a Participant, together with the terms and conditions applicable to an Award granted to the Participant, issued by the Company, as described in Section 6.

“Board of Directors” means the Board of Directors of the Company as it may be comprised from time to time.

“Code” means the Internal Revenue Code of 1986, and any successor statute, as it or they may be amended from time to time.

“Committee” means the Compensation and Management Development Committee of the Board of Directors as it may be comprised from time to time or another committee of the Board of Directors designated by the Board of Directors to administer the Plan.

“Company” means Mindspeed Technologies, Inc., a Delaware corporation, and any successor corporation.

“Conexant” means Conexant Systems, Inc., a Delaware corporation, and any successor corporation.

“Employee” means, subject to the exclusions set forth below, an individual who was hired (and advised that he or she was being hired) directly by the Company or a Subsidiary as a regular employee and who at the time of grant of an Award performs regular employment services directly for the Company or a Subsidiary, but shall not include (a) members of the Board of Directors who are not also employees of the Company or a Subsidiary or (b) any individuals who work, or who were hired to work, or who were advised that they work: (i) as independent contractors or employees of independent contractors; (ii) as temporary employees, regardless of the length of time that they work at the Company or a Subsidiary; (iii) through a temporary employment agency, job placement agency, or other third party; or (iv) as part of an employee leasing arrangement between the Company or a Subsidiary and any third party. For the purposes of the Plan, the exclusions described above shall remain in effect even if the described individual could otherwise be construed as an employee under any applicable common law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, and any successor statute, as it may be amended from time to time.

“Executive Officer” means an Employee who is an executive officer of the Company as defined in Rule 3b-7 under the Exchange Act (or any successor provision).

“Fair Market Value” means the closing sale price of the Stock as reported on the Nasdaq Stock Market or such other national securities exchange or automated inter-dealer quotation system on which the Stock has been duly listed and approved for quotation and trading on the relevant date, or if no sale of the Stock is reported for such date, the next preceding day for which there is a reported sale.

“Incentive Stock Option” means an option to purchase Stock that is granted pursuant to Section 4(b) or pursuant to any other plan of the Company or a Subsidiary that complies with Code Section 422.

“Immediate Family” means a participant’s spouse and natural, adopted or step-children and grandchildren.

“Mindspeed Distribution Date” means the date on which Conexant completes the pro rata distribution of all outstanding Stock to Conexant shareowners.

“Non-Employee” means an individual who at the time of grant of an Award (a) has been extended an offer of employment with the Company or a Subsidiary but who has not yet accepted the offer and become an Employee, or (b) performs consulting, contracting or other services for the Company or a Subsidiary other than in a capacity as an Employee or who has been extended an offer to perform consulting, contracting or other services for the Company or a Subsidiary, but shall not include members of the Board of Directors.

“Non-Qualified Stock Option” shall have the meaning set forth in Section 4(a).

“Participant” means any Employee or Non-Employee who has been granted an Award pursuant to the Plan.

“Restricted Stock” shall have the meaning set forth in Section 4(c).

“Restricted Stock Units” shall have the meaning set forth in Section 4(f).

“SARs” shall have the meaning set forth in Section 4(e).

“Stock” means shares of common stock, par value $.01 per share, of the Company, or any security of the Company issued in substitution, exchange or lieu thereof.

“Subsidiary” means any corporation or other entity in which the Company, directly or indirectly, controls 50% or more of the total combined voting power of such corporation or other entity.

“Ten-Percent Shareholder” means any person who owns, directly or indirectly, on the relevant date, securities having ten percent (10%) or more of the combined voting power of all classes of the Company’s securities or of its parent or subsidiaries. For purposes of applying the foregoing ten percent (10%) limitation, the rules of Code Section 424(d) shall apply.

“Unrestricted Stock” shall have the meaning set forth in Section 4(d).

Section 3: Eligibility

Persons eligible for Awards shall consist of Employees and Non-Employees whose performance or potential contribution, in the judgment of the Committee, will benefit the future success of the Company and/or a Subsidiary. Notwithstanding the foregoing, only Employees will be eligible for Awards of Incentive Stock Options, Restricted Stock, Restricted Stock Units and/or Unrestricted Stock under the Plan and only Employees who are foreign nationals or employed outside the United States will be eligible for Awards of SARs under the Plan.

Section 4: Awards

The Committee may grant any of the following types of Awards, either singly, in tandem or in combination with other types of Awards, as the Committee may in its sole discretion determine:

a. Non-Qualified Stock Options.  A “Non-Qualified Stock Option” is an Award to an Employee or Non-Employee in the form of an option to purchase a specific number of shares of Stock exercisable at such time or times, and during such specified time not to exceed ten (10) years, as the Committee may determine, at a price not less than 100% of the Fair Market Value of the Stock on the date the option is granted.

(i) The purchase price of the Stock subject to the option may be paid in cash. At the discretion of the Committee, the purchase price may also be paid by the tender of Stock (the value of such Stock shall be its

Fair Market Value on the date of exercise), or through a combination of Stock and cash, or through such other means as the Committee determines are consistent with the Plan’s purpose and applicable law. No fractional shares of Stock will be issued or accepted.

(ii) Without limiting the foregoing, the Committee may permit Participants, either on a selective or aggregate basis, to simultaneously exercise options and sell the shares of Stock thereby acquired, pursuant to a brokerage or similar arrangement approved in advance by the Committee, and use the proceeds from such sale as payment of the purchase price of such Stock and any applicable withholding taxes.

(iii) Dividends and dividend equivalents shall not be paid on Non-Qualified Stock Options.

b. Incentive Stock Options.  An Incentive Stock Option is an Award to an Employee in the form of an option to purchase a specified number of shares of Stock that complies with the requirements of Code Section 422, which option shall, subject to the following provisions, be exercisable at such time or times, and during such specified time, as the Committee may determine.

(i) The aggregate Fair Market Value (determined at the time of the grant of the Award) of the shares of Stock subject to Incentive Stock Options which are exercisable by one person for the first time during a particular calendar year shall not exceed $100,000.

(ii) No Incentive Stock Option may be granted under the Plan after June 27, 2013.

(iii) No Incentive Stock Option may be exercisable more than:

(A) in the case of an Employee who is not a Ten-Percent Shareholder on the date the option is granted, ten (10) years after the date the option is granted, and

(B) in the case of an Employee who is a Ten-Percent Shareholder on the date the option is granted, five (5) years after the date the option is granted.

(iv) The exercise price of any Incentive Stock Option shall not be less than:

(A) in the case of an Employee who is not a Ten-Percent Shareholder on the date the option is granted, the Fair Market Value of the Stock subject to the option on such date; and

(B) in the case of an Employee who is a Ten-Percent Shareholder on the date the option is granted, 110% of the Fair Market Value of the Stock subject to the option on such date.

(v) The Committee may provide that the exercise price of an Incentive Stock Option may be paid by one or more of the methods available for paying the exercise price of a Non-Qualified Stock Option.

(vi) Dividends and dividend equivalents shall not be paid on Incentive Stock Options.

c. Restricted Stock.  Restricted Stock is an Award of Stock that is issued to an Employee subject to restrictions on transfer and such other restrictions on incidents of ownership as the Committee may determine. Subject to such restrictions, a Participant as owner of shares of Restricted Stock shall have the rights of a holder of shares of Stock, except that the Committee shall provide at the time of the Award that any dividends or other distributions paid on the Restricted Stock while subject to such restrictions shall be reinvested in Stock and held subject to the same restrictions as the Restricted Stock and such other terms and conditions as the Committee shall determine. Shares of Restricted Stock shall be registered in the name of the Participant and, at the Company’s sole discretion, (i) shall be held in book-entry form subject to the Company’s instructions until the restrictions relating thereto lapse, or (ii) shall be evidenced by a certificate, which shall bear an appropriate restrictive legend, shall be subject to appropriate stop-transfer orders and shall be held in custody by the Company until the restrictions relating thereto lapse, and the Participant shall deliver to the Company a stock power endorsed in blank relating to the Restricted Stock.

d. Unrestricted Stock.  Unrestricted Stock is an Award of Stock that is issued to an Employee without any restrictions, as the Committee in its sole discretion shall determine, including the issuance of Unrestricted Stock pursuant to awards conditioned upon the achievement of performance or other vesting requirements (as may be established by the Committee) prior to the delivery of such Unrestricted Stock. A Participant shall not be required to make any payment for Unrestricted Stock. Upon receipt of shares of Unrestricted Stock, the Participant as owner of such shares shall have the rights of a holder of shares of Stock, including the right to vote the Unrestricted Stock and to receive dividends and distributions thereon.

e. Stock Appreciation Rights (SARs).  A SAR is the right to receive a payment measured by the increase in the Fair Market Value of a specified number of shares of Stock from the date of grant of the SAR to the date on which the Employee exercises the SAR. The payment to which the Employee is entitled on exercise of a SAR may be in cash, in Stock valued at Fair Market Value on the date of exercise or partly in cash and partly in Stock, as the Committee may determine. Dividends and dividend equivalents shall not be paid on SARs.

f. Restricted Stock Units.  A Restricted Stock Unit is an Award which may be earned in whole or in part upon the passage of time or the attainment of performance criteria established by the Committee and which may be settled for cash, Stock or other securities or a combination of cash, Stock or other securities as established by the Committee. Dividend equivalents declared prior to the settlement of Restricted Stock Units shall not be paid until the settlement of the underlying Restricted Stock Units.

Section 5: Shares of Stock Available Under Plan

a. Subject to adjustment as set forth in Section 9, the maximum number of shares of Stock that may be delivered pursuant to the Plan shall be 6,675,000 (six million six hundred seventy-five thousand). Subject to the maximum number of shares available under the Plan, no more than 2,900,000 (two million nine hundred thousand) shares shall be available for Awards other than Incentive Stock Options, Non-Qualified Stock Options and SARs, specifically no more than 2,300,000 (two million three hundred thousand) shares shall be available for Awards of Restricted Stock and Restricted Stock Units (to the extent settled in Stock) and no more than 600,000 (six hundred thousand) shares shall be available for Awards of Unrestricted Stock. In addition, SARs shall be granted with respect to no more than 10,000 (ten thousand) shares of Stock. No single Participant shall receive, in any one calendar year, Awards which exceed (i) options (whether Non-Qualified Stock Options or Incentive Stock Options) with respect to 180,000 (one hundred eighty thousand) shares of Stock, (ii) 50,000 (fifty thousand) shares of Restricted Stock and Restricted Stock Units (to the extent settled in Stock) or (iii) 50,000 (fifty thousand) shares of Unrestricted Stock, in each case subject to adjustment as set forth in Section 9.

b. Shares of Stock with respect to the unexercised, undistributed or unearned portion of any terminated or forfeited Award shall be available for further Awards in addition to the Plan reserve of shares of Stock available under Section 5(a). Additional rules for determining the number of shares of Stock granted under the Plan may be adopted by the Committee, as it deems necessary and appropriate.

c. The Stock that may be delivered pursuant to an Award under the Plan may be treasury or authorized but unissued Stock, or Stock may be acquired, subsequently or in anticipation of the transaction, in the open market to satisfy the requirements of the Plan.

Section 6: Award Agreements.

Each Award under the Plan shall be evidenced by an Award Agreement. Each Award Agreement shall set forth the number of shares of Stock subject to the Award and shall include the terms set forth below and such other terms and conditions applicable to the Award, as determined by the Committee, not inconsistent with the terms of the Plan. Notwithstanding the foregoing, the provisions of subsection (b) below may be modified to the extent deemed advisable by the Committee in Award Agreements pertaining to Non-Employees providing consulting, contracting or other services to the Company or a Subsidiary. In the event of any conflict between an Award Agreement and the Plan, the terms of the Plan shall govern.

a. Transferability.  A provision stating that an Award may not be transferred or assigned other than (i) by will or by the laws of descent and distribution; or (ii) by gift to members of the Participant’s Immediate Family or to a trust established for the benefit of one or more members of the Participant’s Immediate Family.

b. Termination of Employment.

(i) A provision describing the treatment of an Award in the event of the Retirement, Disability, death or other termination of a Participant’s employment with the Company or a Subsidiary, including, but not limited to, the definitions of Retirement and Disability and terms relating to the vesting, time for exercise, forfeiture or cancellation of an Award in such circumstances. Participants who terminate employment due to Retirement, Disability or death prior to the satisfaction of applicable conditions and restrictions associated with their Awards may be entitled to prorated Awards as and to the extent determined by the Committee.

(ii) A provision describing the treatment of an Award in the event of (A) a transfer of an Employee from the Company to a Subsidiary or an affiliate of the Company, whether or not incorporated, or vice versa, or from one Subsidiary or affiliate of the Company to another or (B) a leave of absence, duly authorized in writing by the Company.

(iii) A provision stating that in the event the Participant’s employment is terminated for Cause (as defined in the Award Agreement), anything else in the Plan or Award Agreement to the contrary notwithstanding, all Awards granted to the Participant shall immediately terminate and be forfeited.

c. Rights as a Shareholder.  A provision stating that a Participant shall have no rights as a shareholder with respect to any Stock covered by an Award until the date the Participant becomes the holder of record thereof. Except as provided in Section 9, no adjustment shall be made for dividends or other rights, unless the Award Agreement specifically requires such adjustment.

d. Withholding.  A provision requiring the withholding of applicable taxes required by law from all amounts paid in satisfaction of an Award. A Participant may satisfy the withholding obligation by paying the amount of any taxes in cash or, with the approval of the Committee, shares of Stock may be delivered to the Company or deducted from the payment or, in accordance with Section 4(a)(ii), sold to satisfy the obligation in full or in part. If such tax withholding obligation is paid in shares of Stock, tax amounts shall be limited to the statutory minimum as required by law.

e. Treatment of Options.  Each Award of an option shall state whether it will or will not be treated as an Incentive Stock Option.

f. Performance Conditions.  The Committee may condition, or provide for the acceleration of, the exercisability or vesting of any Award upon such prerequisites as it, in its sole discretion, deems appropriate, including, but not limited to, achievement of specific objectives, whether absolute or relative to a peer group or index designated by the Committee, with respect to one or more measures of the performance of the Company and/or one or more Subsidiaries, including, but not limited to, earnings per share, revenue, net income, net operating income, earnings before interest, taxes, depreciation and amortization (EBITDA), stock price, total shareholder return, operating margin, gross margin, return on equity, return on assets, return on investment, operating income, pre-tax profit, cash flow, expenses, earnings before interest, taxes and depreciation, economic value added and market share. At the time it sets the performance measures, the Committee may determine to include or exclude extraordinary, unusual, nonrecurring or other items. Such performance objectives shall be determined in accordance with the Company’s audited financial statements, to the extent applicable, and so that a third party having knowledge of the relevant facts could determine whether such performance objectives are met.

Section 7: Amendment and Termination

The Board of Directors may at any time amend, suspend or discontinue the Plan, in whole or in part, provided, however, that no such action shall be effective without the approval of the shareholders of the Company to the extent that such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan; and provided, further, that subject to Section 9, no such action shall impair the rights of any holder of an Award without the holder’s consent. The Committee may at any time alter or amend any or all Awards and Award Agreements under the Plan to the extent permitted by law, except that, subject to the provisions of Section 9, no such alteration or amendment shall impair the rights of any holder of an Award without the holder’s consent. Notwithstanding the foregoing and subject to Section 10(n), no such action may, without approval of the shareholders of the Company, increase the number of shares of Stock with respect to which Awards may be granted or reduce the exercise price of any Option or SAR below Fair Market Value on the date of grant.

Section 8: Administration

a. The Plan and all Awards shall be administered by the Committee. The members of the Committee shall be designated by the Board of Directors from among its members who are not eligible for Awards under the Plan.

b. Any member of the Committee who, at the time of any proposed grant of one or more Awards, is not a “Non-Employee Director” as defined in Rule 16b-3(b)(3)(i) under the Exchange Act (or any successor provision) shall abstain from and take no part in the Committee’s action on the proposed grant.

c. The Committee and others to whom the Committee has delegated such duties shall keep a record of all their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan.

d. The Company shall pay all reasonable expenses of administering the Plan, including, but not limited to, the payment of professional fees.

e. The Committee may appoint such accountants, counsel and other experts as it deems necessary or desirable in connection with the administration of the Plan. Subject to the express provisions of the Plan, the Committee may delegate to the officers or employees of the Company and its Subsidiaries the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purpose.

f. The Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside the U.S. Without limiting the foregoing, the Committee may authorize supplementary plans applicable to Employees subject to the tax laws of one or more countries other than the United States in order to provide for the grant of Non-Qualified Stock Options, Restricted Stock, Restricted Stock Units, Unrestricted Stock or SARs to such Employees on terms and conditions, consistent with the Plan, determined by the Committee which may differ from the terms and conditions of other Awards in those forms pursuant to the Plan for the purpose of complying with the conditions for qualification of Awards for favorable treatment under foreign tax laws.

g. Subject to the express provisions of the Plan, the Committee shall have the power (i) to implement (including the power to delegate such implementation to appropriate officers of the Company), interpret and construe the Plan and Awards and Award Agreements or other documents defining the rights and obligations of the Company and Participants hereunder and thereunder, (ii) to determine all questions arising hereunder and thereunder, and (iii) to adopt and amend such rules and regulations for the administration hereof and thereof as it may deem desirable. The interpretation and construction by the Committee of any provisions of the Plan or of any Award or Award Agreement shall be conclusive and binding. Any action taken by, or inaction of, the Committee relating to the Plan or any Award or Award Agreement shall be within the discretion of the Committee and shall be conclusive and binding upon all persons. Subject only to compliance with the express provisions hereof, the Committee may act in its discretion in matters related to the Plan and any and all Awards and Award Agreements. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Employees and Non-Employees who receive, or who are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

h. It is the intent of the Company that the Plan and Awards hereunder satisfy, and be interpreted in a manner that satisfy, in the case of Participants who are or may be Executive Officers, the applicable requirements of Rule 16b-3 under the Exchange Act, so that such persons will be entitled to the benefits of Rule 16b-3, or other exemptive rules under Section 16 of the Exchange Act, and will not be subjected to avoidable liability under Section 16(b) of the Exchange Act.

i. The Committee may delegate, and revoke the delegation of, all or any portion of its authority and powers under the Plan to the Chief Executive Officer of the Company, except that the Committee may not delegate any discretionary authority with respect to substantive decisions or functions regarding the Plan or Awards to the extent (i) related to Awards granted to Executive Officers, (ii) inconsistent with the intent expressed in Section 8(h) or (iii) prohibited by applicable law.

Section 9: Adjustment Provisions

a. In the event of any change in or affecting the outstanding shares of Stock by reason of a stock dividend or split, recapitalization, reclassification, merger or consolidation (whether or not the Company is a surviving corporation), reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend in cash, securities or other property, the Board of Directors shall make or take such amendments to the Plan and outstanding Awards and Award Agreements and such adjustments and actions hereunder and thereunder as it deems appropriate, in its sole discretion, under the circumstances, and its determination in that respect shall be final and binding. Such amendments, adjustments and actions may include, but are not limited to, changes in the number of shares of Stock (or other securities) then remaining subject to the Plan, and the maximum number of shares that may be delivered to any single Participant pursuant to the Plan, including those that are then covered by outstanding Awards, or accelerating the vesting of outstanding Awards. No fractional interests will be issued under the Plan resulting from any adjustments.

b. The Committee shall make any further adjustments as it deems necessary to ensure equitable treatment of any holder of an Award as the result of any transaction affecting the securities subject to the Plan not described in (a), or as is required or authorized under the terms of any applicable Award Agreement.

c. The existence of the Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Board of Directors or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stock or other securities ahead of or affecting the Stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

Section 10: Miscellaneous

a. Other Payments or Awards.  Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company or a Subsidiary from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

b. Payments to Other Persons.  If payments are legally required to be made to any person other than the person to whom any amount is made available under the Plan, payments shall be made accordingly. Any such payment shall be a complete discharge of the liability hereunder.

c. Unfunded Plan.  The Plan shall be unfunded. No provision of the Plan or any Award or Award Agreement shall require the Company or a Subsidiary, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company or a Subsidiary maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company or a Subsidiary, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees or consultants, as applicable, under generally applicable law.

d. Limits of Liability.  Any liability of the Company or a Subsidiary to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement. Neither the Company or its Subsidiaries, nor any member of the Board of Directors or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

e. Rights of Employees and Non-Employees.  Status as an eligible Employee or Non-Employee shall not be construed as a commitment that any Award shall be made under the Plan to such eligible Employee or Non-Employee or to eligible Employees or Non-Employees generally. Nothing contained in the Plan or in any Award Agreement shall confer upon any Employee or Non-Employee any right to continue in the employ or other service of or, in the case of prospective employees, contractors or consultants, become employed by or render service to the Company or a Subsidiary or constitute any contract or limit in any way the right of the Company or a Subsidiary to change such person’s compensation or other benefits or, in the case of prospective employees, contractors or consultants, prospective compensation or benefits or to terminate the employment or other service or, in the case of prospective employees, contractors or consultants, withdraw an offer of employment or offer to retain such person with or without cause.

f. Section Headings.  The section headings contained herein are for the purpose of convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, shall control.

g. Gender, Etc.  In interpreting the Plan, the masculine gender shall include the feminine, the neuter gender shall include the masculine or feminine, and the singular shall include the plural unless the context clearly indicates otherwise.

h. Invalidity.  If any term or provision contained herein or in any Award Agreement shall to any extent be invalid or unenforceable, such term or provision, to the extent practicable, will be reformed so that it is valid and as consistent as possible with the original provisions hereof, and such invalidity or unenforceability shall not affect any other provision or part thereof.

i. Applicable Law.  The Plan, the Award Agreements and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof.

j. Compliance with Laws.  Notwithstanding anything contained herein or in any Award Agreement to the contrary, the Company shall not be required to sell or deliver shares of Stock or other securities hereunder or thereunder if the sale or delivery thereof would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or interdealer quotation system, and as a condition of any sale or delivery the Company may require such agreements or undertakings, if any, as the Company may deem necessary or advisable in its discretion to assure compliance with any such law or regulation.

k. Effective Date and Term.  The Plan was adopted by the Board of Directors of the Company and approved by the sole shareholder of the Company to be effective as of the Mindspeed Distribution Date. The Plan shall remain in effect until all Awards granted under the Plan have been exercised or terminated under the terms of the Plan and applicable Award Agreements, provided that Awards under the Plan may only be granted within ten (10) years from the effective date of the Plan.

l. Awards for Compensation Purposes Only.  The Plan is not intended to constitute an “employee benefit plan” within the meaning of Section 3(3) of ERISA.

m. Plan History.  The Plan was amended and restated effective July 1, 2008 to adjust (in accordance with Section 9 of the Plan) the number of shares of Stock available under the Plan, the limits on the number of shares of Stock that may be granted as certain Awards and the annual limits of Awards that may be granted to Participants (as set forth in Section 5(a) of the Plan) after giving effect to a 1-for-5 reverse stock split of the Company’s Stock, which became effective at 11:59 p.m. EDT on June 30, 2008. Such amendment and restatement was not subject to the approval of the Company’s shareholders.

n. Repricings.  Except in connection with a corporate transaction (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Incentive Stock Options, Non-Qualified Stock Options or SARs or cancel outstanding Incentive Stock Options, Non-Qualified Stock Options or SARs in exchange for cash, other Awards or Incentive Stock Options, Non-Qualified Stock Options or SARs with an exercise price that is less than the exercise price of the original Incentive Stock Options, Non-Qualified Stock Options or SARs without shareholder approval.

APPENDIX B

Mindspeed Technologies, Inc.

Directors Stock Plan
as amended and restated
As of January 19, 2009

1.  PURPOSE OF THE PLAN.

The purpose of the Directors Stock Plan (as amended and restated, the Plan) is to link the compensation of non-employee directors of Mindspeed Technologies, Inc. (Mindspeed) directly with the interests of the Mindspeed shareholders.

2.  PARTICIPANTS.

Participants in the Plan shall consist of directors of Mindspeed who are not employees of Mindspeed or any of its subsidiaries (Non-Employee Director). The term “subsidiary” as used in the Plan means a corporation more than 50% of the voting stock of which, or an unincorporated business entity more than 50% of the equity interest in which, shall at the time be owned directly or indirectly by Mindspeed.

3.  SHARES RESERVED UNDER THE PLAN.

Subject to the provisions of Section 11 of the Plan, there shall be reserved for delivery under the Plan, an aggregate of 468,000 shares of common stock, par value $.01 per share, of Mindspeed (Shares). Subject to the provisions of Section 11 of the Plan, and subject to the maximum number of Shares available under the Plan, from and after March 10, 2009, no more than 114,000 Shares shall be available for all grants other than options (specifically Restricted Stock and Restricted Stock Units, each as defined below), other than grants made pursuant to Section 8 of Shares or Restricted Stock Units in lieu of cash compensation. Shares to be delivered under the Plan may be authorized and unissued Shares, Shares held in treasury or any combination thereof. Shares delivered under the Plan which are forfeited or otherwise terminated shall be available for subsequent grant under the Plan.

4.  ADMINISTRATION OF THE PLAN.

The Plan shall be administered by the Compensation and Management Development Committee (the Committee) of the Board, subject to the right of the Board, in its sole discretion, to exercise or authorize another committee or person to exercise some or all of the responsibilities, powers and authority vested in the Committee under the Plan. The Committee (or the Board or any other committee or person authorized by the Board) shall have authority to interpret the Plan, and to prescribe, amend and rescind rules and regulations relating to the administration of the Plan, and all such interpretations, rules and regulations shall be conclusive and binding on all persons.

5.  EFFECTIVE DATE OF THE PLAN.

The Plan was approved by the Board and by Conexant Systems, Inc. (Conexant), the sole shareholder of Mindspeed, and became effective on the date on which Conexant completed the pro rata distribution of all outstanding Shares to Conexant’s shareowners (the Distribution).

6.  STOCK OPTIONS.

Each Non-Employee Director shall be granted an option to purchase 10,000 Shares at the meeting of the Board at which, or following the Annual Meeting of Shareholders at which, the Non-Employee Director is first elected a director of Mindspeed. Following the Annual Meeting of Shareholders held in the year 2009 and each Annual Meeting of Shareholders thereafter, each Non-Employee Director who is elected a director at, or who was previously elected and continues as a director after, that Annual Meeting shall be granted an option to purchase 5,000 Shares, provided that the Board may, by action taken on or before the day following the date of any such Annual Meeting, defer the option grants in respect of such Annual Meeting for up to 60 days following such Annual Meeting to a date coinciding with the date of grant of options or other incentive compensation by Mindspeed to some or all of the officers of Mindspeed.

The exercise price per share for each option granted under the Plan shall be the closing price per share (the Fair Market Value) of Shares on the date of grant as reported on the Nasdaq Stock Market or such other national securities exchange or automated inter-dealer quotation system on which the Shares have been duly listed and approved for quotation and trading (or on the next preceding day such stock was traded if it was not traded on the date of grant). The purchase price of the Shares with respect to which an option or portion thereof is exercised shall be payable in full in cash, Shares valued at their Fair Market Value on the date of exercise, or a combination thereof. Each option may be exercised in whole or in part at any time after it becomes exercisable; and each option shall become exercisable in four approximately equal installments on each of the first, second, third and fourth anniversaries of the date the option is granted. No option shall be exercisable prior to one year nor after ten years from the date of the grant thereof; provided, however, that if the holder of an option dies, the option may be exercised from and after the date of the optionee’s death for a period of three years (or until the expiration date specified in the option if earlier) even if it was not exercisable at the date of death. Moreover, if an optionee retires after attaining age 55 and completing at least five years service as a director, all options then held by such optionee shall be exercisable even if they were not exercisable at such retirement date; provided, however, that each such option shall expire at the earlier of five years from the date of the optionee’s retirement or the expiration date specified in the option.

Options granted under the Plan are not transferable other than (i) by will or by the laws of descent and distribution; or (ii) by gift to the grantee’s spouse or natural, adopted or step- children or grandchildren (Immediate Family Members) or to a trust for the benefit of one or more of the grantee’s Immediate Family Members or to a family charitable trust established by the grantee or one of the grantee’s Immediate Family Members. If an optionee ceases to be a director while holding unexercised options, such options are then void, except in the case of (i) death, (ii) disability, (iii) retirement after attaining age 55 and completing at least five years service as a director, or (iv) resignation from the Board for reasons of the antitrust laws, compliance with Mindspeed’s conflict of interest policies or other circumstances that the Committee may determine as serving the best interests of Mindspeed. Dividends or dividend equivalents will not be paid on Options granted under the Plan.

7.  RESTRICTED STOCK UNITS.

Each Non-Employee Director shall be granted 10,000 restricted stock units (Restricted Stock Units) at the meeting of the Board at which, or following the Annual Meeting of Shareholders at which, the Non-Employee Director is first elected a director of Mindspeed. Following the Annual Meeting of Shareholders held in the year 2009 and each Annual Meeting of Shareholders thereafter, each Non-Employee Director who is elected a director at, or who was previously elected and continues as a director after, that Annual Meeting shall be granted Restricted Stock Units in an amount equal to the lesser of (a) 5,000 Restricted Stock Units or (b) the number of Restricted Stock Units (rounded to the nearest whole unit) equaling $45,000 divided by the closing price of Shares on the date of grant as reported on the Nasdaq Stock Market or such other national securities exchange or automated inter-dealer quotation system on which the Shares have been duly listed and approved for quotation and trading (or on the next preceding day such stock was traded if it was not traded on the date of grant). For the purpose of the calculation in the previous sentence, one Restricted Stock Unit shall equal one Share.

The recipient shall not have the rights of a shareholder until such time as the Shares underlying the Restricted Stock Units are settled by the issuance of such Shares to the Non-Employee Director. However, the recipient will receive dividend equivalents in respect of the Shares underlying the Restricted Stock Units, which will be accumulated and paid if and when such Restricted Stock Units are settled. Upon receipt of the Shares underlying the Restricted Stock Units, the recipient shall have the right to vote the Shares. One Share shall be issuable for each Restricted Stock Unit awarded.

Restricted Stock Units issued under this Section 7 shall not be settled, and such Shares shall not be issued, until ten days after (i) the recipient retires from the Board after attaining age 55 and completing at least five years service as a director or (ii) the recipient resigns from the Board or ceases to be a director by reason of the antitrust laws, compliance with Mindspeed’s conflict of interest policies, death, disability or other circumstances, and the Board has not determined (prior to the expiration of such ten day period) that such resignation or cessation of service as a director is adverse to the best interests of Mindspeed.

The settlement of the Restricted Stock Units as described above shall be delayed in the event Mindspeed reasonably determines that the issuance of the Shares would constitute a violation of federal securities laws or other applicable law. If the settlement of the Restricted Stock Units is delayed by the provisions of this paragraph, the settlement of the Restricted Stock Units shall occur at the earliest date at which Mindspeed reasonably determines that issuing the Shares will not cause a violation of federal securities laws or other applicable law. For purposes of this paragraph, the issuance of Shares that would cause inclusion in gross income or the application of any penalty provision or other provision of the Internal Revenue Code of 1986, as amended (the Code), is not considered a violation of applicable law.

Grants of Restricted Stock Units under the Plan are not transferable other than (i) by will or by the laws of descent and distribution; or (ii) by gift to the grantee’s Immediate Family Members or to a trust established for the benefit of one or more of the grantee’s Immediate Family Members or to a family charitable trust established by the grantee or one of the grantee’s Immediate Family Members.

8.  SHARES OR RESTRICTED STOCK UNITS IN LIEU OF CASH COMPENSATION.

Each Non-Employee Director may elect each year, not later than December 31 of the year preceding the year as to which an election is to be applicable, to receive all or any portion of the cash retainer to be paid for board, committee or other service in the following calendar year through the issuance or transfer of Shares, valued at the closing price as reported on the Nasdaq Stock Market or such other national securities exchange or automated inter-dealer quotation system on which the Shares have been duly listed and approved for quotation and trading, on the date when each payment of such retainer amount would otherwise be made in cash (or on the next preceding day such stock was traded if it was not traded on that date). Each Non-Employee Director making such an election may also elect at the same time to receive the value of those Shares in the form of Restricted Stock Units. The recipient shall not have the rights of a shareholder until such time as the Shares underlying the Restricted Stock Units are settled by the issuance of such Shares to the Non-Employee Director. However, the recipient will receive dividends equivalents in respect of the Shares underlying the Restricted Stock Units, which will be accumulated and paid if and when such Restricted Stock Units are settled. Upon receipt of the Shares underlying the Restricted Stock Units, the recipient shall have the right to vote the Shares. One Share shall be issuable for each Restricted Stock Unit awarded.

Restricted Stock Units issued under this Section 8 shall not be settled, and such Shares shall not be issued, until ten days after (i) the recipient retires from the Board after attaining age 55 and completing at least five years service as a director or (ii) the recipient resigns from the Board or ceases to be a director by reason of the antitrust laws, compliance with Mindspeed’s conflict of interest policies, death, disability or other circumstances, and the Board has not determined (prior to the expiration of such ten day period) that such resignation or cessation of service as a director is adverse to the best interests of Mindspeed.

The settlement of the Restricted Stock Units as described above shall be delayed in the event Mindspeed reasonably determines that the issuance of the Shares would constitute a violation of federal securities laws or other applicable law. If the settlement of the Restricted Stock Units is delayed by the provisions of this paragraph, the settlement of the Restricted Stock Units shall occur at the earliest date at which Mindspeed reasonably determines that issuing the Shares will not cause a violation of federal securities laws or other applicable law. For purposes of this paragraph, the issuance of Shares that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not considered a violation of applicable law.

9.  RESTRICTED STOCK.

The Board or the Committee may, from time to time, as and when either thereof deems it appropriate, provide one or more Non-Employee Directors with a grant of Restricted Stock, subject to the terms, conditions and restrictions established by the Board or the Committee at the time of grant. The recipient will receive dividends in respect of the Shares underlying the Restricted Stock, which will be reinvested in Shares, and paid if and when such Restricted Stock vests.

Grants of Restricted Stock under the Plan are not transferable other than (i) by will or by the laws of descent and distribution; or (ii) by gift to the grantee’s Immediate Family Members or to a trust established for the benefit of one or more of the grantee’s Immediate Family Members or to a family charitable trust established by the grantee or one of the grantee’s Immediate Family Members.

10.  ADDITIONAL COMPENSATION.

The Board or the Committee may, from time to time, as and when either thereof deems it appropriate, provide one or more Non-Employee Directors with additional compensation under the Plan. Such additional compensation may be in the form of a grant of Shares, Restricted Stock, Restricted Stock Units, options to purchase Shares or a combination thereof, subject to the terms, conditions and restrictions established by the Board or the Committee at the time of grant.

11.  ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

If there shall be any change in or affecting Shares on account of any merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split or combination, or other distribution to holders of Shares (other than a cash dividend), there shall be made or taken such amendments to the Plan and such adjustments and actions thereunder as the Board may deem appropriate under the circumstances.

12.  GOVERNMENT AND OTHER REGULATIONS.

The obligations of Mindspeed to deliver Shares upon exercise of options granted under Section 6 of the Plan, upon vesting and settlement of Restricted Stock Units pursuant to Section 7 or an election made under Section 8 or the delivery of Shares pursuant to an election made under Section 8 of the Plan or grants made under Section 9 or Section 10 of the Plan, shall be subject to (i) all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, compliance with the Securities Act of 1933, as amended, and (ii) the condition that such Shares shall have been duly listed and approved for quotation and trading on the Nasdaq Stock Market, or such other national securities exchange or automated inter-dealer quotation system as shall be approved by the Board.

13.  AMENDMENT AND TERMINATION OF THE PLAN.

The Plan may be amended by the Board in any respect, provided that, without shareholder approval, no amendment shall (i) materially increase the maximum number of Shares available for delivery under the Plan (other than adjustments pursuant to Section 11 hereof), (ii) materially increase the benefits accruing to participants under the Plan, or (iii) materially modify the requirements as to eligibility for participation in the Plan. The Plan may also be terminated at any time by the Board.

The Plan was amended and restated effective July 1, 2008 to adjust (in accordance with Section 11 of the Plan) the number of Shares available for issuance under the Plan, as well as the number of Shares subject to automatic stock option and Restricted Stock Unit grants after giving effect to a 1-for-5 reverse stock split of the Company’s common stock, which became effective at 11:59 p.m. EDT on June 30, 2008. Such amendment and restatement was not subject to the approval of the Company’s shareholders.

14.  REPRICINGS.

Except in connection with a corporate transaction involving Mindspeed (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding options may not be amended to reduce the exercise price of outstanding options or cancel outstanding options in exchange for cash, other grants or options with an exercise price that is less than the exercise price of the original options without shareholder approval.

15.  MISCELLANEOUS.

(a) A change of control (Change of Control) shall mean any of the following occurring after the Distribution:

(1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a Person) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding Shares or (ii) the combined voting power of the then outstanding voting securities of Mindspeed entitled to vote generally in the election of directors

(Outstanding Voting Shares); provided however, that for purposes of this subparagraph (1) the following acquisitions shall not constitute a Change of Control: (v) any acquisition directly from Mindspeed, (w) any acquisition by Mindspeed, (x) any acquisition by Conexant, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Mindspeed, Conexant or any corporation controlled by Mindspeed or Conexant or (z) any acquisition pursuant to a transaction which complies with (i), (ii) and (iii) of subsection (3) of this Section 14(a); or

(2) Individuals who, as of the date of the Distribution constitute the Board (the Incumbent Board) cease for any reason to constitute at least a majority of the Board; provided, however that any individual becoming a director subsequent to that date whose election, or nomination for election by Mindspeed’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Mindspeed or the acquisition of assets of another entity (a Corporate Transaction), in each case, unless, following such Corporate Transaction, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Shares and Outstanding Voting Shares immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns Mindspeed or all or substantially all of Mindspeed’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the outstanding Shares and Outstanding Voting Shares, as the case may be, (ii) no Person (excluding Conexant, any employee benefit plan (or related trust) of Mindspeed, of Conexant or of such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Corporate Transaction and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction; or

(4) Approval by Mindspeed’s shareholders of a complete liquidation or dissolution of Mindspeed.

(b) If a Change of Control shall occur, all options then outstanding pursuant to the Plan shall forthwith become fully exercisable whether or not then exercisable, all Restricted Stock Units shall become fully vested and settled by the issuance of Shares, and the restrictions on all Shares granted as Restricted Stock under the Plan shall forthwith lapse; provided, however, that each such option shall expire at the earlier of five years from the date of the Change of Control or the expiration date specified in the option; provided, also, that if the event constituting a Change of Control is not also a “change in the ownership or effective control” of Mindspeed, or a “change in the ownership of a substantial portion of the assets” of Mindspeed, as those terms are defined under Code Section 409A, then Restricted Stock Units shall be settled upon the Non-Employee Director’s “separation from service” within the meaning under Code Section 409A coincident with or subsequent to such Change of Control.

(c) Nothing contained in the Plan shall be deemed to confer upon any person any right to continue as a director of or to be associated in any other way with Mindspeed.

(d) To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of the State of Delaware.

APPENDIX C

Mindspeed Technologies, Inc.

2003 Stock Option Plan
as amended and restated
As of January 22, 2009

1.	Purpose.

In connection with the Distribution, certain stock options granted pursuant to the Conexant Stock Option Plans will be adjusted in accordance with the provisions of the Employee Matters Agreement so that following the Distribution the respective grantees will hold stock options to purchase Shares in addition to stock options to purchase Conexant Shares, and the Corporation will assume Conexant’s obligations with respect to the adjusted stock options for Shares. The purpose of this 2003 Stock Option Plan is (a) to provide a means for the Corporation to perform its obligations with respect to the adjusted stock options for Shares and (b) to foster creation of and enhance shareholder value by linking the compensation of officers and other employees of the Corporation, whose stock options granted pursuant to the Conexant Stock Option Plans will be adjusted so that such officers and employees also hold stock options for Shares or who may receive grants of stock options pursuant to the terms of the Plan, to increases in the price of the Shares, thus providing means by which persons of outstanding abilities can be motivated and retained. Subject to the rights of the Board of Directors and the Committee provided in the Plan and any Sub-Plan, it is intended that the provisions of the Plan and any of Sub-Plans A through K will provide the Participants with Options that have substantially the same terms and conditions as the Conexant Options from which such Options are derived. The Board of Directors or the Committee may look to the original plan or plans from which the Plan or any of Sub-Plans A through K is derived in order to interpret the Plan or any of Sub-Plans A through K or an Option governed by the Plan or any of Sub-Plans A through K or to resolve any inconsistency or error which may exist in the Plan or any of Sub-Plans A through K.

2.	Definitions.

For purposes of the Plan, the following terms shall have the meanings set forth below:

a. Board of Directors.  The Board of Directors of the Corporation.

b. Code.  The Internal Revenue Code of 1986, and any successor statute, as it or they may be amended from time to time.

c. Committee.  The Compensation and Management Development Committee of the Board of Directors, as it may be comprised from time to time, or another committee of the Board of Directors designated by the Board of Directors to administer the Plan.

d. Conexant.  Conexant Systems, Inc., a Delaware corporation, and any successor thereto.

e. Conexant Option.  An option to purchase Conexant Shares granted pursuant to any of the Conexant Stock Option Plans, other than Specified Conexant Options.

f. Conexant Shares.  Shares of common stock, par value $.01 per share, of Conexant, or any security of Conexant issued in substitution or exchange therefor or in lieu thereof.

g. Conexant Stock Option Plans.  As the context requires, any or all of the following (including any sub-plans authorized thereunder), in each case, as amended through the Distribution Date:

1. Conexant Systems, Inc. 1998 Stock Option Plan;

2. Conexant Systems, Inc. 1999 Long-Term Incentives Plan;

3. Conexant Systems, Inc. 2000 Non-Qualified Stock Plan;

4. Conexant Systems, Inc. Directors Stock Plan;

5. Applied Telecom, Inc. 2000 Non-Qualified Stock Option Plan;

6. HotRail, Inc. 1997 Equity Incentive Plan;

7. HotRail, Inc. 2000 Equity Plan;

8. HyperXS Communications, Inc. 2000 Stock Option Plan;

9. Istari Design, Inc. 1997 Stock Option Plan;

10. Maker Communications, Inc. 1996 Stock Option Plan;

11. Maker Communications, Inc. 1999 Stock Incentive Plan;

12. Microcosm Communications Limited Stock Option Plan;

13. NetPlane Systems, Inc. Stock Option Plan;

14. Novanet Semiconductor Ltd. Employee Shares Option Plan;

15. Philsar Semiconductor Inc. Stock Option Plan; and

16. Sierra Imaging, Inc. 1996 Stock Option Plan.

h. Corporation.  Mindspeed Technologies, Inc., a Delaware corporation, and any successor thereto.

i. Director.  A member of the Board of Directors.

j. Distribution.  The pro rata distribution of outstanding Shares owned by Conexant to Conexant’s shareowners.

k. Distribution Date.  The date on which Conexant distributes Shares to Conexant’s shareowners.

l. Employee Matters Agreement.  The Employee Matters Agreement dated as of June 27, 2003 by and between Conexant and the Corporation.

m. Exchange Act.  The Securities Exchange Act of 1934, as amended.

n. Fair Market Value.  The closing price of the Shares as reported on the American Stock Exchange or such other national securities exchange or automated inter-dealer quotation system on which the Shares have been duly listed and approved for quotation and trading on the date of a determination (or on the next preceding day such stock was traded if it was not traded on the date of a determination).

o. Option.  An option to purchase Shares derived from adjustments to a Conexant Option, other than Specified Conexant Options, in connection with the Distribution and in accordance with the Employee Matters Agreement or an option granted in connection with an offer to exchange outstanding Options for new Options pursuant to Section 4(c) and Sub-Plan L.

p. Participant.  Any person who as of the close of business on the Distribution Date held one or more outstanding Conexant Options under one or more of the Conexant Stock Option Plans and who, for purposes of a particular Sub-Plan, also satisfies the additional requirements set forth in the definition of “Participant” in that Sub-Plan.

q. Plan.  This Mindspeed Technologies, Inc. 2003 Stock Option Plan.

r. Securities Act.  The Securities Act of 1933, as amended.

s. Shares.  Shares of common stock, par value $.01 per share, of the Corporation, or any security of the Corporation issued in substitution, exchange or in lieu thereof.

t. Specified Conexant Options.  Conexant Options (i) granted to certain executive officers of Conexant’s Broadband Communications business which pursuant to their terms shall remain solely options to purchase Conexant Shares or (ii) held by persons in certain foreign locations as shall be designated by Conexant.

u. Sub-Plans.  Sub-Plans A through L of the Plan.

3.  Plan Administration.

a. The Committee shall exercise all responsibilities, powers and authority relating to the administration of the Plan not reserved by the Board of Directors.

b. The Board of Directors reserves the right, in its sole discretion, to exercise or authorize another committee or person to exercise some of or all the responsibilities, powers and authority vested in the Committee under the Plan.

c. None of the Corporation or any of its Subsidiaries, any member of the Board of Directors or of the Committee, or any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

4.  Options.

a. The outstanding Options entitle the holders thereof to purchase such numbers of Shares at such exercise prices as shall be determined pursuant to resolutions to be adopted by Conexant’s Board of Directors before the Distribution Date in accordance with the Employee Matters Agreement and otherwise have the same terms and conditions as the Conexant Options from which they are derived; provided, however, that references to the “Corporation” shall mean the Corporation instead of Conexant; provided, further, that the purchase price of the Shares shall be payable as provided in Section 5.

b. Options granted pursuant to Section 4(c) will entitle the holders thereof to purchase such numbers of Shares at such exercise prices as shall be determined by the Committee pursuant to the terms and conditions of Sub-Plan L.

c. Subject to Section 16, Shares subject to the unexercised portion of any terminated, forfeited or cancelled Option shall be available for future grants of Options solely in connection with offers to exchange outstanding Options for new Options made to Employees and Non-Employees (as defined in Sub-Plan L), which new Options shall be subject to the terms and conditions set forth in Sub-Plan L. Notwithstanding anything in the Plan to the contrary, the specific provisions of Sub-Plan L shall govern any Options granted pursuant to this Section 4(c).

5.  Payment.  To the extent that the right to purchase Shares has accrued and is in effect, the Option may be exercised in full at one time or in part from time to time by giving notice of exercise pursuant to such procedures and according to such terms and conditions as may be adopted by the Committee from time to time. Options granted under the Plan may provide for the payment of the exercise price, as provided in the terms and conditions applicable to the Conexant Options from which the Options are derived, by delivery of (a) cash or a check payable to the order of the Corporation in an amount equal to the exercise price of such Options, (b) Shares owned by the Participant having a Fair Market Value equal in amount to the exercise price of the Options being exercised, or (c) any combination of (a) and (b); provided, however, that payment of the exercise price by delivery of Shares owned by the Participant may be made only if the payment does not result in a charge to earnings for financial accounting purposes as determined by the Board of Directors or the Committee; provided, further, that the purchase price of the Shares with respect to which an Option or portion thereof is exercised cannot be paid by delivery of Conexant Shares but shall be payable in full in cash or in Shares or in a combination of cash and Shares; provided, further, that to the extent that the exercise price of an Option is denominated in foreign currency and is not converted (with the consent of the Option holder) into U.S. dollars, only payment by cash or check may be made. In addition, Participants may, either on a selective or aggregate basis, simultaneously exercise options and sell the Shares thereby acquired, pursuant to a brokerage or similar arrangement approved in advance by the Committee, and use the proceeds from such sale as payment of the purchase price of such Shares and any applicable withholding taxes.

6.  Book-Entry Statements.  Upon exercise and full payment for the Option, a book-entry statement representing the number of Shares purchased will be issued as soon as practicable (i) after the stock option administrator (the “Administrator”) whom the Corporation has engaged to administer and process stock option exercises has received full payment therefor or (ii) at the Corporation’s or the Administrator’s election in their sole discretion, after the Corporation or the Administrator has received (x) full payment of the exercise price of the Shares subject to the Options and (y) any reimbursement in respect of withholding taxes due.

7.  Shares Available.  The total number of Shares which may be delivered upon exercise of Options shall not exceed the number (estimated to be approximately 6 million Shares as of July 1, 2008) necessary to provide for the exercise of Options outstanding on the Distribution Date as provided in the Employee Matters Agreement, subject to any further adjustments provided for herein; provided, however, that, subject to the provisions of Section 8, without the approval of shareholders of the Corporation, the Committee may not amend the Plan to increase the number of Shares which may be delivered under the Plan. Shares which may be delivered upon exercise of Options may consist in whole or in part of unissued or reacquired Shares. The Corporation will at all times reserve a sufficient number of authorized and unissued Shares to satisfy outstanding Options in full.

8.  Adjustments.  If there shall be any change in or affecting Shares on account of any merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split or combination, or other distribution to holders of Shares (other than a cash dividend), there shall be made or taken such amendments to the Plan and such adjustments and actions thereunder as the Board of Directors may deem appropriate under the circumstances; provided, however, that the foregoing is subject to the specific provisions of each individual Sub-Plan regarding adjustments.

9.  Miscellaneous.

a. No award or portion thereof shall be transferable by the Participant otherwise than (i) by will or by laws of descent and distribution, (ii) by gift to members of a Participant’s immediate family, (iii) to a trust established for the benefit of a Participant’s immediate family members only, (iv) to a partnership in which a Participant’s immediate family members are the only partners or (v) as otherwise determined by the Committee. For purposes of this plan, “immediate family” shall mean the Participant’s spouse and natural, adopted or step-children and grandchildren. Notwithstanding any transfer of an award or portion thereof, the transferred award shall continue to be subject to the same plan and grant agreement terms and conditions as were applicable to the Participant immediately prior to the transfer, as if the Option had not been transferred. Except as otherwise provided under Sub-Plan L and any award agreement thereunder, each Option shall be exercisable during the lifetime of the Participant to whom the Conexant Option from which it is derived was granted only by the Participant unless the Option has been transferred in accordance with the provisions of the Plan, in which case it shall be exercisable only by the transferee (or by the legal representative of the estate or the heirs or legatees of the transferee).

b. No person shall have the rights or privileges of a shareholder of the Corporation with respect to Shares subject to an Option until such person has received such Shares following exercise of such Option.

c. No fractional Shares shall be issued or transferred pursuant to the Plan. If any Option shall be exercisable for a fractional Share, the person entitled thereto shall be paid an amount equal to the excess of the Fair Market Value as of the date of exercise over the exercise price for any fractional Share deliverable in respect of exercise of that Option.

d. The Corporation shall have the right in connection with the delivery of any Shares upon exercise of an Option to require as a condition of such delivery that the recipient represent that such Shares are being acquired for investment and not with a view to the distribution thereof and that he or she will make no transfer of the same except in compliance with any rules and regulations in force at the time of such transfer under the Securities Act or any other applicable law.

e. The Corporation shall have the right in connection with any exercise of an Option, to deduct from any amount otherwise payable by the Corporation, an amount equal to any taxes required by law to be withheld with respect to exercise of that Option or to require the Participant or other person effecting such exercise, as a condition of and prior to delivery of Shares upon such exercise, to pay to the Corporation an amount sufficient to provide for any such taxes so required to be withheld, provided that such amount shall not exceed the statutory maximum.

f. The Corporation shall bear all expenses and costs in connection with the operation of the Plan, including costs related to the purchase, issue or transfer of Shares, but excluding taxes imposed on any person receiving a payment or delivery of Shares under the Plan.

g. No employee of the Corporation shall have any right as a Participant to continue in the employ of the Corporation for any period of time or to a continuation of any particular rate of compensation, and the Corporation expressly reserves the right to discharge or change the assignment of any of its employees who are Participants at any time. There is no obligation for uniformity of treatment of Participants under the Plan.

10.  Interpretations and Determinations.  The Committee shall have the power from time to time to interpret the Plan and any Sub-Plan, to adopt, amend and rescind rules, regulations and procedures relating to the Plan and any Sub-Plan, to make, amend and rescind determinations under the Plan and any Sub-Plan and to take all other actions that the Committee shall deem necessary or appropriate for the implementation and administration of the Plan and any Sub-Plan. All interpretations, determinations and other actions by the Committee not revoked or modified by the Board of Directors shall be final, conclusive and binding upon all parties. In the event of any conflict between the Plan and any Sub-Plan, the terms of the Sub-Plan shall govern and, with respect to Sub-Plans A-K, in a manner consistent with Section 1 of the Plan; provided, however, that Section 9(a) of the Plan shall control over any inconsistent provision in any of Sub-Plans A-K or an award agreement related to any of Sub-Plans A-K.

11.  Section Headings.  The section headings contained herein are for the purpose of convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, shall control.

12.  Gender, Etc.  In interpreting the Plan and any Sub-Plan, the masculine gender shall include the feminine, the neutral gender shall include the masculine or feminine, and the singular shall include the plural unless the context clearly indicates otherwise.

13.  Invalidity.  If any term or provision contained herein or in any award agreement evidencing an Option shall to any extent be invalid or unenforceable, such term or provision will be re-formed so that it is valid, and such invalidity or unenforceability shall not affect any other provision or part thereof.

14.  Effective Date.  Upon approval by the sole shareholder of the Corporation, the Plan shall become effective as of the Distribution Date.

15.  Applicable Law.  The Plan, any Sub-Plan, any award agreement related to any Sub-Plan and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof.

16.  Repricings.  Notwithstanding anything in the Plan or any Sub-Plan to the contrary, except in connection with a corporate transaction involving the Corporation (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Options may not be amended to reduce the exercise price of outstanding Options or cancel outstanding Options in exchange for cash or Options with an exercise price that is less than the exercise price of the original Options without shareholder approval.

VOTE VIA THE INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery ® of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic MINDSPEED TECHNOLOGIES, INC. voting instruction form. 4000 MACARTHUR BOULEVARD, EAST TOWER NEWPORT BEACH, CA 92660 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign-up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: MDSPD1 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY MINDSPEED TECHNOLOGIES, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board recommends a vote FOR all proposals. number(s) of the nominee(s) on the line below. 1. ELECTION OF DIRECTORS 0 0 0 Nominees: 01) Dwight D. Decker 02) Raouf Y. Halim Vote on Proposals For Against Abstain 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. 0 0 0 3. APPROVAL OF AMENDED AND RESTATED 2003 LONG-TERM INCENTIVES PLAN. 0 0 0 4. APPROVAL OF AMENDED AND RESTATED DIRECTORS STOCK PLAN. 0 0 0 5. APPROVAL OF STOCK OPTION EXCHANGE PROGRAM FOR PARTICIPANTS IN OUR EQUITY COMPENSATION PLANS (EXCLUDING 0 0 0 NAMED EXECUTIVE OFFICERS AND DIRECTORS). This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is given, this proxy will be voted for proposals (1) through (5) above, and as said proxies deem advisable on such other matters as may properly come before the Annual Meeting or at any adjournments thereof. If any nominee listed in proposal (1) declines or is unable to serve as a director, then the persons named as proxies shall have full discretion to vote for any other person designated by the Board. (Your signature(s) should conform to your name(s) as printed hereon.) Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Bring this admission ticket with you to the meeting on March 10, 2009. Do not mail. This admission ticket admits you to the meeting. You will not be let into the meeting without an admission ticket or other proof of stock ownership as of January 12, 2009, the record date. ADMISSION TICKET MINDSPEED TECHNOLOGIES, INC. 2009 Annual Meeting of Stockholders March 10, 2009 2:00 P.M. Pacific Time Mindspeed Technologies, Inc. Headquarters 4000 MacArthur Boulevard, East Tower Newport Beach, California 92660 NOTE: Seating at the Annual Stockholders Meeting will be limited. Therefore, request or receipt of an Admission Ticket does not guarantee the availability of a seat. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on March 10, 2009: The proxy statement and 2008 annual report to stockholders are available at www.proxyvote.com. MDSPD2 MINDSPEED TECHNOLOGIES, INC. SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Raouf Y. Halim and Bret W. Johnsen, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Mindspeed Technologies, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Mindspeed Technologies, Inc. to be held on March 10, 2009, or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. (Continued and to be signed on the reverse side) PLEASE SIGN, DATE AND RETURN THE PROXY CARD